Registration Statement No.  333-40759



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D. C. 20549
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                          FARMLAND INDUSTRIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
     KANSAS                                                     44-0209330
(STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)
                                     2011
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

          3315 NORTH OAK TRAFFICWAY, KANSAS CITY, MISSOURI 64116-0005
                                  816-459-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               TERRY M. CAMPBELL
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          FARMLAND INDUSTRIES, INC.
          3315 NORTH OAK TRAFFICWAY, KANSAS CITY, MISSOURI 64116-0005
                                  816-459-6348
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933 CHECK THE FOLLOWING BOX. [ X ]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
FOR THE SAME OFFERING. [   ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
FOR THE SAME OFFERING. [   ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434,
PLEASE CHECK THE FOLLOWING BOX. [   ]

                                        CALCULATION OF REGISTRATION FEE


                                                             PROPOSED MAXIMUM
                                                          AGGREGATE OFFERING OR                  AMOUNT OF
TITLE OF EACH CLASS OF SECURITY BEING REGISTERED              EXCHANGE PRICE                 REGISTRATION FEE

DEMAND LOAN CERTIFICATES                                    $       100,000,000             $           30,303
SUBORDINATED DEBENTURE BONDS                                $       205,000,000             $           62,121

TOTAL                                                       $       305,000,000             $           92,424*



*PREVIOUSLY PAID.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

(The following text is a Red Herring positioned landscape on the left edge of the cover page)
The information in this prospectus is not complete and may be amended. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it seeking any offer to buy these securities in any state where the offer or sale is not permitted.


                              SUBJECT TO COMPLETION, DATED DECEMBER 9, 1997

     Farmland Industries' Logo is positioned in the upper right-hand corner under the text "Subject to Completion, Dated December 9, 1997"
                                                       FARMLAND INDUSTRIES, INC.

PROSPECTUS




$205,000,000 SUBORDINATED DEBENTURE BONDS (SERIES A - H)

$100,000,000 DEMAND LOAN CERTIFICATES



                                 TERMS OF SALE

If all the securities offered are sold, we will receive $100,000,000 from the sale of demand loan certificates and at least $125,000,000 from the sale of subordinated debenture bonds. Also, we will exchange subordinated debenture bonds with a face amount of up to $80,000,000 for other subordinated debt securities. If more than $125,000,000 is sold for cash a lesser amount will be available for exchange. We will pay approximately $5,900,000 in commissions and $1,400,000 in other expenses. Our agents will use their best efforts to sell these securities but are not obligated to sell any of them.


SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DESCRIPTION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THESE SECURITIES.

MINIMAL INITIAL INVESTMENT       SERIES

$1,000.......................... Ten-Year, Series A
                                 Five-Year, Series C

$5,000.......................... Ten-Year Monthly Income, Series E
                                 Five-Year Monthly Income, Series G

$100,000........................ Ten-Year, Series B
                                 Five-Year, Series D
                                 Ten-Year Monthly Income, Series F
                                 Five-Year Monthly Income, Series H

$1,000.......................... Demand Loan Certificates


For interest rate information, call 1-800-821-8000, ext. 6360.

These investments have not been approved by the SEC or any state securities commission, nor have they determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


  FARMLAND SECURITIES COMPANY    AMERICAN HEARTLAND INVESTMENT, INC.
                                     Agents

      December ____, 1997



                      INFORMATION AVAILABLE ABOUT FARMLAND

The Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our company to file annual and quarterly reports, as well as certain other information, with the SEC. These reports may be read and copied at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).


                          REPORTS TO SECURITY HOLDERS

You may request a copy of our latest annual report as filed with the SEC, at no cost, by writing or telephoning us at the address shown on page 4.


                        INFORMATION AVAILABLE FROM NASD

The National Association of Securities Dealers, Inc. ("NASD") instituted a program which provides information regarding the disciplinary history of NASD members and their associated persons. You may obtain an investor brochure which
includes information describing this program by contacting the NASD,   The NASD
hotline number is 1-800-289-9999. The NASD website is http://www.nasdr.com/2000.htm.




 YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. FURTHERMORE, YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.









                                TABLE OF CONTENTS
                                                         Page


  Prospectus Summary........................................4
  Risk Factors.............................................10
  Selected Consolidated Financial Data.....................18
  Management's Discussion And Analysis Of Financial Condition
      And Results Of Operations............................22
  Determination Of Interest Rates..........................48
  Use Of Proceeds..........................................50
  Plan Of Distribution.....................................51
  Exchange Offer...........................................53
  How To Accept Exchange Offer.............................55
  How To Transfer Ownership................................56

  Description Of Debt Securities...........................57
  The Company..............................................89
  Business.................................................93
  Patronage Refunds And Distribution Of Annual Earnings...115
  Equity Redemption Plans.................................119
  Legal Proceedings.......................................123
  Management..............................................124
  Executive Compensation..................................133
  Security Ownership Of Certain Beneficial
      Owners And Management...............................144
  Certain Relationships and Related Transactions..........144
  Legal Matters...........................................145
  Experts.................................................145
  Qualified Independent Underwriter.......................146
  Index To Farmland Consolidated Financial Statements......68

                           PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information that may be important to you. You should read this entire document before making a decision. All references in this Prospectus to a "year" refer to Farmland's fiscal year ended on August 31, unless the context otherwise requires.

Kansas City, Missouri is the location of our world headquarters. Our mailing address and telephone number are as follows:

                      Farmland Industries, Inc.
                      P.O. Box 7305
                      Kansas City, Missouri 64116-0005
                      816-459-6000


FARMLAND'S BUSINESS

Founded in 1929, we are an agricultural farm supply and processing and marketing cooperative. As a cooperative, our members are also our owners. As of August 31, 1997, our membership consisted of 1,400 cooperative associations and 13,000 pork or beef producers.

Based on sales, we are one of the largest cooperatives in the United States. In 1997, we had sales of $9.1 billion, including export sales in excess of $1.3 billion to customers in over 80 countries.

Farmland competes with many companies, including other cooperatives. These competitors are of various sizes and have various levels of vertical integration. We sell to a large number of customers and no single customer is material to our business.

Our business is focused on two areas:  Agricultural inputs and outputs.

AGRICULTURAL INPUTS

In this area, we operate as a farm supply cooperative. Our three main farm supply product divisions are as follows:

 .  Petroleum
 .  Crop Production
 .  Feed

Each of these divisions manufactures products and then distributes them primarily to wholesalers or retailers. Company owned or operated plants produced over 50% of the farm supply products we sold in 1997. Member cooperative associations purchased approximately 60% of the farm supply products we sold in 1997. These cooperatives distribute products primarily to farmers and ranchers who are the end users of the products we manufacture and sell.

AGRICULTURAL OUTPUTS

In this area, we operate as a processing and marketing cooperative. Our operations are organized into two areas:

 .  The processing and marketing of pork and beef
 .  The storage, processing and marketing of grain

In 1997, our members supplied about 63% of the hogs we processed, 20% of the cattle we processed and 53% of the grain we marketed. Substantially all of the pork and beef products we sold in 1997 was processed in company owned plants.


                                  THE OFFERING
DESCRIPTION OF SECURITIES

We are offering $100 million of Demand Loan Certificates for sale and $205 million of Subordinated Debenture Bonds for sale or to exchange for certain Farmland subordinated debt securities. The Subordinated Debenture Bonds are available in several series.

                                                       Minimum
                  Series                          Initial Investment

          Ten-Year, Series A.........................$    1,000
          Ten-Year, Series B ........................$  100,000
          Five-Year, Series C........................$    1,000
          Five-Year, Series D........................$  100,000
          Ten-Year Monthly Income, Series E..........$    5,000

          Ten-Year Monthly Income, Series F..........$  100,000
          Five-Year Monthly Income, Series G.........$    5,000
          Five-Year Monthly Income, Series H.........$  100,000

The terms and conditions of the debt securities which we are offering for sale or exchange are more fully described in the section "Description of Debt Securities" which begins on page 57.


UNDERWRITING DISCOUNTS AND COMMISSIONS

We will pay FSC and AHI a commission of 4% or less of the sales price of the Subordinated Debenture Bonds and a commission of 1/2 of 1% or less of the sales price of the Demand Loan Certificates. We also pay FSC for all expenses it incurs related to the sale of these securities. However, this additional payment is limited to no more than 3% of the total sales price of the securities being offered.

PURPOSE OF THE EXCHANGE OFFER

The purpose of the exchange offer is to extend the period of time we utilize funds borrowed from an investor in our subordinated debt securities. For additional information regarding the exchange offer, including how to accept an exchange offer, please see "Exchange Offer" on page 53 of this Prospectus.

SELLING PRICE

The debt securities, if sold for cash, will be sold for 100% of the face amount.

USE OF PROCEEDS

Proceeds received from the sale of the debt securities will be used for general corporate purposes, including repayment of long-term debt and the funding of capital expenditures.

MATURITY

The Subordinated Debenture Bonds mature 10 years or 5 years from the date of original issuance. The Demand Loan Certificates are payable upon demand.

INTEREST RATES

The interest rates on the various debt securities which are available at the date of this Prospectus can be found under "Determination of Interest Rates" on page 48. When those rates change, we will include them in a prospectus supplement. You may obtain information about the interest rates available at any particular time by calling Farmland Securities Company, 1-800-821-8000, Extension 6360.

PROVISIONS FOR EARLY REDEMPTION

Holders of record ("Holders") of the Ten-Year, Series A and Series B, and the Five-Year, Series C and Series D Subordinated Debenture Bonds may redeem their investments prior to maturity under certain restricted conditions. However, we will not redeem any Subordinated Debenture Bond if, at the time of the redemption or as a result of that redemption, we would not comply with agreements we have with holders of indebtedness that is senior to the Subordinated Debenture Bonds. For detailed information regarding early redemption and limitations on early redemptions, please refer to "Limited Redemption Prior to Maturity of Subordinated Debenture Bonds" beginning on page 70 of this Prospectus and to the subcaptions "Redemption by Farmland", "Redemption by the Holder" and "IRA Redemption" within "Subordinated Debenture Bonds" beginning on page 63 of this Prospectus.


The following are the general conditions under which we will redeem, prior to maturity at the request of the Holder, the Subordinated Debt Securities. To qualify for early redemption under (a) below, a Ten-Year Bond, Series A or B, must have been held at least three years and a Five-Year Bond, Series C or D, must have been held at least two years. A minimum holding period is not required for early redemption under (b), (c) and (d) below.

 a) We will make available each month, on a first come, first serve basis, a limited sum of money for early redemption of Series A, B, C and D Bonds.

 b) Series A, B, C and D Bonds held by a trustee or custodian in an IRA may be redeemed, upon request, as necessary to satisfy mandatory withdrawals from the IRA.

 c) Series A, B, C and D Bonds will be redeemed, upon request, on death of the holder.

 d) Series E, F, G and H Monthly Income Bonds will be redeemed prior to maturity only on death of the holder.

                                  RISK FACTORS

You should consider carefully the following risk factors in addition to the other information contained in this Prospectus.

INCOME TAX MATTERS -- LITIGATION

In July 1983, we sold the stock of Terra Resources, Inc. ("Terra"), a 100% owned subsidiary engaged in oil and gas exploration and production operations. The gain from the sale of Terra amounted to $237.2 million for tax reporting purposes.

On March 24, 1993, the Internal Revenue Service ("IRS") issued a statutory notice to Farmland asserting deficiencies in federal income taxes, excluding statutory interest, of $70.8 million. The asserted deficiencies relate primarily to our tax treatment of the Terra sale gain as income against which certain patronage-sourced operating losses could be offset. The statutory notice also claims that Farmland incorrectly characterized for tax purposes $14.6 million of gains and a $2.3 million loss related to dispositions of certain other assets.

On June 11,1993, Farmland filed a petition in the United States Tax Court contesting the claimed deficiencies in their entirety. The case was tried on June 13-15, 1995. The parties submitted post-trial briefs to the court in September 1995 and reply briefs were submitted to the court in November 1995.

If the United States Tax Court decides in favor of the IRS on all unresolved issues raised in the statutory notice, Farmland would have additional federal and state income tax liabilities of about $85.8 million plus statutory interest. Through August 31, 1997, statutory interest, before tax benefits of the interest deduction, totaled about $243.2 million. Therefore, the total potential liability resulting from a loss of this tax case is approximately $329.0 million. In addition, such a decision would affect the computation of Farmland's taxable income for its 1989 tax year and, as a result, could increase that year's federal and state income taxes and related statutory interest (through August 31, 1997) by approximately $13.1 million. The asserted federal and state income tax liabilities and accumulated statutory interest would become immediately due and payable unless the Company appealed the decision and posted the bond required to postpone assessment and collection.

The liability resulting from an adverse decision by the United States Tax Court would be charged to current earnings and would have a material adverse effect on the Company. In the event of an adverse determination of the Terra tax issue, certain financial covenants of the Company's Syndicated Credit Facility (the "Credit Facility"), dated May 15, 1996, become less restrictive. If we assume the United States Tax Court had decided in favor of the IRS on all unresolved issues, and that all related additional federal and state income taxes and accumulated statutory interest had been due and payable on August 31, 1997, Farmland's borrowing capacity under the Credit Facility was adequate at that time to finance the liability. However, Farmland's ability to finance an adverse decision depends substantially on the financial effects of future operating events on its borrowing capacity under the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition, Liquidity and Capital Resources", beginning on page 22 of this Prospectus.

SUBORDINATION AND ADDITIONAL DEBT

The Subordinated Debenture Bonds offered by this Prospectus for sale and for exchange are unsecured obligations of Farmland and are subordinated in right of payment to all existing and future Senior Indebtedness. Senior Indebtedness of Farmland includes the Demand Loan Certificates, money borrowed from financial institutions and amounts due and payable under any instrument which provides that such amounts are to be Senior Indebtedness.


The Demand Loan Certificates are unsecured and non-subordinated obligations of Farmland and have the same right of payment as all other unsecured and non-subordinated indebtedness of Farmland.

In addition, the Subordinated Debenture Bonds and the Demand Loan Certificates will be effectively subordinated to all obligations of Farmland's subsidiaries. Any right of Farmland to receive assets from any subsidiary which liquidates or re-capitalizes will be subject to the claims of such subsidiary's creditors. As a result, the right of Holders of the Subordinated Debenture Bonds and the Demand Loan Certificates to participate in those assets is also subject to the claims of such subsidiary's creditors. Accordingly, the Subordinated Debenture Bonds and the Demand Loan Certificates will be effectively subordinated to all indebtedness and other liabilities, including trade accounts payable, of our subsidiaries.

As of August 31, 1997:

1.   Farmland had outstanding $480.8 million of Senior Indebtedness,

2. Farmland had outstanding $373.0 million aggregate principal amount of other subordinated indebtedness, and

3. Certain Farmland subsidiaries had outstanding $132.7 million aggregate principal amount of indebtedness, of which $109.2 million was nonrecourse to Farmland.

The indentures under which the Subordinated Debenture Bonds and the Demand Loan Certificates are issued do not contain any provision that would limit the ability of Farmland or any of its affiliates to incur indebtedness of any type or that would afford Holders of the Subordinated Debenture Bonds or the Demand Loan Certificates protection in the event of a highly leveraged transaction, restructuring, change in control, merger, sale of substantially all the Company's assets or similar transaction involving Farmland. In the event of these transactions, no assurances can be given as to whether or not Farmland or any successor would be able to repay, from continuing operations or from proceeds of any such transaction, holders of our debt securities.


EVENT OF DEFAULT ON SENIOR INDEBTEDNESS

The Credit Facility contains financial covenants. Violation of these financial covenants or any other breach relating to Senior Indebtedness, including payment defaults, would create a default on our Senior Indebtedness. If default occurs, payment of principal and interest on the Subordinated Debenture Bonds, as well as our other subordinated debt, will stop. Payments will begin again when the breach or violation is resolved.


RESTRICTED REDEMPTION RIGHTS OF HOLDERS OF SUBORDINATED DEBENTURE BONDS

Holders of Subordinated Debenture Bonds may redeem their investments prior to maturity only under restricted conditions. These restricted conditions are more fully described under the caption "Limited Redemption Prior to Maturity of Subordinated Debenture Bonds" starting on page 70 of this Prospectus. Depending on your investment objectives, these restricted redemption rights may make these Subordinated Debenture Bonds an unsuitable investment for you.

PAY AMOUNT OF INTEREST AND PRINCIPAL FROM GENERAL CORPORATE FUNDS

We have not and do not intend to establish special cash reserves, escrow accounts or trusts for payment of principal or interest on the securities offered in this Prospectus. We have relied on, and plan to continue to rely on, general corporate funds provided through operations, sale of assets and other borrowings to make all principal and interest payments when due.


EXTERNAL FACTORS MAY AFFECT OUR BUSINESS

Our financial success depends largely on factors which affect agricultural, production and marketing conditions. These factors, which are outside of Farmland's control, often change agricultural conditions in an unpredictable manner. Therefore, we cannot determine the future impact on our operations from changes in these external factors. We expect demand for our products will continue to be volatile as agricultural conditions change. External factors that affect agricultural conditions and Farmland's financial results include:

(A) REGULATORY: Our ability to grow through acquisitions and investments in joint ventures may be affected by regulatory delays. Also, various federal and state regulations to protect the environment encourage farmers to use less fertilizer and other chemical applications.

(B) COMPETITION: Competitors may offer more varied products and may possess greater resources than our company. Competitors may also have better access to equity capital markets than Farmland.


(C) IMPORTS AND EXPORTS: The following factors may affect the amount of agricultural products imported or exported:

    (1) Foreign trade and monetary policies;
    (2) Laws and regulations;
    (3) Political and governmental changes;
    (4) Inflation and exchange rates;
    (5) Taxes;
    (6) Operating conditions; and
    (7) World demand.

(D) WEATHER:  Global weather conditions may cause:

    (1) Shifts in demand that result in price changes for agricultural input products; and

    (2) Shifts in supply that result in cost changes for agricultural output products.

(E) RAW MATERIALS COST: Historically, we are limited in our ability to increase our products' selling prices in order to pass through the price increases in our raw materials.

(F) OTHER FACTORS: Other domestic and global factors may have an impact on the supply, demand and price of our products. The following are examples of these factors.

    (1) Domestic factors
        1.   Crop failures;
        2.   Federal agricultural programs; and
        3.   Production efficiencies.


    (2) Global factors
        1.   Embargoes;
        2.   Political instabilities; and
        3.   Local conflicts and civil disruptions.


LIMITED ACCESS TO EQUITY CAPITAL MARKETS

As a cooperative, we raise equity primarily through the reinvestment of a portion of patronage refunds as stock or capital credits and through retention of net income (retained earnings) generated from transactions with non-members.


ENVIRONMENTAL MATTERS

Various federal, state and local environmental laws and regulations impose requirements on our operations. Furthermore, some of these laws and regulations impose liability on Farmland for the cleanup of environmental contamination.
Our capital expenditures and operating costs related to compliance with these laws and regulations have been substantial over the years. Although we cannot predict the enforcement or interpretations of existing laws and regulations or the impact of new or amended laws or regulations, we anticipate that capital expenditures and operating costs related to environmental laws and regulations are likely to continue to be substantial.

Many of our current and former facilities have been in operation for many years. Over this time, Farmland and other prior operators of these facilities have generated, used, stored or disposed of substances or wastes that may be considered hazardous under current or future applicable environmental laws. As a result of these operations, the soil and groundwater at many of our current and former facilities have been contaminated. Material expenditures may be required in the future to remediate contamination from past or future releases of hazardous substances or wastes.

We own or operate, either wholly or jointly, 27 grain elevators and 62 manufacturing properties. We also have potential responsibility for environmental conditions at a number of former manufacturing facilities and at waste disposal facilities operated by other companies. We have been identified as a potentially responsible party (a "PRP") under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") at various National Priority List sites and have unresolved liability with respect to the past disposal of hazardous substances at five of these sites. CERCLA may impose joint and several liability on certain statutory classes of persons for the costs of investigation and remediation of contaminated properties, regardless of fault or whether the original disposal was legal. These persons include the present and former owner or operator of a contaminated property, and companies that generated, disposed of or arranged for the disposal of, hazardous substances found at the property. Farmland currently is aware of probable obligations for environmental matters at 33 properties and is investigating or remediating contamination at 25 properties. During 1995, 1996 and 1997, we paid approximately $3.2 million, $1.8 million and $4.6 million, respectively, for environmental investigation and remediation.

Farmland has accrued all costs which, in management's opinion, are probable and which costs are reasonably estimable at August 31, 1997 amounting to $16.9 million. It is possible that the costs of resolution of these matters may exceed the liabilities which have been accrued. In the opinion of management, it is reasonably possible for these costs to be an additional $17.5 million.
See "Management's Discussion and Analysis of Financial Conditions and Results of Operations-Matters Involving the Environment" beginning on page 43 and "Business-Matters Involving the Environment" beginning on page 111.


ABSENCE OF PUBLIC MARKET

A trading market does not exist for our debt securities. Also, it is unlikely that a secondary market for the securities offered under this Prospectus will develop. We do not plan to list any of the securities on any securities exchange.


AFFILIATED UNDERWRITER

FSC is our wholly owned subsidiary. FSC's business is limited to the offer and sale of securities issued by our company. The offering complies with the terms of a partial exemption from requirements of Schedule E of the NASD bylaws. This partial exemption requires, among other things, that a minimum of 80 percent of the dollar amount of sales be to a defined group as approved by the NASD. Only persons associated with us or FSC participated in determining the terms, including price, of the securities offered in this Prospectus.


POTENTIAL TAXABLE GAINS OR LOSSES FROM THE EXCHANGE

Exchanging subordinated debt which you now hold for Subordinated Debenture Bonds, as permitted by this Prospectus, could result in taxable gains and losses to the holder.


                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of the end of and for each of the years in the five-year period ended August 31, 1997 are derived from the Consolidated Financial Statements of the Company, which Consolidated Financial Statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The Consolidated Financial Statements as of August 31, 1996 and 1997 and for each of the years in the three-year period ended August 31, 1997 (the "Consolidated Financial Statements"), and the independent auditors' report thereon, are included elsewhere herein. The information set forth below should be read in conjunction with information appearing elsewhere herein: "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes.

                                                                Year Ended August 31
                                          1993             1994             1995              1996             1997
                                                        (Amounts in Thousands except ratios)
SUMMARY OF OPERATIONS:(1)
Net Sales......................    $   4,722,940     $   6,677,933     $   7,256,869     $  9,788,587      $   9,147,507
Operating Income of Industry
  Segments.....................           86,579           154,799           295,933          241,666            242,963
Interest Expense...............           36,764            51,485            53,862           62,445             62,335
Net Income (Loss)..............          (30,400)           73,876           162,799          126,418            135,423



DISTRIBUTION OF NET INCOME (LOSS):
Patronage Refunds:


  Allocated Equity.............     $      1,155      $     44,032      $     61,356      $    60,776       $     68,079
  Cash and Cash
  Equivalents..................              495            26,580            33,061           32,719             40,228
Earned Surplus and Other
  Equities.....................          (32,050)            3,264            68,382           32,923             27,116

                                    $    (30,400)     $     73,876      $    162,799      $   126,418       $    135,423



RATIO OF EARNINGS TO
  FIXED CHARGES (2)...........         Note 2              2.1              4.0               3.0             3.0

BALANCE SHEETS:
Working Capital................     $    260,519      $    290,704      $    319,513      $   322,050       $    242,211
Property, Plant and
  Equipment, Net...............          504,378           501,290           592,145          717,224            783,108
Total Assets...................        1,719,981         1,926,631         2,185,943        2,568,446          2,645,312
Long-Term Borrowings
  (excluding
  current maturities)..........          482,112           506,531           469,718          616,258            580,665
Capital Shares and
  Equities.....................          561,707           585,013           687,287          755,331            821,993



[FN]

(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources" included herein, for a discussion of the pending income tax litigation relating to Terra, a former subsidiary of the Company.

(2) The ratios of earnings to fixed charges have been computed by dividing fixed charges into the sum of (a) income (loss) before taxes for the enterprise as a whole, less capitalized interest and with adjustments to appropriately reflect the Company's majority-owned, 50%-owned, and less-than-50%-owned affiliates, and (b) fixed charges. Fixed charges consist of interest on all indebtedness (including amortization of debt issuance expenses) and the component of operating rents determined to be interest, with adjustments as appropriate to reflect the Company's 50%-owned and less-than-50%-owned affiliates. Income was inadequate to cover fixed charges for the year ended August 31, 1993. The dollar amount of the coverage deficiency was $36.6 million.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

      The Company has historically maintained two primary sources for debt capital: a substantially continuous public offering of its subordinated debt and demand loan securities (the "continuous debt program") and bank lines of credit.

      The Company's debt securities issued under the continuous debt program generally are offered on a best-efforts basis through the Company's wholly owned broker-dealer subsidiary, Farmland Securities Company, and through American Heartland Investments, Inc. (which is not affiliated with Farmland), and also may be offered by selected unaffiliated broker-dealers. The types of securities offered in the continuous debt program include certificates payable on demand and subordinated debt certificates. The total amount of such debt outstanding and the flow of funds to, or from, the Company as a result of the continuous debt program are influenced by the rate of interest which Farmland establishes for each type or series of debt security offered and by options of Farmland to call for redemption certain of its outstanding debt securities. During the year ended August 31, 1997, the outstanding balance of demand certificates increased by $10.4 million and the outstanding balance of subordinated debt certificates increased by $48.9 million.

      In May 1996, Farmland entered into a five year Syndicated Credit Facility with various participating banks. The Credit Facility provides a $1.1 billion credit (subject to compliance with certain financial covenants) consisting of an annually renewable short-term credit of up to $650.0 million and a long-term credit of up to $450.0 million.

      Farmland pays commitment fees under the Credit Facility equal to 1/10 of 1% annually on the unused portion of the short-term credit and 1/4 of 1% annually on the unused portion of the long-term credit. In addition, Farmland must comply with the Credit Facility's financial covenants regarding working capital, the ratio of certain debts to average cash flow, and the ratio of equity to total capitalization, all as defined therein. The short-term credit provisions of the Credit Facility are reviewed and/or renewed annually. The next scheduled review date is in May 1998. The revolving term provisions of the Credit Facility expire in May 2001.

      At August 31, 1997, the Company had $185.5 million of short-term borrowing under the Credit Facility and $160.0 million of revolving term borrowings; additionally, $44.2 million of the Credit Facility was being utilized to support letters of credit issued on behalf of Farmland. As of August 31, 1997, under the short-term credit provisions, the Company had capacity to finance additional current assets of $425.6 million and, under the long-term credit provisions, the Company had capacity to borrow up to an additional $284.7 million.

      Farmland National Beef Packing Company, L.P. ("FNBPC") maintains borrowing agreements with a group of banks which provide financing support for its beef packing operations. Such borrowings are nonrecourse to Farmland or Farmland's other affiliates (except to the extent of $10.0 million). At August 31, 1997, $90.0 million was available under this credit facility of which $29.1 million was borrowed and $0.6 million was utilized to support letters of credit. In addition, FNBPC has certain long-term borrowings from Farmland. FNBPC has pledged certain assets to Farmland and such group of banks to support its borrowings.

      Leveraged leasing has been utilized to finance railcars and a significant portion of the Company's fertilizer production equipment.

      The Company maintains other borrowing arrangements with banks and financial institutions. Under such agreements, at August 31, 1997, $40.8 million was borrowed.

      The Company's international grain trading subsidiaries (collectively referred to as "Tradigrain") have borrowing agreements with various international banks which provide financing and letters of credit to support current international grain trading transactions. Obligations of Tradigrain under these loan agreements are nonrecourse to Farmland or Farmland's other affiliates. At August 31, 1997, such borrowings totaled $72.8 million.



      In the opinion of management, these arrangements for debt capital are adequate for the Company's present operating and capital plans. However, alternative financing arrangements are continuously evaluated.

      In the normal course of business, the Company utilizes derivative commodity instruments, primarily related to grain, to hedge its exposure to price volatility. These instruments consist mainly of grain contracts traded on organized exchanges and forward purchase and sales contracts in cash markets. These hedging activities limit both the risk of loss and the potential for gain which otherwise could result from changes in market prices. Also, in the ordinary course of its international grain trading business, the Company may take long or short grain positions. Such positions are accounted for on a mark-to-market basis and the gain or loss is recognized currently as a component of net earnings.

      Farmland operates on a cooperative basis. In accordance with its bylaws, Farmland determines its annual net earnings from transactions with members ("member-sourced earnings"). For this purpose, annual net earnings is before income tax determined in accordance with generally accepted accounting principles. Losses (including patronage allocation unit losses), if any, are handled in accordance with the Company's bylaws. The remaining member-sourced earnings are returned to members as patronage refunds in the form of qualified or nonqualified written notice of patronage refund allocation. Each member's portion of the annual patronage refund is determined by the earnings of Farmland attributed to the quantity or value of business transacted by the member with Farmland during the year for which the patronage is paid. Other income is classified as either nonmember-sourced income (earnings attributed to transactions with persons not eligible to receive patronage refunds, i.e. nonmembers) or nonpatronage income or loss (income or loss from activities not directly related to the cooperative marketing or purchasing activities of Farmland) and is subject to income taxes. Nonpatronage and nonmember after-tax earnings are transferred to earned surplus.

      Under Farmland's bylaws, patronage refunds, determined as stated above, are distributed to members unless the earned surplus account after such distribution is lower than 30% of the sum of the prior year-end balance of outstanding common shares, associate member shares, capital credits and patronage refunds for reinvestment. In such cases, the patronage refund is reduced by the lesser of 15% or an amount required to increase the earned surplus account to the required 30%. The amount by which the patronage refund income is so reduced is treated as nonmember-sourced income. The patronage refund income remaining is distributed to members as in the form of qualified or nonqualified written notices of allocation. For the years 1995, 1996 and 1997, the earned surplus account exceeded the required amount by $62.8 million, $84.7 million and $101.7 million, respectively.

      The patronage refunds may be paid in the form of qualified or nonqualified written notices of allocation or cash. The qualified patronage refund, if any, must be paid at least 20% in cash and is deductible by the Company for federal income tax purposes. The portion of the qualified patronage refund not paid in cash (the allocated equity portion) is distributed in common shares, associate member common shares or capital credits (depending on the membership status of the recipient), or the Board of Directors may determine to distribute the allocated equity portion in any other form or forms of equities. The allocated equity portion of the qualified patronage refund is determined annually by the Board of Directors, but is limited to no more than 80% of the total qualified patronage refund. The nonqualified patronage refund, if any, is recorded as book credits in the form of common shares, associate member common shares or capital credits (depending on the membership status of the recipient), or the Board of Directors may determine to record the nonqualified patronage refund in any other form or forms of nonpreferred equities. The nonqualified patronage refund is deductible by the Company for federal income tax purposes only upon redemption of the equity or equities issued. The nonqualified patronage refund and the allocated equity portion of the qualified patronage refund are sources of funds from operations which are retained for use in the business and which increase Farmland's equity base. Common shares and associate member common shares may be redeemed by cash payments from Farmland to holders thereof who participate in Farmland's base capital plan. Common stock, associate member common stock, capital credits and other equities of Farmland and Foods may also be redeemed under other equity redemption plans. The base capital plan and other equity redemption plans are described under "Business and Properties - Business - Equity Redemption Plans" included herein.

      Major sources of cash during 1997 include: $222.3 million from operating activities; $55.2 million from cash distributions from ventures; $59.1 million of net proceeds from issuance of subordinated debt and demand loan certificates; and $24.8 million from the sale of investments and collection of long-term notes receivable.

      Major uses of cash during 1997 include: $184.4 million for capital expenditures and acquisition of other long-term assets; $89.7 million for net payments on bank loans and notes payable; $46.2 million for acquisition of investments and notes receivable; $32.5 million for cash patronage refunds distributed from income of the 1996 fiscal year; and $25.4 million for the redemption of equities under the Farmland base capital and other equity redemption plans.

      In July 1983, Farmland sold the stock of Terra, a wholly owned subsidiary engaged in oil and gas exploration and production operations, and exited its oil and gas exploration and production activities. The gain from the sale of Terra amounted to $237.2 million for tax reporting purposes.

      On March 24, 1993, the IRS issued a statutory notice to Farmland asserting deficiencies in federal income taxes (exclusive of statutory interest thereon) in the aggregate amount of $70.8 million. The asserted deficiencies relate primarily to the Company's tax treatment of the $237.2 million gain resulting from its sale of the stock of Terra and the IRS's contention that Farmland incorrectly treated the Terra sale gain as income against which certain patronage-sourced operating losses could be offset. The statutory notice further asserts that Farmland incorrectly characterized for tax purposes gains aggregating approximately $14.6 million, and a loss of approximately $2.3 million, from dispositions of certain other assets.

      On June 11, 1993, Farmland filed a petition in the United States Tax Court contesting the asserted deficiencies in their entirety. The case was tried on June 13-15, 1995. The parties submitted post-trial briefs to the court in September 1995 and reply briefs were submitted to the court in November 1995.

      If the United States Tax Court decides in favor of the IRS on all unresolved issues raised in the statutory notice, Farmland would have additional federal and state income tax liabilities aggregating approximately $85.8 million plus accumulating statutory interest thereon (approximately $243.2 million through August 31, 1997), or $329.0 million (before tax benefits of the interest deduction) in the aggregate at August 31, 1997. In addition, such a decision would affect the computation of Farmland's taxable income for its 1989 tax year and, as a result, could increase Farmland's federal and state income taxes for that year by approximately $5.0 million plus accumulating statutory interest thereon (approximately $8.1 million), or $13.1 million in the aggregate at August 31, 1997. The asserted federal and state income tax liabilities and accumulated interest thereon would become immediately due and payable unless the Company appealed the decision and posted the requisite bond to stay assessment and collection.

      The liability resulting from an adverse decision by the United States Tax Court would be charged to current earnings and would have a material adverse effect on the Company. In the event of such an adverse determination of the Terra tax issue, certain financial covenants of the Credit Facility become less restrictive. Had the United States Tax Court decided in favor of the IRS on all unresolved issues, and had all related additional federal and state income taxes and accumulated interest thereon been due and payable on August 31, 1997, Farmland's borrowing capacity under the Credit Facility was adequate at that time to finance the liability. However, Farmland's ability to finance such an adverse decision depends substantially on the financial effects of future operating events on its borrowing capacity under the Credit Facility.

      No provision has been made in the Consolidated Financial Statements for federal or state income taxes (or interest thereon) in respect of the IRS claims described above. The Company believes that it has meritorious positions with respect to all of these claims.

      In the opinion of Bryan Cave LLP, the Company's special tax counsel, it is more likely than not that the courts will ultimately conclude that the Company's treatment of the Terra sale gain was substantially, if not entirely, correct. Such counsel has further advised, however, that none of the issues involved in this dispute is free from doubt, and there can be no assurance that the courts will ultimately rule in favor of the Company on any of these issues.


RESULTS OF OPERATIONS FOR YEARS ENDED AUGUST 31, 1995, 1996 AND 1997

          The Company's revenues, margins and net income depend, to a large extent, on conditions in agriculture and may be volatile due to factors beyond the Company's control, such as weather, crop failures, federal agricultural programs, production efficiencies and U.S. imports and exports. In addition, various federal and state regulations to protect the environment encourage farmers to reduce the use of fertilizers and other chemicals. Global variables which affect supply, demand and price of crude oil, refined fuels, natural gas and other commodities may impact the Company's operations. Historically, changes in the costs of raw materials used in the manufacture of the Company's finished products have not necessarily resulted in corresponding changes in the prices at which such products have been sold by the Company. Management cannot determine the extent to which these factors may impact future operations of the Company. The Company's cash flow and net income may continue to be volatile as conditions affecting agriculture and markets for the Company's products change.

          The increase (decrease) in sales and operating income by business segment in each of the years in the three-year period ended 1997, compared with the respective prior year, is presented in the below table.

          Management's discussion of industry segment sales, operating income or loss and other factors affecting the Company's net income during 1995, 1996 and 1997 follows the table.

                                           Change in Sales                            Change in Net Income
                                  1995           1996           1997           1995           1996           1997
                                Compared       Compared       Compared       Compared       Compared       Compared
                               with 1994      with 1995      with 1996      with 1994      with 1995      with 1996
                                                               (Amounts in Millions)
INCREASE (DECREASE) OF INDUSTRY SEGMENT
SALES AND OPERATING INCOME OR LOSS:
  Petroleum.................. $      21      $     181       $    274       $     (35)     $      13      $      31
  Crop Production............         8            165            (73)             73            (20)           (20)
  Feed.......................       (60)           102             48              (7)             3             (6)
  Food Processing
  and Marketing .............       337            528            338              56            (11)           (22)
  Grain Marketing............       279          1,563         (1,230)             52            (36)            25
  Other......................        (6)            (7)             2               2             (3)            (7)

                              $     579      $   2,532       $   (641)      $     141      $     (54)     $       1



CORPORATE EXPENSES AND OTHER:
General corporate expenses (increase) decrease.......................          $   (17)       $   (11)       $     8
Interest expense (increase) decrease.................................               (2)            (8)            -0-
Other income and deductions increase (decrease)......................               (6)             9             (1)
Equity in net income of investees increase (decrease)................               12             18              1
Minority owners' interest in net income of subsidiaries
  (increase) decrease ...............................................              (14)             2             (1)
Income taxes (increase) decrease.....................................              (25)             8              1

Net income increase (decrease).......................................          $    89        $   (36)       $     9





          In computing the operating income or loss of an industry segment, none of the following have been added or deducted: corporate expenses (included in the Consolidated Statements of Operations as selling, general and administrative expenses) which cannot be identified or allocated, practicably, to an industry segment, interest expense, interest income, equity in net income (loss) of investees, other income (deductions) and income taxes.


PETROLEUM

   SALES

      Sales of the petroleum business increased $273.5 million, or 25.8%, in 1997 compared with 1996. This increase was primarily attributable to expansion of the refinery's capacity, which resulted in increased unit sales of gasoline, distillates and diesel fuel, as well as to increased unit prices for these products.

      Sales of the petroleum business increased $181.5 million in 1996 compared with 1995. This increase was primarily the result of increased fuel (gasoline, distillate, diesel and propane) prices and unit sales of approximately 11% and 9.5%, respectively.

      Sales of the petroleum business increased $21.3 million in 1995 compared with 1994, or 2.5%. Sales of gasoline increased $42.1 million due to 9.6% higher unit sales and 2.4% higher prices. Sales of distillates and propane decreased $14.3 million and $3.0 million, respectively, and sales of other petroleum products decreased $3.5 million. Unit sales of distillates and propane decreased as a result of the mild winter and a wet spring.


   OPERATING INCOME

      Operating income of the petroleum business increased $31.3 million in 1997 compared with 1996. This increase was primarily a result of higher margins coupled with increased unit sales. The higher margins are primarily attributable to an increase in the difference between crude oil prices and finished product prices, the ability of the refinery to process crude oil streams containing a higher proportion of sulfur and to higher production efficiencies resulting from increased refinery capacity.

      The petroleum business had operating income of $5.0 million in 1996 compared to an operating loss of $8.0 million in 1995. This improvement was primarily attributable to higher unit margins resulting from seasonal demand pressure on product price movements. In addition, petroleum realized some margin improvement resulting from increased production capacity at the Company's refinery.

      The petroleum business incurred an operating loss of $8.0 million in 1995 compared with operating income of $27.2 million in 1994. This loss was attributable to increased crude oil costs (approximately 9%) without corresponding increases in finished product selling prices.


CROP PRODUCTION

   SALES

      Crop production sales, consisting primarily of plant nutrients, decreased $72.7 million, or 5.4%, in 1997 compared with 1996. This decrease was primarily a result of lower unit sales of phosphate and nitrogen fertilizers and lower phosphate prices partially offset by higher nitrogen prices.


      Crop production sales increased $164.9 million or 14.1% in 1996 compared with 1995. This increase was primarily a net result of increased unit sales of phosphate and nitrogen fertilizers and higher phosphate prices, partly offset by a slight decline of nitrogen prices.

      Sales of the crop production business increased $8.0 million in 1995 compared with 1994. Sales of plant nutrients increased $117.9 million due to higher selling prices. Unit sales of plant nutrients decreased slightly from 1994. Sales of crop protection products reflect a decrease of $109.9 million as a result of placing the Company's crop protection operations in WILFARM (as defined below).


   OPERATING INCOME

      Operating income of the Company's crop production business decreased $20.0 million, or 11.2%, in 1997 compared with 1996. This decrease was primarily a result of higher natural gas costs which resulted in lower nitrogen unit margins, partially offset by higher unit margins related to the distribution of phosphate fertilizers. Crop production's share of net income from the Company's phosphate manufacturing and WILFARM ventures decreased slightly in 1997 to $41.2 million compared with $41.9 million in 1996.

      Operating income of the Company's crop production business reflects a decrease of $19.7 million in 1996 compared with 1995. However, the aggregate contribution to net income from all crop production operations (including joint ventures) was at about the same level in 1996 as in 1995. The Company's crop production operations reflect a decrease primarily because of lower fertilizer margins. The approximately $6.0 million, or 2.8%, decrease in nitrogen fertilizer margins was the result of lower average unit selling prices combined with higher raw material costs. Unit margins from the Company's phosphate fertilizer operations decreased approximately $17.0 million. The effect of these decreases was largely offset by an increase of approximately $17.1 million in the Company's share of net income from joint ventures engaged in phosphate fertilizer manufacturing operations and an increase of approximately $2.4 million in the Company's share of net income from WILFARM.

      Operating income of the crop production business increased $72.7 million in 1995 compared with 1994. In addition, the Company's share of the net income of joint ventures engaged in phosphate manufacturing increased $4.6 million and the Company's share of net income of WILFARM was $2.2 million. The increased operating results from crop production operations were principally attributable to the effect of higher selling prices on unit margins and contributed significantly to the Company's increased net income in 1995.


FEED

   SALES

      Sales of the feed business increased $48.1 million in 1997 compared with 1996. This increase resulted primarily from higher unit prices of feed ingredients combined with a slight increase in volume.

      Sales of feed products increased 21.9% to $569.9 million in 1996 compared with $467.7 million in 1995. The increase was primarily attributable to higher unit prices which reflected higher cost of raw materials. In addition, unit sales of feed ingredients increased approximately 10% and unit sales of formula feed and basic ingredients increased approximately 2%.

      Sales of the feed business decreased $60.1 million in 1995 compared with 1994. This decrease reflected lower unit sales in traditional markets for beef, dairy and swine feed partly offset by increased commercial (bulk) feed sales. Unit sales of dairy feed decreased because the number of dairy cattle on feed programs in the Company's trade territory decreased in 1995. Beef and swine feed unit sales decreased because the relatively low market prices available to livestock producers encouraged such producers to reduce input costs wherever possible and such efforts were aided by the mild winter during which pastures in most of the Company's trade area remained open and provided suitable grazing for beef cattle.

   OPERATING INCOME

      Operating income of the feed business decreased $6.3 million in 1997 compared with 1996. This decrease was primarily attributable to declining sales through traditional local cooperative channels and an increase in sales to lower margin commercial accounts.

      Operating income of the feed business increased $2.9 million in 1996 compared with 1995. This increase was attributable primarily to increased unit margins on feed grade phosphate and to increased sales of feed ingredients.

      Operating income of the feed business decreased $7.0 million in 1995 compared with 1994. This decrease was attributable to decreased unit sales in traditional markets with cooperatives combined with a net loss on sales to commercial accounts.

FOOD PROCESSING AND MARKETING

   SALES

      The Company's food processing and marketing business sales increased $338.3 million in 1997 compared with 1996. This increase was largely attributable to increased unit volume primarily resulting from the operations of pork processing plants acquired during the third and fourth quarters of 1996. Unit price increases of approximately 4% also contributed to the increase in sales.

      Sales of the food processing and marketing business increased $528.1 million in 1996 compared with 1995. Beef sales increased $308.7 million due primarily to the effect of including operations of the Hyplains Beef L.C. ("Hyplains") beef plant in the Company's financial statements for a full year in 1996. The Company acquired a majority ownership in this plant in March 1995. Pork sales increased $219.4 million primarily as a result of higher unit sales of branded products mostly as a result of acquisitions (OhSe and Farmstead brands).

      Sales of the food processing and marketing business increased $337.3 million in 1995 compared with 1994. Sales of beef increased $350.6 million. Approximately $235.0 million of this increase resulted from FNBPC's purchase of assets from Hyplains (formerly 50%-owned by Farmland). The balance of the increased sales of beef resulted primarily from increased volume (approximately 16%) at FNBPC's plant. Sales of pork decreased $13.3 million reflecting the net effect of lower wholesale pork prices, partly offset by higher unit sales.

   OPERATING INCOME

      Operating income of the Company's food processing and marketing business decreased $21.9 million in 1997 compared with 1996. This decrease was primarily attributable to the increased cost to acquire live hogs and to the increased selling and administrative expenses related to the food processing business, partially offset by increased beef unit margins.

      Operating income of the food processing and marketing business of $66.0 million in 1996 represented an $11.1 million decrease compared to 1995. This decrease primarily resulted from decreased margins on fresh pork and increased administrative expenses, partially offset by increased beef unit sales.

      Operating income of the food processing and marketing business increased $56.5 million in 1995 compared with 1994. This increase included increased operating income of $43.5 million in beef operations and $13.0 million in pork operations. In addition, the Company's share of net income of Hyplains in 1995 (for the period prior to its acquisition by FNBPC) increased $5.2 million compared with 1994. These increases reflected increased unit margins (mostly a result of lower cattle and hog market prices) and an increased number of cattle and hogs processed.


GRAIN MARKETING

   SALES AND OPERATING INCOME

      The Company's grain marketing sales decreased $1.2 billion in 1997 compared with 1996. This decrease resulted from decreases in both unit sales (primarily due to a reduction in export sales) and unit prices. The grain marketing business had operating income of $6.8 million in 1997 compared with an operating loss of $18.2 million in 1996. This increase in operating income was primarily attributable to higher margins combined with increased storage income.

      Grain sales increased $1.6 billion, or 82%, in 1996 compared to 1995 principally owing to a 40% increase in units sold combined with increased grain prices. Grain had a $18.2 million operating loss in 1996 compared with $17.9 million operating income in 1995. The operating loss was principally attributable to drought conditions in certain major wheat producing regions of the United States which resulted in both shortages of and significantly higher prices for wheat. Due to this shortage, the Company had to source wheat (in order to meet contractual obligations), from domestic geographic areas further from the Company's gulf coast export elevator than expected, resulting in higher than anticipated purchase prices and transportation charges. The Company's policy is to hedge its exposure to price fluctuations. However, in order to avoid influencing price movement in certain commodity futures markets, significant contracts are hedged over a period of time, but as soon as practical, after such contracts are written. In 1996, the Company entered into a significant fixed price sales contract. During the time required to fully hedge this contract, the market for wheat was relatively volatile but generally trended upward. The joint effect of these factors contributed to the loss in the Company's grain operations.

      Sales of grain increased $279.0 million in 1995 compared with 1994. This increase resulted from higher grain prices and unit sales, primarily export sales. Operating income of the grain business totaled $17.9 million in 1995 compared with a loss of $33.5 million in 1994. The increase in operating results was attributable to approximately 59.0 million bushels higher export volume by the North American Grain Division ("NAGD"), increased volume of international grain brokered by Tradigrain and more favorable unit margins which developed as market prices increased in response to decreased worldwide production in 1995.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

          Selling, general and administrative expenses ("SG&A") increased $40.4 million, or 11%, in 1997 compared with 1996. SG&A directly associated with business segments increased $48.8 million (primarily the food processing and marketing segment) and has been included in the determination of the operating income of business segments. General corporate expenses not identified to business segments decreased $8.4 million primarily as a result of lower employee-related costs.

          SG&A increased $24.6 million, or 7.1%, in 1996 compared with 1995. Approximately $13.5 million of the increase was directly connected to business segments (primarily the food processing and marketing and grain segments) and has been included in the determination of the operating income of business segments. The increase of general corporate expenses, not identified to business segments ($11.1 million), included higher expenses from improving the management information systems and higher employee-related costs.

          SG&A increased $39.1 million in 1995 compared with 1994. Approximately $22.3 million of the increase was directly connected to business segments (primarily the food processing and marketing and grain segments) and has been included in the determination of the operating income of business segments. The increase of general corporate expenses, not identified to business segments ($16.8 million), reflected higher variable compensation, pension and other employee costs and higher costs for legal services.


OTHER INCOME (DEDUCTIONS)

   INTEREST EXPENSE

      Interest expense decreased $0.1 million in 1997 compared with 1996, reflecting lower average borrowings offset by a slight increase in the average interest rate.

      Interest expense increased $8.6 million in 1996 compared with 1995, reflecting higher average borrowings, partly offset by a slight decline in the average interest rate.

      Interest expense increased $2.4 million in 1995 compared with 1994, reflecting a higher average interest rate, partly offset by a lower amount of average borrowings.

   OTHER, NET

      In May 1996, the Company sold its interest in a communications joint venture, Broadcast Partners. The sale resulted in a gain before income taxes of $10.9 million, which has been included in the caption "Other income (deductions): Other, net" in the Company's Consolidated Statement of Operations. See Note 15 of the Notes to Consolidated Financial Statements included herein.


CAPITAL EXPENDITURES

      See "Business - Capital Expenditures and Investments in Ventures" included herein.


MATTERS INVOLVING THE ENVIRONMENT

      The Company is subject to various stringent federal, state and local environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous materials, as the Company uses hazardous substances and generates hazardous wastes in the ordinary course of its manufacturing processes. The Company recognizes liabilities related to remediation of contaminated properties when the related costs are probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, undiscounted site specific costs and currently enacted laws and regulations. In reporting environmental liabilities, no offset is made for potential recoveries. Such liabilities include estimates of the Company's share of costs attributable to potentially responsible parties which are insolvent or otherwise unable to pay. All liabilities are monitored and adjusted regularly as new facts or changes in law or technology occur.

      The Company wholly or jointly owns or operates 27 grain elevators and 62 manufacturing properties and has potential responsibility for environmental conditions at a number of former manufacturing facilities and at waste disposal facilities operated by third parties. The Company also has been identified as a PRP under CERCLA at various National Priority List sites and has unresolved liability with respect to the past disposal of hazardous substances at five such sites. CERCLA may impose joint and several liability on certain statutory classes of persons for the costs of investigation and remediation of contaminated properties, regardless of fault or the legality of the original disposal. These persons include the present and former owners or operators of a contaminated property and companies that generated, disposed of, or arranged for the disposal of hazardous substances found at the property. The Company is investigating or remediating contamination at 25 properties under CERCLA and/or the state and federal hazardous waste management laws. During 1995, 1996 and 1997, the Company paid approximately $3.2 million, $1.8 million and $4.6 million, respectively, for environmental investigation and remediation.

      The Company currently is aware of probable obligations for environmental matters at 33 properties. As of August 31, 1997, the Company has an environmental accrual in its Consolidated Balance Sheet for probable and reasonably estimated cost for remediation of contaminated property of $16.9 million. The Company periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, the Company believes that the accruals established for environmental expenditures are adequate.

      The Company's actual final costs of addressing certain environmental matters are not quantifiable, and therefore have not been accrued, because such matters are in preliminary stages and the timing, extent and costs of various actions which governmental authorities may require are currently unknown. Management is aware of other environmental matters for which there is a reasonable possibility that the Company will incur costs to resolve. It is possible that the costs of resolution of the matters described in this paragraph may exceed the liabilities which, in the opinion of management, are probable and which costs are reasonably estimable at August 31, 1997. In the opinion of management, it is reasonably possible for such additional costs to be approximately $17.5 million.

      Under the Resource Conservation Recovery Act of 1976 (' 'RCRA''), the Company has four closure and four post-closure plans in place for six locations. Closure and post-closure plans also are in place for three landfills and two injection wells as required by state regulations. Such closure and post-closure costs are estimated to be $5.1 million at August 31, 1997 (and is in addition to the $17.5 million discussed in the prior paragraph). The Company accrues these liabilities when plans for termination of plant operations have been made. Operations are being conducted at these locations and the Company does not plan to terminate such operations in the foreseeable future. Therefore, the Company has not accrued these environmental exit costs.

      There can be no assurance that the environmental matters described above, or environmental matters which may develop in the future, will not have a material adverse effect on the Company's business, financial condition or results of operations.

      Protection of the environment requires the Company to incur expenditures for equipment or processes, which expenditures may impact the Company's future net income. However, the Company does not anticipate that its competitive position will be adversely affected by such expenditures or by laws and regulations enacted to protect the environment. Environmental expenditures are capitalized when such expenditures provide future economic benefits. In 1995, 1996 and 1997, the Company had capital expenditures of approximately $4.7 million, $10.9 million and $8.4 million, respectively, to improve the environmental compliance and efficiency of its operations. Management believes the Company currently is in substantial compliance with existing environmental rules and regulations.


RECENT ACCOUNTING PRONOUNCEMENTS

      In 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements, which are effective for periods beginning after December 15, 1997, expand or modify disclosures and, accordingly, will have no impact on the Company's reported financial position, results of operations or cash flows.


CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


      The Company is including the following cautionary statement in this Prospectus to make applicable and take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statement made by, or on behalf of, the Company. The factors identified in this cautionary statement are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

      Where any such forward-looking statement includes a statement of the assumptions or basis underlying such forward-looking statement, the Company cautions that, while it believes such assumptions or basis to be reasonable and makes them in good faith, the assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Such forward looking statements include, without limitation, statements regarding the seasonal effects upon the Company's business, the effects of actual and pending legislation and regulation upon the Company's business (including, but not limited to, the effects of FAIR (as defined below), "fast-track" and certain environmental laws), the anticipated expenditures for environmental remediation, the consequences of an adverse judgment in certain litigations (including the Terra litigation), the Company's ability to fully and timely complete modifications and expansions with respect to certain of the Company's manufacturing facilities, the redemption of the Company's various equities, the adequacy of certain raw material reserves and supplies, the Company's objectives with respect to certain strategic acquisitions and dispositions and the Company's ability to resolve Year 2000 issues with respect to its financial, informational and operational systems. Discussion containing such forward-looking statements is found in the material set forth under "Risk Factors", "Business", "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements", as well as within this Prospectus generally.

      Taking into account the foregoing, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the
Company:

1.Weather patterns (flood, drought, frost, etc.) or crop failure.

2.Federal or state regulations regarding agricultural programs and production efficiencies.

3.Federal or state regulations regarding the amounts of fertilizer and other chemical applications used by farmers.

4.Factors affecting the export of U.S. agricultural produce (including foreign trade and monetary policies, laws and regulations, political and governmental changes, inflation and exchange rates, taxes, operating conditions and world demand).

5.Factors affecting supply, demand and price of crude oil, refined fuels, natural gas and other commodities.

6.Regulatory delays and other unforeseeable obstacles beyond the Company's control that may affect growth strategies through acquisitions and investments in joint ventures.


7.Competitors in various segments which may be larger than the Company, offer more varied products or possess greater resources.

8.Unusual or unexpected events such as, among other things, litigation settlements, adverse rulings or judgments, and environmental remediation costs in excess of amounts accrued.

9.The factors identified in "Risk Factors" included herein.

                        DETERMINATION OF INTEREST RATES

      The interest rate with respect to any series of Subordinated Debenture Bonds (each a "Bond Interest Rate") is the interest rate per annum for such series, as determined by Farmland, from time to time, after giving consideration to the current rates of interest established by various money markets, and Farmland's need for funds. Any change in the Bond Interest Rate will not affect the BIR on any Subordinated Debenture Bonds for which the full purchase price was received prior to the change.

      The interest rate for Demand Loan Certificates (the "Certificate Interest Rate") is determined, from time to time, by Farmland. Except as hereinafter provided, each Demand Loan Certificate shall earn interest at the Certificate Interest Rate in effect on the date of issuance of such Demand Loan Certificate for a period of six (6) months only; provided, however, that if during such six
(6) month period the Certificate Interest Rate for Demand Loan Certificates is increased to a rate higher than that currently in effect for a Demand Loan Certificate, then each such Demand Loan Certificate shall earn interest at the increased rate from the effective date of the increase to the end of such Demand Loan Certificate's then current six (6) month period. Six (6) months from the date of issuance of each Demand Loan Certificate and each six (6) month anniversary date thereafter, such Demand Loan Certificate shall, if not redeemed, earn interest at the Certificate Interest Rate for Demand Loan Certificates in effect on such anniversary date, but only for a six (6) month period from such anniversary date, subject to the escalation provisions previously set forth. A decrease in the Certificate Interest Rate for Demand Loan Certificates will have no effect on the Certificate Interest Rate of any Demand Loan Certificate issued prior to the decrease unless such decreased rate is in effect on the first day of the next subsequent six (6) month period of such outstanding Demand Loan Certificate. If redeemed by a Farmland member cooperative during a one (1) month period or by any other purchaser during a six
(6) month period immediately following the Date of Original Issuance (as defined below), the Demand Loan Certificates shall bear interest from Date of Original Issuance to date of redemption at a rate 2% below the Certificate Interest Rate (the "Demand Rate"). Thus, if the Certificate Interest Rate is 6% per year, the Demand Rate would be 4% per year.

      On the date of this Prospectus, the Bond Interest Rate was 7.75%, 7.90%, 7.75% and 7.90% on Ten-Year, Series A, Series B, Series E and Series F Bonds, respectively, and 7.25%, 7.40%, 7.25% and 7.40% on Five-Year, Series C, Series D, Series G and Series H Bonds, respectively. On the date of this Prospectus, the Certificate Interest Rate was 5.5% on Demand Loan Certificates. Whenever the Bond Interest Rate or Certificate Interest Rate is changed, this Prospectus shall be amended to specify the interest rate in effect, after the effective date of the change as specified in the amendment, on the Subordinated Debenture Bonds and Demand Loan Certificates, as applicable, to be offered pursuant to such Prospectus. Whenever the Bond Interest Rate or Certificate Interest Rate is changed, each respective Holder of Subordinated Debenture Bonds or Demand Loan Certificates is notified in writing of the change as specified in the amendment. Information concerning the Bond Interest Rate and Certificate Interest Rate can be obtained from the Prospectus or from Farmland Securities Company, Post Office Box 7305, Kansas City, Missouri 64116 (telephone 1-800-821-8000, extension 6360). See "Description of Debt Securities - Demand Loan Certificates - Interest" and the subcaption "Bond Interest Rates" within the description of each type of Subordinated Debenture Bonds included herein.

                                USE OF PROCEEDS

      The offering is made on a best efforts basis with no established minimum amount of Subordinated Debenture Bonds and Demand Loan Certificates (collectively the "Offered Debt Securities") that must be sold. No assurance can be provided as to the amount of net proceeds the Company may receive as a result of this offering. Assuming that all of the Subordinated Debenture Bonds and Demand Loan Certificates offered hereby are sold for cash, net proceeds to the Company will be approximately $297.6 million after deducting estimated commissions and expenses. To the extent Subordinated Debenture Bonds are exchanged pursuant to the exchange offer, net cash proceeds will be reduced by the face amount of Subordinated Debenture Bonds exchanged, up to $80.0 million. Any proceeds to the Company from this offering may be used: 1) to fund portions of the Company's capital expenditures and investments in ventures which are estimated to be approximately $202.2 million through the two-year period ending August 31, 1999; 2) to refinance approximately $41.5 million of subordinated debt with interest rates of 7.25% to 10.5% which mature at various times prior to August 31, 1999; or 3) to redeem subordinated debt prior to maturity at owners' requests, as permitted by the respective trust indentures pursuant to which such subordinated debt was issued. To the extent that proceeds from sales of the securities offered hereby are less than amounts required for these purposes, such insufficient amounts may be obtained from operations, from bank or other borrowings or from other financing arrangements. It is also possible that the Company will have funded certain of such proposed user from other sources of financing prior to the time, if ever, that funds become available from this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources", included herein, "Business - Capital Expenditures and Investments in Ventures", included herein, and the subcaptions "Redemption by Farmland" and "Redemption by the Holder" within the description of each type of Subordinated Debenture Bond included herein.

                              PLAN OF DISTRIBUTION

      The securities offered by this Prospectus for cash and for exchange are offered by FSC and AHI, and may be offered by other broker-dealers selected by Farmland. The offering is on a best efforts basis. There is no requirement that any minimum amount of securities offered hereby must be sold. The offering shall be for an indeterminate period of time not expected to be in excess of two years.

      FSC, located at 3315 North Oak Trafficway, Kansas City, Missouri, is a wholly-owned subsidiary of Farmland organized for the sole purpose of offering Farmland's Demand Loan Certificates and subordinated debt for sale to the general public and/or for exchange and to solicit offers therefor which are subject to acceptance by Farmland. FSC is a member of the NASD and the Securities Investor Protection Corporation (SIPC). FSC's involvement in this offering is in compliance with terms of a partial exemption from requirements of Schedule E of the NASD Bylaws; no persons, other than persons associated with Farmland or FSC, participated in determining the price and other terms of the securities offered hereby. FSC is under no firm commitment or obligation to solicit offers for any specified amount of such debt securities. FSC's commitment is to use its best efforts to solicit such orders. Farmland will pay commissions to FSC not to exceed 4% of the aggregate price of the Offered Debt Securities. Farmland will pay all expenses and liabilities incurred by FSC, limited to an amount not to exceed 3% of the aggregate sales price of the Offered Debt Securities. FSC is a registered broker-dealer under the Exchange Act as amended, but has only limited authority to engage in the offer and sale of securities issued by Farmland. Farmland will indemnify FSC for certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").


      FSC, AHI and other brokers-dealers, if any, selected by Farmland have or will agree to deliver a current prospectus to prospective investors at the time of or prior to any offering of such certificates for sale or for exchange.

      The Company has engaged AHI, located at 110 E. Iron, P. O. Box 1303, Salina, Kansas 67402, to offer Farmland's Offered Debt Securities to the general public and for exchange and to solicit offers therefore which are subject to acceptance by Farmland. Farmland may engage other broker-dealers that are qualified to offer and sell Offered Debt Securities in a particular state and that are members of the National Association of Securities Dealers, Inc. AHI and each broker-dealer participating in this offering shall be held responsible for complying with all statutes, rules and regulations of all jurisdictions in which each participating broker-dealer offers the Offered Debt Securities for sale. Farmland will pay to AHI and may pay to other selected broker-dealers for their services a sales commission of not more than 4% of the face amount of Subordinated Debenture Bonds and not more than 1/2 of 1% of the face amount of Demand Loan Certificates which AHI and other selected broker-dealers sell. In addition, Farmland will pay to AHI and may pay to other selected broker-dealers an unallocated due diligence and marketing fee of not more than 1/2 of 1% of the face amount of the Subordinated Debt Securities the broker-dealers sell. Farmland may indemnify AHI and other selected broker-dealers for certain liabilities arising out of violations by Farmland of blue sky laws, or the Securities Act.

      Interstate/Johnson Lane Corporation, a member of the NASD, participated as a qualified independent underwriter in the "due diligence" review with respect to the preparation of this Prospectus and received approximately $45,000 for such participation. As discussed above, Interstate/Johnson Lane Corporation will not be participating in the pricing of the Offered Debt Securities.

                                 EXCHANGE OFFER

      Farmland is offering:

     1) to the owners of its outstanding Subordinated Capital Investment Certificates, as well as any Ten-Year or Five-Year Bonds, Series A, B, C or D offered and sold hereunder, the right to exchange such certificates for an equivalent principal amount of Monthly Income Bonds, Series E, F, G or H ($5,000 or $100,000 minimum, as applicable) which, at the time of the exchange, is being offered by this Prospectus. The option to exchange a Subordinated Capital Investment Certificate, Ten-Year Bond (as defined below) or Five-Year Bond (as defined below) into a Monthly Income Bond, Series E, F, G or H is not affected by the period of time the Subordinated Capital Investment Certificate, Ten-Year Bond or Five-Year Bond has been held. Farmland will not redeem Monthly Income Bonds prior to maturity except upon death of the owner.

     2) to the owners of its Subordinated Capital Investment Certificates which have been held until eligible for redemption prior to maturity at the option of the owner, the right to exchange such certificates for an equivalent principal amount of any Ten-Year Bond or Five-Year Bond which, at the time of the exchange, is being offered by this Prospectus. This option to exchange into Ten-Year Bonds or Five-Year Bonds is affected by the period of time the outstanding certificate has been held. The required holding period is as follows:


  If, at the time of           Then, to be eligible
 issuance the maturity           for exchange, the
     period of the             certificate must have
 certificate held was:            been held for:

      (In Years)                    (In Years)
           5                             2
          10                             3
          15                             5
          20                             5

      An exchange will be made effective on the day certificates eligible for exchange are received at Farmland's office in Kansas City, Missouri; provided, however, that any certificates received within a fifteen (15) day period preceding the record date of such certificates, the exchange shall be made effective as of the first day following such record date. The exchange is irrevocable after the effective date, but is revocable at any time prior to the effective date. Notice of an owner's revocation may be in writing, delivered to the address given below (see "How to Accept Exchange Offer" included herein) or by telephone to (816) 459-6360. This exchange offer will expire at 12:00 P.M. Eastern Standard Time on December 31, 1998, unless terminated prior to such date. Owners of certificates or bonds eligible for exchange shall be notified by letter from Farmland at least 30 days prior to the effective date of Farmland's termination of this exchange offer.

      Any interest accrued on a certificate or bond being exchanged will be paid on the day the exchange is made effective.

      The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to exchanges of certificates. This summary is the opinion of Robert B. Terry, General Counsel for Farmland and is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. Generally, the exchange of certificates would be considered as taxable exchanges. The basis for determining a taxable gain or loss on a taxable exchange is for an owner to take into account as gain or loss the difference between the fair market value of the security being received and his basis (usually cost) in the security being exchanged. As a practical matter, most owners should have no gain or loss since the securities were sold at 100% of face amount and are being exchanged at 100% of face amount. However, since it is possible for a prior owner to have sold his certificate to another person at a cost which is more or less than he had paid for it, a subsequent owner could have a different cost than the original issued cost. Any gain or loss recognized on a taxable exchange would be taken into account for purpose of federal income taxes as a gain or loss from the sale or disposition of a capital asset; assuming the security exchanged is held as a capital asset Characterization of the gain or loss as short-term or long-term will depend on the length of time the certificate had been held by the owner as of the date of the exchange. Owners of these certificates should seek advice from their tax advisor before accepting the exchange offer.

                          HOW TO ACCEPT EXCHANGE OFFER

      The exchange offer may be accepted by delivering any of the Subordinated Capital Investment Certificates or Ten-Year Bonds or Five-Year Bonds, as applicable, which are eligible for exchange (see "Exchange Offer" immediately above), to Farmland Securities Company, P.O. Box 7305, Kansas City, Missouri 64116 or American Heartland Investments, Inc. P. O. Box 1303, Salina, Kansas, 67402. The certificates should be assigned to Farmland in the transfer section (on the reverse side of the certificate) and endorsed by all of the persons whose names appear on the face of the certificate. Should any registered owner be incapable of endorsing the certificate, additional documentation may be necessary. Call (816) 459-6036 or write to the above address for specific information. Should registered owners wish to have the new certificate issued to persons other than as shown on the certificate being surrendered in the exchange, the endorsement signatures must be guaranteed by a commercial bank or trust company officer or a NASD member firm representative. The exchange offer must be accompanied by a completed "Order and Receipt for Investment" form supplied by FSC or AHI. The U.S. Treasury Form W-9, Backup Withholding Certificate, included on the order form must be completed and signed by the principal owner of the new certificate.

                           HOW TO TRANSFER OWNERSHIP

      To transfer ownership of the Offered Debt Securities, the certificates should be assigned to the new owner(s) in the transfer section on the reverse side of the certificate and endorsed by all persons named on the face of the certificate. Should any registered owner be incapable of endorsing the certificate, additional documentation may be necessary. Call (816) 459-6360 or write Farmland Industries, Inc., P.O. Box 7305, Kansas City, Mo. 64116, Dept. 79 for specific information. All transfer requests require that endorsement signatures be guaranteed by a commercial bank or trust company officer or an NASD member firm representative. Requests for transfer should be accompanied by a completed transfer form supplied by Farmland. The U.S. Treasury Form W-9 Backup Withholding Certificate included with or on the transfer form must be completed and signed by the new principal owner.

      The transfer will be made effective on the day certificates to be transferred are received at Farmland's office in Kansas City, Missouri; provided, however, that for any certificates received within a fifteen (15) day period preceding the record date of such certificates, the transfer shall be made effective as of the first day following such record date.


                         DESCRIPTION OF DEBT SECURITIES

      Under this Prospectus, Farmland is offering the following Offered Debt Securities, namely:

      Demand Loan Certificates
      Subordinated Debenture Bonds issuable in series, as follows:

                                                       Minimum
                  Series                          Initial Investment

          Ten-Year, Series A.........................$    1,000
          Ten-Year, Series B ........................$  100,000
          Five-Year, Series C........................$    1,000
          Five-Year, Series D........................$  100,000
          Ten-Year Monthly Income, Series E..........$    5,000
          Ten-Year Monthly Income, Series F..........$  100,000
          Five-Year Monthly Income, Series G.........$    5,000
          Five-Year Monthly Income, Series H.........$  100,000

      The Demand Loan Certificates are herein called the "Demand Loan Certificates" and various series of Subordinated Debenture Bonds referred to above are herein collectively called the "Subordinated Debenture Bonds".

      The Demand Loan Certificates will rank equally with all other unsecured and unsubordinated debt of Farmland and will be issued under an indenture between UMB Bank, National Association, and the Company (the "Senior Indenture"). The Demand Loan Certificates are direct obligations of Farmland. As described below, the Senior Indenture permits the issuance of unsubordinated debt in series, of which the Demand Loan Certificates are a series.

      Each series of Subordinated Debenture Bonds will be subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of Farmland and will be issued under an indenture between Commerce Bank, National Association, and the Company (the "Subordinated Indenture"). As described below, the Subordinated Indenture permits the issuance of subordinated debt in series, of which each series of Subordinated Debenture Bonds offered hereby is a series. The Senior Indenture and the Subordinated Indenture are herein referred to collectively as the "Indentures" and individually as an "Indenture".

      The unsubordinated debt issuable under the Senior Indenture and the subordinated debt issuable under the Subordinated Indenture are referred to collectively as the "Debt Securities".

      Each series of Debt Securities issued pursuant to an Indenture will be issued pursuant to an amendment or supplemental indenture or pursuant to an Officers' Certificate, in each case delivered pursuant to resolutions of the Board of Directors of Farmland and in accordance with the provisions of Section
3.01 of the applicable Indenture. The terms of the Debt Securities include those stated in the applicable Indenture and those made part of the applicable Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Debt Securities are subject to all such terms and the Holders of Debt Securities are referred to the Indentures and the TIA for a statement of such terms.

      The following summaries of certain provisions of each Indenture, the Debt Securities and the Offered Debt Securities are not complete and are qualified in their entirety by reference to the provisions of the applicable Indenture, including the definitions of capitalized terms used herein without definition. Numerical references in parentheses are to sections in the applicable Indenture and, unless otherwise indicated, capitalized terms have the meanings given them in the Indentures.


GENERAL

     Neither Indenture limits the amount of Debt Securities, debentures, notes or other evidences of indebtedness that may be issued by Farmland or any of its subsidiaries. Furthermore, neither Indenture affords Holders of Debt Securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company that may adversely affect Holders of Debt Securities.

     Each Indenture provides that Debt Securities may be issued from time to time in one or more series. Under each Indenture, Farmland has the authority to establish as to each series (i) the title of the Debt Securities of the series;
(ii) any limit upon the aggregate principal amount of the Debt Securities of the series; (iii) the date or dates on which the principal of or premium, if any, on the Debt Securities of the series shall be payable or the methods for the determination thereof; (iv) the rate or rates at which such Debt Securities will bear interest, if any, or the method or methods of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method or methods by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable, the right, if any, of Farmland to defer or extend an interest payment date, the record date, if any, for the interest payable on any Interest Payment Date, and the basis upon which interest shall be calculated if other than that of a 365-day year; (v) the place or places where such Debt Securities shall be payable or surrendered for registration of transfer or exchange; (vi) the period or periods within which, the price or prices at which, and the other terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of Farmland; (vii) the obligation, if any, of Farmland to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
(viii) the denominations in which such Debt Securities shall be issuable; (ix) if other than the entire principal amount thereof, the portion of the principal amount of Debt Securities of the series which shall be payable upon declaration of acceleration thereof upon an event of default; (x) provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of specified events; (xi) any deletions from, modifications of or additions to the events of default specified in the applicable Indenture or covenants of Farmland specified in the applicable Indenture; (xii) the forms of such Debt Securities and interest coupons, if any, of the series; (xiii) the applicability, if any, to the Debt Securities and interest coupons, if any, of the series of defeasance provisions; (xiv) if other than Farmland, the identity of the Registrar and any paying agent; (xv) any restrictions on the registration, transfer or exchange of such Debt Securities; and (xvi) any other terms of the series including any terms which may be required by or advisable under United States laws or regulations or advisable (as determined by Farmland) in connection with the marketing of Debt Securities of the series. (Section 3.01)

     Unless otherwise indicated as to a series of Debt Securities, the Debt Securities will be issued only in fully registered form without coupons and Debt Securities denominated in U.S. dollars will be issued in denominations of not less than $1000. (Section 3.02) The indentures permit Farmland to determine to issue any series in book entry form. If Farmland so determines, the relevant procedures will be set forth in a prospectus supplement.

     Unless otherwise indicated as to a series of Debt Securities, the principal of, and any premium or interest on, any series of Debt Securities will be payable at the principal executive offices of Farmland in Kansas City, Missouri, provided that, at the option of Farmland, payment of interest may be made by check mailed to the address of the Holder entitled thereto as it appears in the related security register or by electronic funds transfer or similar means to an account maintained by the Holder entitled thereto as it appears in the related security register (Sections 3.05, 3.07, 6.02). The office address of Farmland is 3315 North Oak Trafficway, Kansas City, Missouri, 64116-0005.

     In any case where the date fixed for payment of the principal of or interest on or the date fixed for redemption of any Debt Security shall be a Saturday or a Sunday or shall, in Kansas City, Missouri, be a legal holiday or a day on which banking institutions are authorized by law to close, then payment of interest or principal need not be made on such date, but in any such case may be made on the next succeeding day not a Saturday or a Sunday or a legal holiday or a day on which banking institutions are authorized by law to close with the same force and effect as if made on the date of maturity or the date fixed for redemption, and no interest shall accrue for the period after such date.

     Farmland will issue the Offered Debt Securities on the day (the "Date of Original Issuance") on which it receives (or is deemed to receive) and has accepted payment of the full purchase price. Any payments (other than by electronic funds transfer or similar means) received after noon shall be deemed received by Farmland on the next business day. Electronic funds transfers are effective when funds are received. No Offered Debt Security shall be valid or obligatory for any purpose unless there appears on such Offered Debt Security a certificate of authentication substantially in the form provided for in the applicable Indenture duly executed by the applicable Trustee by manual signature of one of its authorized officers. (Sections 2.02, 3.03)


DEMAND LOAN CERTIFICATES

INTEREST

     Except as hereinafter provided, each Demand Loan Certificate shall earn interest at the Certificate Interest Rate in effect on the Date of Original

Issuance of such Demand Loan Certificate for a period of six (6) months only; provided, however, that if during such six (6) month period the Certificate Interest Rate is increased to a rate higher than that currently in effect for the Demand Loan Certificates, then each such Demand Loan Certificate shall earn interest at the increased rate from the effective date of the increase to the end of such Demand Loan Certificate's then current six (6) month period. Commencing six (6) months from the Date of Original Issuance of each Demand Loan Certificate and on each six (6) month anniversary date thereafter, such Demand Loan Certificate shall, if not redeemed, earn interest at the Certificate Interest Rate in effect on such anniversary date, but only for a six (6) month period from such anniversary date, subject to the escalation provisions previously set forth. A decrease in the Certificate Interest Rate will have no effect on any Demand Loan Certificate issued prior to the decrease until the first day of the next subsequent six (6) month period of such outstanding Demand Loan Certificate. Holders of Demand Loan Certificates are notified of the effective date of any change of the Certificate Interest Rate which affects the Demand Loan Certificates held. If redeemed by a Farmland voting member cooperative during a one (1) month period or by any other purchaser during a six
(6) month period immediately following the Date of Original Issuance, the Demand Loan Certificates shall bear interest from Date of Original Issuance to date of redemption at a Demand Rate 2% below the Certificate Interest Rate. Thus, if the Certificate Interest Rate is 6% per year, the Demand Rate would be 4% per year. Interest on the principal amount of any Demand Loan Certificates held longer than six (6) months will be computed at the effective Certificate Interest Rate and is payable in one of the following ways at the option of the Holder, made at the time of purchase and irrevocable as to the purchaser: (i) six (6) months after the Date of Original Issuance and at the end of each and every six (6) month period thereafter until the Demand Loan Certificate is surrendered for redemption, or (ii) only at the date of redemption compounded semi-annually at the effective Certificate Interest Rate. See "-Tax Consequences of Interest Election".


     Any interest not punctually paid or duly provided for on any interest payment date and interest on such defaulted interest ("Defaulted Interest") on any Demand Loan Certificate will not be payable to the Holder thereof on the applicable payment date but instead may either be paid to the person in whose name such Demand Loan Certificate is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Demand Loan Certificate not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Senior Indenture. (Section 3.07)


REDEMPTION

     The Demand Loan Certificates cannot be called for redemption by Farmland at any time prior to maturity.

     Farmland will redeem the Demand Loan Certificates at any time upon written request of the Holder. No partial redemptions will be permitted. If the Demand Loan Certificate is surrendered for redemption by a Farmland member cooperative during a one (1) month period or by any other Holder during a six
(6) month period immediately following the Date of Original Issuance, interest computed at the applicable Demand Rate from Date of Original Issuance to date of redemption will be paid at the time of redemption of the Demand Loan Certificate. If the Demand Loan Certificate is held for a period longer than six (6) months from Date of Original Issuance, interest from the last previous date on which interest was paid to the date of redemption computed at the applicable Certificate Interest Rate will be paid upon redemption. Any interest held for compounding by Farmland in accordance with an interest option made by the purchaser will be paid upon redemption of the Demand Loan Certificate.



SUBORDINATED DEBENTURE BONDS

TEN-YEAR, SERIES A AND B

MATURITY DATE

     The maturity date for Subordinated Debenture Bonds, Ten-Year, Series A and Ten-Year, Series B (hereinafter referred to individually as "Series A Bonds" and "Series B Bonds" and collectively as the "Ten-Year Bonds") is ten (10) years from the Date of Original Issuance. The payment of the principal will be made at maturity upon presentation and surrender of the Subordinated Debenture Bonds, properly endorsed.

INTEREST RATES

     The interest rates for the Ten-Year Bonds will be determined, from time to time, by Farmland. See "Determination of Interest Rates".

  SERIES A BONDS

     The Bond Interest Rate for any Series A Bond issued will be the rate per year stated on the face of the bond. The Series A Bonds (which require a minimum initial investment of $1000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance, but any change of the Bond Interest Rate for later issued Series A Bonds will not affect the Bond Interest Rate on any Series A Bond for which the full purchase price was received prior to the change.

  SERIES B BONDS

     The Bond Interest Rate for any Series B Bond issued will be the rate per year stated on the face of the bond. The Series B Bonds (which require a minimum initial investment of $100,000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance. Farmland anticipates that the Bond Interest Rate for Series B Bonds on a particular day may exceed by up to 1/4 of 1% per year the Bond Interest Rate for a Series A Bond issued on that day. Any change of the Bond Interest Rate for later issued Series B Bonds will not affect the Bond Interest Rate on any Series B Bond for which the full purchase price was received prior to the change.

INTEREST PAYMENTS

     Interest is payable on the principal of the Ten-Year Bonds from the Date of Original Issuance at the election of the purchaser, made at the time of purchase, in one of the following ways: (i) semiannually on January 1 and July 1, to Holders of record on the last preceding December 15 and June 15, respectively (or, if originally issued between the record date and the payment date, to the Holder on the Date of Original Issuance); or (ii) at maturity or at the date of redemption if redeemed prior to maturity, compounded semiannually, on December 31 and June 30 at the applicable Bond Interest Rate. Any election to receive payment of the interest semiannually is irrevocable. The election to receive payment of the interest at maturity, or at the date of redemption if redeemed prior to maturity, will be terminated upon written request of the Holder, such termination to be effective as of the last previous interest compounding date. Such termination is irrevocable and, at the same time, is an election to receive payment of the interest semiannually thereafter. Any interest attributable to periods starting with the Date of Original Issuance and ending with the effective date of the written request of the Holder to terminate the election to receive payment of the interest at maturity or at the date of redemption if redeemed prior to maturity will be paid upon receipt of the written request to terminate the election. Farmland shall have the right at any time by notice to the Holder to terminate any obligation to continue retaining the interest of any Holder. Such termination shall be effective as of the opening of business on the day following the first interest compounding date after such notice is mailed to the Holder, and the Holder will be paid all the interest accrued to the Holder's account on the effective date. See "-Tax Consequences of Interest Election".

     Any Defaulted Interest on any Ten-Year Bond will not be payable to the Holder thereof on the applicable record date but instead may either be paid to the person in whose name such Ten-Year Bond is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Ten-Year Bond not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Subordinated Indenture. (Section 3.07)

REDEMPTION BY FARMLAND

     The Ten-Year Bonds may be redeemed, after two (2) years from the Date of Original Issuance, at the option of Farmland at any time prior to maturity, on at least fifteen (15) days written notice, at face value plus accrued interest to the date of redemption. The Subordinated Indenture permits Farmland to select in any manner at its discretion the bonds to be redeemed. (Section 4.01)

REDEMPTION BY THE HOLDER

     Farmland will redeem limited amounts of the Ten-Year, Series A Bonds and Series B Bonds prior to maturity at the option of the Holder as described under the caption "Limited Redemption Prior to Maturity of Subordinated Debenture Bonds" on page 70.


FIVE-YEAR, SERIES C AND D

MATURITY DATE

     The maturity date for Subordinated Debenture Bonds, Five-Year, Series C and Five-Year, Series D (hereinafter referred to individually as "Series C Bonds" and "Series D Bonds" and collectively as the "Five-Year Bonds") is five (5) years from the Date of Original Issuance. The payment of the principal will be made at maturity upon presentation and surrender of the Subordinated Debenture Bonds, properly endorsed.


INTEREST RATES

     The interest rates for the Five-Year Bonds will be determined, from time to time, by Farmland. See "Determination of Interest Rates".

  SERIES C BONDS

     The Bond Interest Rate for any Series C Bond issued will be the rate per year stated on the face of the bond. The Series C Bonds (which require a minimum initial investment of $1000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance, but any change of the Bond Interest Rate for later issued Series C Bonds will not affect the Bond Interest Rate on any Series C Bond for which the full purchase price was received prior to the change.

  SERIES D BONDS

     The Bond Interest Rate for any Series D Bond issued will be the rate per year stated on the face of the bond. The Series D Bonds (which require a minimum initial investment of $100,000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance. Farmland anticipates that the Bond Interest Rate for Series D Bonds on a particular day may exceed by up to 1/4 of 1% per year the Bond Interest Rate for a Series C Bond issued on that day. Any change of the Bond Interest Rate for later issued Series D Bonds will not affect the Bond Interest Rate on any Series D Bonds for which the full purchase price was received prior to the change.

INTEREST PAYMENTS

     Interest is payable on the principal of the Five-Year Bonds from the Date of Original Issuance at the election of the purchaser, made at the time of purchase, in one of the following ways: (i) semiannually on January 1 and July 1, to Holders of record on the last preceding December 15 and June 15, respectively (or, if originally issued between the record date and the payment date, to the Holder on the Date of Original Issuance); or (ii) at maturity or at the date of redemption if redeemed prior to maturity, compounded semiannually, on December 31 and June 30 at the applicable Bond Interest Rate. Any election to receive payment of the interest semiannually is irrevocable. The election to receive payment of the interest at maturity, or at the date of redemption if redeemed prior to maturity, will be terminated upon written request of the Holder, such termination to be effective as of the last previous interest compounding date. Such termination is irrevocable and, at the same time, is an election to receive payment of the interest semiannually thereafter. Any interest attributable to periods starting with the Date of Original Issuance and ending with the effective date of the written request of the Holder to terminate the election to receive payment of the interest at maturity or at the date of redemption if redeemed prior to maturity will be paid upon receipt of the written request to terminate the election. Farmland shall have the right at any time by notice to the Holder to terminate any obligation to continue retaining the interest of any Holder. Such termination shall be effective as of the opening of business on the day following the first interest compounding date after such notice is mailed to the Holder and the Holder will be paid all the interest accrued to the Holder's account on the effective date. See "-Tax Consequences of Interest Election".

     Any Defaulted Interest on any Five-Year Bonds will not be payable to the Holder thereof on the applicable record date but instead may either be paid to the person in whose name such Five-Year Bond is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Five-Year Bond not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Subordinated Indenture. (Section 3.07)

REDEMPTION BY FARMLAND

     The Five-Year Bonds may be redeemed, after two (2) years from the Date of Original Issuance, at the option of Farmland at any time prior to maturity, on at least fifteen (15) days written notice, at face value plus accrued interest to the date of redemption only. The Subordinated Indenture permits Farmland to select in any manner at its discretion the bonds to be redeemed. (Section 4.01)

REDEMPTION BY THE HOLDER

     Farmland will redeem limited amounts of the Five-Year Bonds prior to maturity at the option of the Holder as described under the caption "Limited Redemption Prior to Maturity of Subordinated Debenture Bonds".


LIMITED REDEMPTION PRIOR TO MATURITY OF SUBORDINATED DEBENTURE BONDS

(A) Farmland will redeem each month, on a first come, first serve basis (as evidenced by the time stamped or otherwise recorded as received by Farmland), a limited amount of Ten-Year, Series A Bonds, Ten-Year, Series B Bonds, Five-Year, Series C Bonds and Five-Year, Series D Bonds prior to maturity and any other subordinated debt securities to which Farmland determines to extend this redemption right. To be eligible for redemption, a Ten-Year, Series A Bond or Ten-Year, Series B Bond must have been held three (3) years from Date of Original Issuance and a Five-Year, Series C Bond or Five-Year, Series D Bond must have been held two (2) years from Date of Original Issuance. Subject to the carryover discussed below, the aggregate maximum amount that Farmland will redeem of Ten-Year, Series A Bonds, Ten-Year, Series B Bonds, Five-Year, Series C Bonds, Five-Year, Series D Bonds and other subordinated debt to which Farmland determines to extend this redemption right and which, in each case, meets the requirements for redemption prior to maturity, will be the greater of:


     (1)  $1,500,000 or,

     (2) 1/2 of 1% of the combined total principal balance outstanding of all such Ten-Year Bonds, Five-Year Bonds and other bonds to which this redemption right applies.

     If the amount determined pursuant to the foregoing formula in any month (including any carryover from the prior month) exceeds the total amount requested for redemption prior to maturity in that month, such excess is carried over to the next month and added to the amount available for redemption prior to maturity in that month; provided, however, that any excess will not be carried beyond the end of Farmland's fiscal year.

     If any series has a total balance outstanding less than $5,000,000 at the end of a given month, then in the following month any subordinated debt security of that series which is eligible for early redemption under the provision (A) above will be redeemed at the request of the Holder without regard to the above dollar limitation.

(B) In addition to the amounts made available for redemption prior to maturity at the option of the Holder as described in (A) above, redemption will be made in the case of death of a Holder of Ten-Year Bonds and Five-Year Bonds upon written request and delivery of satisfactory proof of death and other documentation and in accordance with applicable laws. As described below, redemption on death of the Holder also applies to Ten-Year Monthly Income Bonds and to Five-Year Monthly Income Bonds.


(C)  IRA Redemption

     In addition to the amounts made available for redemption prior to maturity at the option of the Holder as described in (A) and (B) above, if Ten-Year Bonds or Five-Year Bonds are held in an Individual Retirement Account (an "IRA") established under Section 408 of the Internal Revenue Code of 1986, as amended (the "IRC"), Farmland will redeem, upon written request, such Ten-Year Bonds and Five-Year Bonds to the extent necessary to satisfy mandatory withdrawals from the IRA which are required by the IRC. Such redemption will be made only upon sufficient proof to Farmland that a mandatory withdrawal from the IRA is required. In general, as presently in effect, the IRC requires mandatory withdrawals from an IRA to commence on April 1 following the calendar year in which the beneficiary reaches the age of seventy and one-half (701/2) years.

(D) The foregoing redemption privileges described in this section are subject to the condition, as provided under the subordination provisions applicable to the Subordinated Debenture Bonds, that Farmland cannot redeem any of the Subordinated Debenture Bonds if, at the time of or immediately after giving effect to such redemption, there shall exist under any indenture or loan or other agreement pursuant to which any Senior Indebtedness is issued any default or any condition, event or act, which with notice or lapse of time, or both, would constitute a default.


     Redemption prior to maturity will be made upon the surrender of eligible Ten-Year Bonds and Five-Year Bonds properly endorsed and accompanied by written requests for early redemption to Farmland. Redemption prior to maturity will be made at the face value of the bonds plus accrued interest to the date of redemption. Amounts available for redemption prior to maturity are not set aside in a separate fund.


TEN-YEAR MONTHLY INCOME, SERIES E AND F

MATURITY DATE

     The maturity date for Subordinated Debenture Bonds, Ten-Year Monthly Income, Series E and Ten-Year Monthly Income, Series F (hereinafter shall be referred to individually as the "Series E Bonds" and the "Series F Bonds" and collectively as the "Ten-Year Monthly Income Bonds") is ten (10) years from the Date of Original Issuance. The payment of the principal will be made at maturity upon presentation and surrender of the Subordinated Debenture Bonds, properly endorsed.


INTEREST RATES

     The interest rates for the Ten-Year Monthly Income Bonds will be determined by Farmland, from time to time. See "Determination of Interest Rates".

  SERIES E BONDS

     The Bond Interest Rate for any Series E Bond issued will be the rate per year stated on the face of the bond. The Series E Bonds (which require a minimum initial investment of $5,000, and subsequent investments require a minimum investment of $1,000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance, but any change of the Bond Interest Rate for later issued Series E Bonds will not affect the Bond Interest Rate on any Series E Bond for which the full purchase price was received prior to the change.

  SERIES F BONDS

     The Bond Interest Rate for any Series F Bond issued will be the rate per year stated on the face of the bond. The Series F Bonds (which require a minimum initial investment of $100,000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance. Farmland anticipates that the Bond Interest Rate for Series F Bonds on a particular day may exceed by up to 1/4 of 1% per year the Bond Interest Rate for a Series E Bond issued on that day. Any change of the Bond Interest Rate for later issued Series F Bonds will not affect the Bond Interest Rate on any Series F Bond for which the full purchase price was received prior to the change.


INTEREST PAYMENTS

     Interest on the principal sum is payable monthly on the first day of each month to Holders of record on the last day of the preceding month, commencing on the first day of the month, following the month in which a Ten-Year Monthly Income Bond is issued.

     Any Defaulted Interest on any Ten-Year Monthly Income Bonds will not be payable to the Holder thereof on the applicable record date but instead may either be paid to the person in whose name such Ten-Year Monthly Income Bond is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Ten-Year Monthly Income Bond not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Subordinated Indenture. (Section 3.07)

REDEMPTION BY FARMLAND

     The Ten-Year Monthly Income Bonds cannot be called for redemption by Farmland any time prior to maturity.

REDEMPTION BY THE HOLDER

     Except as provided in this paragraph, Farmland will not redeem the Ten-Year Monthly Income Bonds prior to maturity upon the request of the Holder. Redemptions will be made in the case of death of a Holder of Ten-Year Monthly Income Bonds, upon written request and delivery of satisfactory proof of death and other documentation and in accordance with applicable laws. Redemptions prior to maturity will be made at the face value of the bonds plus accrued interest to the date of redemption only. Amounts available for redemption prior to maturity are not set aside in a separate fund. The restriction on redemption stated in paragraph (D) under "-Limited Redemption Prior to Maturity of Subordinated Debenture Bonds" applies also to the redemption described in this paragraph.


IRA REDEMPTION

     The Ten-Year Monthly Income Bonds will not, under any circumstances, be sold to an IRA and an IRA trustee or custodian will not be permitted to be the registered owner of a Ten-Year Monthly Income Bond. Therefore, unlike the Ten-Year Bonds and the Five-Year Bonds, the Ten-Year Monthly Income Bonds do not contain any special redemption rights for the benefit of an IRA or its trustee or custodian.

FIVE-YEAR MONTHLY INCOME, SERIES G AND H

MATURITY DATE

     The maturity date for Subordinated Debenture Bonds, Five-Year Monthly Income, Series G and Five-Year Monthly Income, Series H (hereinafter shall be referred to individually as the "Series G Bonds" and the "Series H Bonds" and collectively as the "Five-Year Monthly Income Bonds") is five (5) years from the Date of Original Issuance. The payment of the principal will be made at maturity upon presentation and surrender of the Subordinated Debenture Bonds, properly endorsed.


INTEREST RATES

     The interest rates for the Five-Year Monthly Income Bonds will be determined by Farmland, from time to time. See "Determination of Interest Rates."

  SERIES G BONDS

     The Bond Interest Rate for any Series G Bond issued will be the rate per year stated on the face of the bond. The Series G Bonds (which require a minimum initial investment of $5,000, and subsequent investments require a minimum investment of $1,000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance, but any change of the Bond Interest Rate for later issued Series G Bonds will not affect the Bond Interest Rate on any Series G Bond for which the full purchase price was received prior to the change.

  SERIES H BONDS

     The Bond Interest Rate for any Series H Bond issued will be the rate per year stated on the face of the bond. The Series H Bonds (which require a minimum initial investment of $100,000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance. Farmland anticipates that the Bond Interest Rate for Series H Bonds on a particular day may exceed by up to 1/4 of 1% per year the Bond Interest Rate for a Series G Bond issued on that day. Any change of the Bond Interest Rate for later issued Series H Bonds will not affect the Bond Interest Rate on any Series H Bonds for which the full purchase price was received prior to the change.


INTEREST PAYMENTS

     Interest on the principal sum is payable monthly on the first day of each month to Holders of record on the last day of the preceding month, commencing on the first day of the month, following the month in which a Ten-Year Monthly Income Bond is issued.

     Any Defaulted Interest on any Five-Year Monthly Income Bonds will not be payable to the Holder thereof on the applicable record date but instead may either be paid to the person in whose name such Five-Year Monthly Income Bond is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Five-Year Monthly Income Bond not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Subordinated Indenture. (Section 3.07)

REDEMPTION BY FARMLAND

     The Five-Year Monthly Income Bonds cannot be called for redemption by Farmland any time prior to maturity.

REDEMPTION BY THE HOLDER

     Except as provided in this paragraph, Farmland will not redeem the Five-Year Monthly Income Bonds prior to maturity upon the request of the Holder. Redemptions will be made in the case of death of a Holder of Five-Year Monthly Income Bonds, upon written request and delivery of satisfactory proof of death and other documentation and in accordance with applicable laws. Redemptions prior to maturity will be made at the face value of the bonds plus accrued interest to the date of redemption only. Amounts available for redemption prior to maturity are not set aside in a separate fund. The restriction on redemption stated in paragraph (D) under "-Limited Redemption Prior to Maturity of Subordinated Debenture Bonds" applies also to the redemption described in this paragraph.

IRA REDEMPTION

     The Five-Year Monthly Income Bonds will not, under any circumstances, be sold to an IRA and an IRA trustee or custodian will not be permitted to be the registered owner of a Five-Year Monthly Income Bond. Therefore, unlike the Ten-Year Bonds and the Five-Year Bonds, the Five-Year Monthly Income Bonds do not contain any special redemption rights for the benefit of an IRA or its trustee or custodian.


SUBORDINATION

     The payment of the principal of (and premium, if any) and interest on Subordinated Debenture Bonds is, to the extent set forth in the Subordinated Indenture, subordinated in right of payment to the prior payment in full of all

Senior Indebtedness, whether now outstanding or hereafter incurred. "Senior Indebtedness" is defined as (a) the principal of (and premium, if any) and interest on indebtedness of Farmland (other than the indebtedness of Farmland with respect to its Subordinated Capital Investment Certificates issued under indentures dated July 29, 1974, and under an indenture dated November 29, 1976, and under an indenture dated October 24, 1978, and under an indenture dated October 24, 1979, and under an indenture dated November 8, 1984; and with respect to Subordinated Monthly Income Capital Investment Certificates issued under an indenture dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Individual Retirement Account Certificates issued under an indenture dated November 8, 1984) for money borrowed from or guaranteed to banks, trust companies, insurance companies, or pension trusts or evidenced by securities issued under the provisions of an indenture or similar instrument between Farmland and a bank or trust company other than indebtedness evidenced by instruments which expressly provide that such indebtedness is not superior in right of payment to the Debt Securities issued under the Subordinated Indenture, and (b) indebtedness created after the date of the Subordinated Indenture, as to which the instrument creating or evidencing the indebtedness provides that such indebtedness is superior in right of payment to Debt Securities issued under the Subordinated Indenture. The Demand Loan Certificates will be Senior Indebtedness under the foregoing definition.

     By reason of the subordination provisions of the Subordinated Indenture, no payment on account of principal of (or premium, if any) or interest on the Subordinated Debenture Bonds shall be made, and no Subordinated Debenture Bonds shall be purchased, either directly or indirectly, by Farmland or any of its subsidiaries, unless full payment of amounts then due for principal of (and premium, if any) and interest (including interest on overdue principal and interest, to the extent permitted by law) on Senior Indebtedness has been made or duly provided for. In addition, no payment on account of principal of (or premium, if any) or interest on the Subordinated Debenture Bonds shall be made, and no Subordinated Debenture Bonds shall be purchased, either directly or indirectly, by Farmland or any of its subsidiaries, if, at the time of such payment or purchase or immediately after giving effect thereto, there shall exist under any Senior Indebtedness or any indenture or agreement pursuant to which any Senior Indebtedness is issued any default or any condition, event or act, which, with notice or lapse of time, or both, would constitute a default.

     In the event that any Subordinated Debenture Bond is declared due and payable before its stated maturity because of an Event of Default (as herein defined) or upon any other acceleration of payment of the principal of the Subordinated Debenture Bonds because of an Event of Default or upon any payment or distribution of assets of Farmland, whether in cash, property or securities, to creditors upon any dissolution, winding up, total or partial liquidation, reorganization, assignment for the benefit of creditors, or other marshaling of assets, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of (and premium, if any) and interest (including interest on overdue principal and interest) due or to become due upon all Senior Indebtedness shall first be paid in full before the Holders of Subordinated Debenture Bonds, or the Trustee under the Subordinated Indenture, shall be entitled to retain any assets (other than shares of stock of Farmland as reorganized or readjusted or securities of Farmland or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the same extent as the Subordinated Debenture Bonds, to the payment of all Senior Indebtedness which at the time may be outstanding, provided that the rights of the owners of the Senior Indebtedness are not altered by such reorganization or readjustment) so paid or distributed in respect of the Subordinated Debenture Bonds (for principal, premium, if any, or interest); and upon any such dissolution, winding up, liquidation, reorganization, assignment or marshaling, any payment or distribution of assets of Farmland, whether in cash, property or securities (other than as set forth above), to which the Holders of Subordinated Debenture Bonds or the Trustee would otherwise be entitled, shall be paid by Farmland or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of Subordinated Debenture Bonds or the Trustee under the Subordinated Indenture if received by them or it, directly to the owners of Senior Indebtedness (pro rata to each such owner on the basis of the respective amounts of Senior Indebtedness held by such owner) or their representatives, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the owners of Senior Indebtedness, before any payment or distribution is made to the Holders of Subordinated Debenture Bonds or to the Trustee under the Subordinated Indenture. By reason of such subordination, in the event of Farmland's insolvency, holders of Senior Indebtedness may receive more, ratably, and Holders of Subordinated Debenture Bonds may receive less, ratably, than other creditors of Farmland.

     The Subordinated Indenture does not limit the amount of Senior Indebtedness that may be issued by Farmland. As of August 31, 1997, (i) Farmland had outstanding $480.8 million aggregate principal amount of Senior Indebtedness,
(ii) Farmland had outstanding $373.0 million aggregate principal amount of other subordinated indebtedness and (iii) certain of Farmland's subsidiaries had outstanding $132.7 million aggregate principal amount of indebtedness, of which $109.2 million was nonrecourse to Farmland. See "Risk Factors -- Subordination and Additional Debt."

EVENTS OF DEFAULT

     Each Indenture provides that the following shall constitute "Events of Default" with respect to any series of Debt Securities issued thereunder (including, as applicable, the Demand Loan Certificates and the Subordinated Debenture Bonds): (a) failure to pay principal of (or any installment of the principal of) or any premium on any Debt Securities of that series, after such principal or premium shall have become due and payable; (b) failure to pay interest of any Debt Securities of that series or any interest coupon appertaining thereto for a period of 60 days after such interest shall have become due or payable; (c) certain events of bankruptcy, insolvency or reorganization; (d) failure to perform any other covenant or agreement contained in the Indenture or in any supplemental indenture or in any Debt Security of that series for a period of 90 days following the mailing by the Trustee to Farmland of a written demand that such failure be cured, such failure not having been cured in the meantime, and (e) any other Event of Default established for the series as contemplated by Section 3.01 with respect to Debt Securities of that series (the Offered Debt Securities have no additional Events of Default of the type permitted by this clause (e)). No Event of Default with respect to a particular series of Debt Securities issued under either Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. (Section 8.01)

     Each Indenture provides that if an Event of Default specified therein shall occur and be continuing, either the Trustee or the Holders of at least 50% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal amount of the Debt Securities of such series and all interest accrued thereon to be due and payable immediately upon written notice thereof to Farmland. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to Farmland, all Debt Securities will become due and payable without further action or notice. (Section 8.03)

     The agreements governing certain of Farmland's outstanding indebtedness contain provisions to the effect that certain Events of Default under each Indenture would constitute an event of default under such agreements which, among other things, could cause an acceleration of the indebtedness thereunder.

     Each Indenture provides that the Trustee shall within 90 days after the occurrence of a default, not including periods of grace, give the Holders of the affected series notice of all defaults known to it unless such defaults have been cured; provided that, except in the case of default in the payment of principal of or interest on any of the Debt Securities, the Trustee shall be protected in withholding such notice if and so long as the Trustee determines that the withholding of such notice is in the interests of such Holders. (Section 8.02)

     Each Indenture provides that the Trustee may sue Farmland in the case of default in payment of the principal of any Debt Security when the same shall become due and payable, or in the case of a default in the payment of the interest on any Debt Security for any period of 60 days after such interest shall become due and payable. (Section 8.04) Each Indenture further provides that the right of any Holder to receive payment of the principal of and interest on any Debt Security, or to institute a suit for the enforcement of such payment, may not be impaired without the consent of such Holder, unless, with regard to overdue interest payments, 75% in principal amount of the outstanding Debt Securities of the affected series consent on behalf of the Holders of all the Debt Securities of the affected series to the postponement of such overdue interest payment. (Sections 8.05 and 8.06) Each Indenture also provides that the Holders of not less than a majority in principal amount of the outstanding Debt Securities of each series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or to consent, on behalf of the Holders of all Debt Securities of such series, to the waiver of any past default and its consequences, except for a default in the payment of principal or interest. (Section 8.06)

     Each Indenture requires Farmland to file with the Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the applicable Indenture. (Section 7.05)


CONCERNING THE TRUSTEES

     UMB Bank, National Association, Kansas City, Missouri, is the Trustee under the Senior Indenture and Commerce Bank, National Association, Kansas City, Missouri, is the Trustee under the Subordinated Indenture. Each Trustee is to perform only the duties as are specifically set forth in the applicable Indenture and in the case of an Event of Default (which has not been cured) to exercise such of the rights and powers vested in it by the applicable Indenture, and to use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     Each Trustee, before taking any action under the applicable Indenture, may require that satisfactory indemnity be furnished to it by the Holders of the Securities or other persons for the reimbursement of all reasonable costs and expenses to which it may be put and to protect it against all liability which it may incur in or by reason of such action, except liability which is adjudicated to have resulted from its negligence or willful misconduct.


CONSOLIDATION OR MERGER OF OR WITH FARMLAND

     Nothing contained in either Indenture prevents any consolidation or merger of Farmland with or into any other corporation or entity (whether or not affiliated with Farmland), or successive consolidation or mergers in which Farmland or its successor or successors shall be a party or parties, or prevents any sale or conveyance of the property of Farmland as an entirety or substantially as an entirety to any other corporation or entity (whether or not affiliated with Farmland) authorized to acquire and operate the same; provided, however, that upon any such consolidation, merger, sale or conveyance, the due and punctual payment of the principal of and interest on all the Debt Securities (including the Demand Loan Certificates and the Subordinated Debenture Bonds) and the due and punctual performance and observance of all of the covenants and conditions under each Indenture to be performed or observed by Farmland, shall be expressly assumed, by supplemental indentures satisfactory in form to the Trustees and executed and delivered to the Trustees by the corporation or entity formed by such consolidation, or into which Farmland shall have been merged, or by the corporation or entity which shall have acquired such property. In case of any such consolidation, merger, sale or conveyance and upon any such assumption by the successor corporation, such successor corporation or entity shall succeed to and be substituted for Farmland, as if it had been the signatory to the Indentures. (Sections 13.01, 13.02)


MODIFICATION OF THE INDENTURE

     Each Indenture contains provisions permitting Farmland and the Trustee to enter into one or more supplemental indentures without the consent of the Holders of any of the Debt Securities issued thereunder (including, as applicable, the Demand Loan Certificates and the Subordinated Debenture Bonds) in order (i) to evidence the succession of another corporation to Farmland and the assumption by any such successor of the covenants and obligations of Farmland therein and in the Debt Securities issued thereunder and any interest coupons appertaining thereto; (ii) to add to the covenants of Farmland for the benefit of the Holders of all or any series of Debt Securities issued thereunder (and if such covenants are to be for the benefit of less than all series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon Farmland; (iii) to add any additional Events of Default with respect to all or any series of Debt Securities issued thereunder; (iv) to change or eliminate any of the provisions of the Indentures in respect of one or more series of Debt Securities issued thereunder, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; (v) to establish the form or terms of Debt Securities of any series issued thereunder; (vi) to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to the issued thereunder Debt Securities and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; (vii) to cure any ambiguity, to correct or supplement any provision therein which may be inconsistent with any other provision therein or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of such Indenture, provided such action shall not adversely affect in any material respect the interests of the Holders of any series issued thereunder; (viii) to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act or under any similar federal statute subsequently enacted, and to add to the Indenture such other provisions as may be expressly required under the Trust Indenture Act; or
(ix) to enable the issuance of uncertificated Debt Securities and to permit registration, transfer and exchange of Debt Securities by book-entry. (Section 12.01)

     Each Indenture also contains provisions permitting Farmland and the respective Trustee, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series issued thereunder and affected by such supplemental indenture, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or any supplemental indenture or modifying the rights of the Holders of such series, except that, without the consent of the each Holder so affected, no such supplemental indenture may: (i) change the stated maturity of the principal of, or premium, if any, on, or any installment of principal of or premium, if any, or interest on, any such Debt Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the manner in which the amount of any principal thereof or premium, if any, or interest thereon is determined, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of each Indenture or of certain defaults hereunder and their consequences) provided for in such Indenture; (iii) change any obligation of Farmland to maintain an office or agency in the places at which Debt Securities may be presented for transfer, exchange, redemption and payment, and where notices and demand to or upon Farmland may be served; or (iv) modify the provisions that set forth the provisions in each Indenture that may not be changed without the consent of the Holder of each Debt Security affected thereby. The Subordinated Indenture also provides that certain provisions with respect to the subordination of outstanding Debt Securities may not be modified in a manner adverse to the Holders thereof without the consent of each Holder of such outstanding Debt Securities affected thereby. (Section 12.02)


SATISFACTION, DISCHARGE AND DEFEASANCE

     Each Indenture provides that it ceases to be of further effect with respect to the Debt Securities of, or within, any series (except for certain specified surviving obligations, including (i) certain obligations to register the transfer or exchange of Debt Securities and (ii) the rights of Holders of Debt Securities to receive payments of principal thereof and interest thereon upon the stated maturity thereof) upon the satisfaction of certain conditions, including that (a) all Debt Securities of such series not theretofore delivered to the Trustee for cancellation: (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year and (b) Farmland has irrevocably deposited or caused to be deposited with the Trustee money in an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities for principal, premium, if any, and interest, with respect thereto, to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the stated maturity or redemption date, as the case may be. (Section 14.01)

     Each Indenture also contains defeasance provisions under which, unless otherwise specified with respect to the Debt Securities of any series issued thereunder, Farmland, at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except with regard to certain specified surviving obligations, including (a) certain obligations to register the transfer or exchange of Debt Securities and (b) the rights of Holders of Debt Securities to receive payments of principal thereof and interest thereon upon the stated maturity thereof) or (ii) will not be subject to certain covenants and Events of Default, in each case, upon the compliance with certain conditions, including the deposit with the relevant Trustee, in trust, or money and/or Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay (x) the principal of, premium, if any, and each installment of interest on such Debt Securities at the maturity of such payments and (y) any mandatory sinking fund payments applicable to such series on the day on which such payments are due and payable in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance provisions do not apply to the Demand Loan Certificates and the Subordinated Debenture Bonds. (Sections 14.03, 14.04, 14.05, 14.06)


TAX CONSEQUENCE OF INTEREST ELECTION

     Holders of Demand Loan Certificates and Subordinated Debenture Bonds should be aware that the election to receive interest on the payment date or to have the interest compounded semi-annually and paid at the date of redemption of the related security will not affect the reporting of interest for federal income tax purposes. All interest whether paid on the payment date or left to accumulate and be paid at the date of redemption of the related security will be credited to the Holder's account on the payment or compounding date. All interest credited to the Holder's account will be reported on a Form 1099 INT to the Holder and the Internal Revenue Service ("IRS") as interest income for the calendar year in which such interest is credited to the Holder's account. Therefore, a Holder who elects to have interest paid at the date of redemption of the related security may have taxable income for a year and not receive such interest income in cash. However, the Holder could terminate the election to have interest paid at the date of redemption. On the effective date of such termination, the Holder would receive payment of all interest accumulated through the date of termination.


                                  THE COMPANY

          Farmland is an agricultural farm supply and processing and marketing cooperative headquartered in Kansas City, Missouri, that is primarily owned by its members and operates on a cooperative basis. Founded in 1929, Farmland has grown from revenues of $310,000 during its first year of operation to over $9.1 billion during 1997. Members are entitled to receive patronage refunds distributed by Farmland from its member-sourced annual net earnings. Unless the context otherwise requires, the term "member" herein means (i) any voting member, (ii) any associate member, or (iii) any other person with which Farmland is a party to a currently effective patronage refund agreement (a "patron").
See "Business - Patronage Refunds and Distribution of Annual Earnings" included herein.

          Farmland was formally incorporated in Kansas in 1931. Its principal executive offices are at 3315 North Oak Trafficway, Kansas City, Missouri 64116 (telephone 816-459-6000).


MEMBERSHIP

      Membership requirements are determined by Farmland's Articles of Incorporation and the Board of Directors of Farmland (the ''Board of Directors'').

   VOTING MEMBERS

      As of August 31, 1997, Farmland's requirements for voting membership were as follows: the voting member must (1) own a minimum of $1,000 of Farmland's common stock; and (2) actively transact business with Farmland on a patronage basis (a member is deemed to be inactive when he or she does not transact business with Farmland for two consecutive years); and (3) not be a significant direct competitor with Farmland in any of Farmland's major business lines; and
(4) (a) be a natural person, a family farm corporation or a family farm partnership that (i) derives a majority of earned income from a farming operation (excluding any earned income of a spouse from other sources) and (ii) is a vendor of livestock to Farmland and/or a contract producer of livestock for Farmland; or (b) be an association of producers of agricultural products that
(i) is organized and conducts business on a cooperative basis; and (ii) distributes its earnings based on patronage; and (iii) is controlled directly by its voting producer members.

   ASSOCIATE MEMBERS

      To qualify for associate membership in Farmland, all of the following conditions must be met: the associate member must (1) own a minimum of $1,000 of Farmland's associate member common stock; (2) not be a significant direct competitor of Farmland in any business line in which the associate member expects to conduct patronage business with Farmland; and (3)(a) be a natural person, a family farm corporation, or a family farm partnership that (i) derives a majority of earned income from a farming operation (excluding any earned income of a spouse from other sources) and (ii) is a vendor of livestock to Farmland and/or a contract producer of livestock for Farmland; or (b) be an association conducting business on a cooperative basis; or (c) be a business entity owned 100%, directly or indirectly, by Farmland or its members or associate members; or (d) be a hog-and/or cattle-feeding business entity that agrees to provide Farmland with the information it needs to pass on patronage refunds from Farmland's hog- and/or cattle-marketing operations to those agricultural producer-members of Farmland who have conducted business with the entity.

   PATRONAGE AGREEMENTS WITH PATRONS

      All existing patronage agreements with patrons will remain in force until such time as either (a) the patron has been inactive with Farmland during any single fiscal year or (b) the patronage agreement is canceled by mutual consent. No new patronage agreements will be authorized without prior approval by the Board of Directors.

      As of August 31, 1997, Farmland's membership, associate membership and patrons eligible for patronage refunds consisted of approximately 1,400 cooperative associations of farmers and ranchers and 13,000 pork or beef producers or associations of such producers. See ''Business - Patronage Refunds and Distribution of Annual Earnings'' included herein.

      In the event the Board of Directors of Farmland shall determine that any holder of the common stock or associate member common stock of Farmland does not meet the qualifications as may be established by the Board of Directors for holders thereof, such person shall have no rights or privileges on account of such common stock to vote for director(s) or to vote on the management or affairs of Farmland, and Farmland shall have the right, at its option, (a) to purchase such common stock at its book or par value, whichever is less, as determined by the Board of Directors, or (b) in exchange for such common stock or associate member common stock, to issue or record on the books of Farmland capital credits in an equivalent amount. On the failure of any holder, following any demand by Farmland therefor, to deliver the certificate or certificates evidencing any common stock or associate member common stock, Farmland may cancel the same on its books and issue or record on the books of Farmland an equivalent amount of capital credits in lieu thereof.

                                    BUSINESS

GENERAL

      The Company is one of the largest cooperatives in the United States in terms of revenues. In 1997, Farmland had total sales of $9.1 billion and export sales in excess of $1.3 billion to customers in over 80 countries.
Substantially all of the Company's foreign sales are invoiced and collected in U.S. Dollars.

      The Company conducts business primarily in two operating areas: agricultural inputs and outputs. On the input side of the agricultural industry, the Company operates as a farm supply cooperative. On the output side of the agricultural industry, the Company operates as a processing and marketing cooperative.

      The Company's farm supply operations consist of three principal product divisions: petroleum, crop production and feed. Principal products of the petroleum division are refined fuels, propane, and by-products of petroleum refining. Principal products of the crop production division are nitrogen-, phosphate- and potash-based fertilizers ("plant nutrients") and, through the Company's ownership in WILFARM, L.L.C. (a 50%-owned venture formed in 1995) ("WILFARM") and Omnium, LLC (a 50%-owned venture formed in 1997) ("Omnium"), a complete line of insecticides, herbicides and mixed chemicals. Principal products of the feed division include swine, dairy, pet, beef, poultry, mineral and specialty feeds, feed ingredients and supplements, animal health products and livestock services. Over 50% of the Company's farm supply products sold in 1997 was produced in plants owned by the Company or operated by the Company under long-term lease arrangements. Approximately 60% of the Company's farm supply products sold in 1997 was sold at wholesale to farm cooperative associations which are members of Farmland. These farm cooperative associates distribute products primarily to farmers and ranchers in states which comprise the corn belt and the wheat belt and who utilize the products in the production of farm crops and livestock.

      On the output side, the Company's operations include the processing of pork and beef, the marketing of fresh pork, processed pork and fresh beef and the storage and marketing of grain. In 1997, approximately 63% of the hogs processed, 20% of the beef cattle processed and 53% of the grain marketed by the Company were supplied to the Company by its members. Substantially all of the Company's pork and beef products sold in 1997 were processed in plants owned by the Company.

      No material part of the business of any segment of the Company is dependent on a single customer or a few customers. Financial information about the Company's industry segments is presented in Note 11 of the Notes to Consolidated Financial Statements included herein.


      The principal businesses of the Company are highly seasonal.
Historically, the majority of revenues related to crop production, beef and grain occur during the spring, summer and fall, respectively. Revenues related to crop production and beef are lowest during the winter, while sales related to the grain and feed businesses tend to be lowest during the spring and summer, respectively.

      The Company competes for market share with numerous participants with various levels of vertical integration, product and geographical diversification, sizes and types of operations. In the petroleum industry, competitors include major oil companies, independent refiners, other cooperatives and product brokers. Competitors in the crop production industry include global producers (some of which are cooperatives) of nitrogen- and phosphate-based fertilizers and product importers and brokers. The feed, pork and beef industries are comprised of a large variety of competitive participants.

PETROLEUM

   MARKETING

      The principal products of this business segment are refined fuels, propane and by-products of the petroleum refinery. Approximately 60% of petroleum refined fuels products sold in 1997 resulted from transactions with Farmland's members. The balance of the Company's refined fuels products sales were principally to retailing chains in urban areas. Other petroleum products include lube oil, grease and, through the Company's ownership in Triton Tire & Battery, L.L.C. (a 33.3%-owned venture formed subsequent to year-end), car, truck and tractor tires, batteries and accessories. Sales of petroleum products as a percent of the Company's consolidated sales for 1995, 1996 and 1997 were 12%, 11% and 15%, respectively.

      Competitive methods in the petroleum industry include service, product quality and prices. However, in refined fuel markets, price competition is most dominant. Many participants in the industry engage in one or more of the industry's processes (oil production, transportation, refining, wholesale distribution and retailing). The Company participates in the industry primarily as a mid-continent refiner and as a wholesale distributor of petroleum products.

   PRODUCTION

      The Company owns a refinery at Coffeyville, Kansas. Production volume for 1995, 1996 and 1997 was as follows:

                          Barrels of Crude Oil Processed
                                   Daily Average
                            Based on 365 Days per year
                        1995            1996            1997
                                     (barrels)
Coffeyville, Kansas    66,367          64,276          81,397

      The refinery produced approximately 26 million barrels of motor fuels, heating fuels and other petroleum products in 1995, 25 million barrels in 1996, and 32 million barrels in 1997. In July 1994, the Company acquired a mothballed refinery in Texas for reassembly at the Coffeyville refinery site. Reassembly was completed during the fourth quarter of 1996, enabling the Company to increase production during 1997 compared with 1995 and 1996. Approximately 73% of refined fuel sales in 1997 represented products produced at this location.

   RAW MATERIALS

      Farmland's refinery was designed to process high quality crude oil with low sulfur content ("sweet crude"). Competition for sweet crude and declining production in proximity of the refinery has increased the cost and decreased the availability of raw material relative to such cost and availability for coastal refineries with the capacity for processing and access to lower quality crude with high sulfur content ("sour crude"). In 1997, the Company's pipeline/trucking gathering system collected approximately 19% of its crude oil supplies from producers near its refinery. Additional supplies are acquired from diversified sources.


      Modifications are being made to the Coffeyville refinery to increase its capability to efficiently process crude oil streams containing greater amounts of sour crude. In 1996, Farmland entered into various 20-year agreements with Tessenderlo KERLEY Inc. ("TKI") whereby TKI would build two 50-ton per day sulfur processing facilities at the refinery. The first plant was completed during 1997. The second unit will be completed during 1998. Under the agreements, Farmland will provide high sulfur gas streams, a refinery by-product, to the sulfur processing plants.

      Crude oil is purchased approximately 45 to 60 days in advance of the time the related refined products are to be marketed. Certain of these advance crude oil purchase transactions, as well as fixed price advance sales contracts of refined products, are hedged utilizing petroleum futures contracts. See "Risk Factors - External Factors May Affect Our Business".

      During periods of volatile crude oil price changes, or in extremely short crude supply conditions, the Company's petroleum operations could be affected to a greater extent than petroleum operations of more vertically integrated competitors with crude oil supplies available from owned producing reserves. In past periods of relatively severe crude oil shortages, various governmental regulations such as price controls and mandatory crude oil allocating programs have been implemented. There can be no assurance as to what, if any, government action would be taken if a crude oil shortage were to develop.


CROP PRODUCTION

   MARKETING

      The Company's crop production business includes plant nutrients and, through the Company's ownership in WILFARM and Omnium, a complete line of crop protection products such as insecticides, herbicides and mixed chemicals. Sales of the crop production business segment as a percent of consolidated sales for 1995, 1996 and 1997 were 16%, 14% and 14%, respectively.

      Competition in the plant nutrient industry is dominated by price considerations. However, during the spring and fall plant nutrient application seasons, farming activities intensify and delivery service capacity is a significant competitive factor. The Company maintains a significant capital investment in distribution assets and a seasonal investment in inventory to enhance its manufacturing and distribution operations. The Company owns or leases plant nutrient custom dry blending, liquid mixing, storage and distribution facilities at over 150 locations throughout its trade territory to conform delivery capacity more closely to customer demands for delivery services.

      The Company's sales of crop production products are primarily at wholesale to local cooperative associations who are members of Farmland. In view of this member/customer relationship, management believes that, with respect to such customers, the Company has a slight competitive advantage.

      Domestic competition, mainly from other regional cooperatives and integrated multinational crop production companies, is intense due to customers' sophisticated buying tendencies and production strategies that focus on costs and service. Also, foreign competition exists from producers of crop production products manufactured in countries with lower cost natural gas supplies (the principal raw material in nitrogen-based fertilizer products). In certain cases, foreign producers of fertilizer for export to the United States may be subsidized by their respective governments.

   PRODUCTION

      The Company manufactures nitrogen-based crop production products. Based on total production capacity, the Company is one of the largest producers of anhydrous ammonia fertilizer in the United States.

      The Company operates seven anhydrous ammonia production plants, three of which are leased under long-term lease arrangements, at six locations in Kansas, Iowa, Nebraska, Oklahoma and Louisiana. For fiscal years 1995, 1996 and 1997, annual production approximated 2.7 million tons, 2.8 million tons and 2.8 million tons, respectively.

      Natural gas is the major raw material used in production of synthetic anhydrous ammonia. Synthetic anhydrous ammonia is the basic component of other commercially produced nitrogen-based crop production products including urea, urea ammonium nitrate ("UAN") solutions and other products. The Company produces such value-added nitrogen-based products at five plants, two of which are leased under long-term lease arrangements, at four locations in Kansas, Oklahoma and Nebraska. Production of such value-added products from anhydrous ammonia for 1995, 1996 and 1997 approximated 1.6 million tons, 1.5 million tons and 1.6 million tons, respectively.

      Ammonia also is used to react with phosphoric acid to produce phosphoric acid products such as liquid mixed fertilizer, diammonium phosphate and monoammonium phosphate.

      The Company owns land in Florida which contains an estimated 40 million tons of phosphate rock and a phosphate chemical plant located in Joplin, Missouri. The Joplin plant produces ammonium phosphate which is combined in varying ratios with muriate of potash to produce 12 different fertilizer grade products. In addition, feed grade phosphate (dicalcium phosphate) is produced at this facility. Production of ammonium phosphate approximated 64,000 tons,

65,000 tons and 44,000 tons in 1995, 1996 and 1997, respectively, and production of feed grade phosphate approximated 159,000 tons, 160,000 tons and 163,000 tons in 1995, 1996 and 1997, respectively.

      The Company and Norsk Hydro a.s. are each 50% owners of a joint venture, Farmland Hydro, L.P. ("Hydro"), which is a manufacturer of phosphate fertilizer products for distribution principally to international markets. Hydro operates a phosphate-based plant at Green Bay, Florida, and owns phosphate rock reserves located in Hardee County, Florida which contain an estimated 40 million tons of phosphate rock (and is in addition to the aforementioned Florida phosphate rock owned by the Company). The Company provides management and administrative services and Norsk Hydro a.s. provides marketing services to Hydro. Hydro's plant produces phosphate fertilizer products such as super phosphoric acid, diammonium phosphate and monoammonium phosphate. Annual production in tons of such products for 1995, 1996 and 1997 was 1,471,000, 1,459,000 and 1,504,000,
respectively. The phosphate rock required to operate Hydro's plant is presently purchased from outside suppliers and adequate supplies of sulfur are available from several producers.

      In view of the availability of adequate supplies of phosphate rock from alternative sources, neither the Company nor Hydro plan to develop their respective phosphate rock reserves within the next year.

      The Company and J.R. Simplot Company are each 50% owners of a venture, SF Phosphates Limited Company ("SF Phosphates"), which operates a phosphate mine located in Vernal, Utah, a phosphate chemical plant located in Rock Springs, Wyoming and a 96-mile pipeline connecting the mine to the plant. The plant produces monoammonium phosphate and super phosphoric acid with annual production in tons for 1995, 1996 and 1997 of 409,000, 483,000 and 409,000, respectively.
Under the venture agreement, the Company and J.R. Simplot Company purchase the production of the venture in proportion to their ownership. Based on current recovery methods and the levels of plant production in recent years, the Company estimates that the phosphate rock reserves owned by SF Phosphates are adequate to provide the phosphate rock requirements of the plant for approximately 75 years.

      The Company and Mississippi Chemical Company are each 50% owners of a joint venture formed to develop, construct and operate a 1,850 metric ton per day ammonia production facility in The Republic of Trinidad and Tobago. The plant construction is funded by a combination of nonrecourse project financing and equity. Construction is scheduled to be completed in 1998. See "-Capital Expenditures and Investments in Ventures".

   RAW MATERIALS

      Natural gas, the largest single component of nitrogen-based fertilizer production, is purchased directly from natural gas producers. Natural gas purchase contracts are generally market sensitive and contract prices change as the market price for natural gas changes. In addition, the Company has a hedging program which utilizes natural gas futures and options to reduce risks of market price volatility. See "Risk Factors - External Factors May Affect Our Business".

      Natural gas is delivered to the Company's facilities under pipeline transportation service agreements which have been negotiated with each plant's delivering pipeline. Natural gas delivery to the plants could be curtailed under regulations of the Federal Energy Regulatory Commission if a delivering pipeline's capacity was required to serve priority users such as residences, hospitals and schools. In such cases, production could be curtailed. No significant production has been lost because of curtailments in pipeline transportation, and no such curtailment is anticipated.

FEED

      Products in the Company's feed line include swine, beef, poultry, dairy, pet, mineral and specialty feeds, feed ingredients and supplements, livestock and animal health products. The primary components of feed products are grain and grain by-products, which are generally available in the region in which the Company operates.

      This business segment's sales were approximately 6%, 6% and 7% of consolidated sales for the years 1995, 1996 and 1997, respectively. Approximately 51% of the feed business segment's sales in 1997 was attributable to products manufactured in the Company's feed mills. The Company operates feed mixing plants at 22 locations throughout its territory, an animal protein and a premix plant located in Eagle Grove, Iowa, a premix plant in Marion, Ohio and a pet food plant in Muncie, Kansas.

      Feed production for 1995, 1996 and 1997 was as follows:


                                      Approximate Annual Production
                                 1995            1996            1997
                                               (tons)
26 feed mills (combined)....... 1,112,000        1,103,000       1,165,000



      The Company conducts research in animal health and nutrition. Through local cooperative associations of farmers and ranchers, the Company participates in livestock and hog services designed to produce lean, feed-efficient animals and help livestock producers select feed formulations which maximize weight gain.


FOOD PROCESSING AND MARKETING

  PORK

   PROCESSING

      The Company's pork processing and marketing operations are conducted through a 99%-owned subsidiary, Farmland Foods, Inc. ("Foods"), which operates 12 food processing facilities. These facilities are primarily located in the Midwest and include facilities at Topeka, Kansas and Dubuque, Iowa, which were purchased during 1996, and a leased facility in Albert Lea, Minnesota.

      Meat processing facilities at Springfield, Massachusetts, Carey, Ohio, and New Riegel, Ohio produce Italian-style specialty meats and ham products. Plants in Wichita and Topeka, Kansas and Albert Lea, Minnesota process fresh pork into a variety of products including ham, bacon and sausage. Additionally, the Wichita, Kansas facility processes pork, beef and chicken into hot dogs, dry sausage and other luncheon meats. Facilities in Denison and Dubuque, Iowa, Monmouth, Illinois and Crete, Nebraska function as pork abattoirs and have additional capabilities for processing pork into bacon, ham and smoked meats. These facilities also process fresh pork into primal cuts for additional processing into fabricated meats which are sold to commercial users and to retail grocery chains, as well as case-ready and label-branded cuts for retail distribution. The plant located in Carroll, Iowa is primarily a packaging facility for canned or cook-in-bag products. The facility located in Omaha, Nebraska, prepares primal beef and pork products into case-ready cuts of meat which can be shipped directly to retailers.

      The Company's total weekly production approximated 12.6 million pounds,
16.2 million pounds and 16.8 million pounds, and total weekly head slaughtered approximated 120,000, 111,000 and 132,000 in 1995, 1996 and 1997, respectively.

     MARKETING

      The Company's products include fresh pork, fabricated pork, smoked meats, ham, bacon, fresh sausage, dry sausage, hot dogs and packing house by-products. These products are marketed under a variety of brand names including: Farmland, Farmstead, OhSe, Maple River, Carando, Roegelein, Regal and Marco Polo. Product distribution is through national and regional retail food chains, food service accounts, distributors and through international marketing brokers.

      Pork marketing is a highly competitive industry with many suppliers of fresh and processed pork products competing for shelf space in retail food stores. Other meat products such as beef, poultry and fish also compete directly with pork products. Competitive methods in this segment include price, product quality, product differentiation and customer service.

BEEF

   PROCESSING

      The Company's beef processing and marketing operations are conducted through Farmland National Beef Packing Company, L.P. ("FNBPC"), which was formed in April 1993, and at September 1, 1997, was 75%-owned by Farmland. The processing facilities for these beef operations are located in Liberal, Kansas and Dodge City, Kansas. These facilities function as beef abattoirs and process fresh beef into primal cuts for additional processing into fabricated or boxed beef. During 1995, 1996 and 1997, the two plants slaughtered an aggregate of
1.9 million, 2.1 million and 2.1 million cattle, respectively.

      The Company has agreed to sell up to a 25% interest in FNBPC to an unrelated party, U.S. Premium Beef, LTD. ("USPB"). Therefore, the Company's ownership in FNBPC could be reduced to 50%. At this time, there is no assurance USPB will raise the capital necessary to consummate part or all of this transaction.

   MARKETING

      Products in the Company's beef processing and marketing operations include fresh and frozen beef, boxed beef and packing house by-products. Product distribution is through national and regional retail and food service customers as well as under the Farmland Black Angus Beef label. In addition, certain beef products are distributed in international markets.

      Beef marketing is a highly competitive industry with many suppliers of fresh and boxed beef. Other meat products such as pork, poultry and fish also compete directly with beef products. Competitive methods in this industry include price, product quality, product differentiation and customer service.



GRAIN

   MARKETING

      The Company markets wheat, corn, soybeans, milo, barley and oats, with wheat and corn constituting the majority of the marketing business. The Company's North American Grain Division ("NAGD") purchases grain from members and nonmembers located in the Midwestern part of the United States and assumes all risks related to selling such grain. Grain is priced in the United States principally through bids based on organized commodity markets.

      The Company is exposed to risk of loss in the market value of its grain inventory and fixed price purchase contracts if grain market prices decrease and is exposed to loss on its fixed price sales contracts if grain market prices increase. To reduce the price change risk associated with holding positions in grain, the Company takes opposite and offsetting positions by entering into grain commodity futures contracts. Generally, such contracts have terms of up to one year. The Company's strategy is to maintain hedged positions on as close to 100% of its grain positions as is possible. During 1995, 1996 and 1997, the Company maintained hedges on approximately 97.9%, 94.8% and 92.9%, respectively, of its grain positions. Based on total assets at the beginning and end of 1997, the average market value of grain positions not hedged during the year amounted to less than 1% of the Company's average total assets. While hedging activities reduce the risk of loss from changing market values of grain, such activities also limit the gain potential which otherwise could result from changes in market prices of grain. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Financial Condition, Liquidity and Capital Resources" and " - Results of Operations for Years Ended August 31, 1995, 1996 and 1997 - Grain Marketing" included herein.




In 1997, approximately 41% of grain revenues were from export sales or sales to domestic customers for export. In 1995 and 1996, export sales or sales to domestic customers for export accounted for approximately 47% and 42%, respectively, of grain revenues. Export-related sales are subject to international political upheavals and changes in other countries' trade policies which are not within the control of the United States or the Company. Foreign sales of grain generally are paid in U.S. Dollars.

      The Company's international grain trading subsidiaries (collectively referred to as "Tradigrain") import, export and ship all major grains from the major producing countries to final consumers which are either governmental entities, private companies or other major grain companies.

      Tradigrain's purchases of grain are made on a cash basis and its sales of grain are mostly done against confirmed letters of credit. For purposes of the Company's Consolidated Financial Statements, the Company recognizes as sales the net margin on grain merchandised by Tradigrain rather than the gross value of such products merchandised. Furthermore, Tradigrain may take long or short grain positions. These positions are accounted for on a mark-to-market basis and the gain or loss is recognized as a component of net sales.

   PROPERTY

      The Company currently operates, through either ownership or lease, 26 inland elevators and one export elevator in the United States with a total capacity of approximately 120.6 million bushels of grain.

RESEARCH

          The Company operates a research and development farm for the primary purpose of improving nutrition, genetic selection and animal health practices related to livestock and pets. The Company also conducts research at its pork processing facilities directed toward product development and process improvement.

    Expenditures related to Company-sponsored product research and process improvements amounted to $2.3 million, $2.4 million and $2.1 million for 1995, 1996, and 1997, respectively.


CAPITAL EXPENDITURES AND INVESTMENTS IN VENTURES

          In 1997, the Company made capital expenditures and investments in ventures totaling $187.9 million.

          The Company has approved expenditures (of which $39.2 million was committed as of August 31, 1997) of $197.0 million for capital additions and improvements and $5.0 million for investments in ventures during the years 1998 and 1999. The majority of these expenditures are in the crop production, food processing and marketing and petroleum businesses and are primarily for plant improvements. From time to time, management may recommend additional capital projects to Farmland's Board of Directors for approval.

          The Company intends to fund its capital program with cash from operations, through borrowings or through other capital market transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources".



YEAR 2000

          The Company has assessed key financial, informational and operational systems. Management does not anticipate that the Company will encounter significant operational issues related to Year 2000. Furthermore, the financial impact of making required systems changes is not expected to be material to the Company's consolidated financial position, results of operations or cash flows.


MATTERS INVOLVING THE ENVIRONMENT

          The Company is subject to various stringent federal, state and local environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous materials, as the Company uses hazardous substances and generates hazardous wastes in the ordinary course of its manufacturing processes. The Company recognizes liabilities related to remediation of contaminated properties when the related costs are probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, undiscounted site specific costs and currently enacted laws and regulations. In reporting environmental liabilities, no offset is made for potential recoveries. Such liabilities include estimates of the Company's share of costs attributable to potentially responsible parties which are insolvent or otherwise unable to pay. All liabilities are monitored and adjusted regularly as new facts or changes in law or technology occur.

          The Company wholly or jointly owns or operates 27 grain elevators and 62 manufacturing properties and has potential responsibility for environmental conditions at a number of former manufacturing facilities and at waste disposal facilities operated by third parties. The Company also has been identified as a PRP under CERCLA at various National Priority List sites and has unresolved liability with respect to the past disposal of hazardous substances at five such sites. CERCLA may impose joint and several liability on certain statutory classes of persons for the costs of investigation and remediation of contaminated properties, regardless of fault or the legality of the original disposal. These persons include the present and former owners or operators of a contaminated property and companies that generated, disposed of, or arranged for the disposal of hazardous substances found at the property. The Company is investigating or remediating contamination at 25 properties under CERCLA and/or the state and federal hazardous waste management laws. During 1995, 1996 and 1997, the Company paid approximately $3.2 million, $1.8 million and $4.6 million, respectively, for environmental investigation and remediation.

          The Company currently is aware of probable obligations for environmental matters at 33 properties. As of August 31, 1997, the Company has an environmental accrual in its Consolidated Balance Sheet for probable and reasonably estimated cost for remediation of contaminated property of $16.9 million. The Company periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, the Company believes that the accruals established for environmental expenditures are adequate.

          The Company's actual final costs of addressing certain environmental matters are not quantifiable, and therefore have not been accrued, because such matters are in preliminary stages and the timing, extent and costs of various actions which governmental authorities may require are currently unknown. Management is aware of other environmental matters for which there is a reasonable possibility that the Company will incur costs to resolve. It is possible that the costs of resolution of the matters described in this paragraph may exceed the liabilities which, in the opinion of management, are probable and which costs are reasonably estimable at August 31, 1997. In the opinion of management, it is reasonably possible for such additional costs to be approximately $17.5 million.


          Under the Resource Conservation Recovery Act of 1976 (' 'RCRA''), the Company has four closure and four post-closure plans in place for six locations. Closure and post-closure plans also are in place for three landfills and two injection wells as required by state regulations. Such closure and post-closure costs are estimated to be $5.1 million at August 31, 1997 (and is in addition to the $17.5 million discussed in the prior paragraph). The Company accrues these liabilities when plans for termination of plant operations have been made. Operations are being conducted at these locations and the Company does not plan to terminate such operations in the foreseeable future. Therefore, the Company has not accrued these environmental exit costs.

          There can be no assurance that the environmental matters described above, or environmental matters which may develop in the future, will not have a material adverse effect on the Company's business, financial condition or results of operations.

          Protection of the environment requires the Company to incur expenditures for equipment or processes, which expenditures may impact the Company's future net income. However, the Company does not anticipate that its competitive position will be adversely affected by such expenditures or by laws and regulations enacted to protect the environment. Environmental expenditures are capitalized when such expenditures provide future economic benefits. In 1995, 1996 and 1997, the Company had capital expenditures of approximately $4.7 million, $10.9 million and $8.4 million, respectively, to improve the environmental compliance and efficiency of its operations. Management believes the Company currently is in substantial compliance with existing environmental rules and regulations.

GOVERNMENT REGULATION

          The Company's business is conducted within a legal environment created by numerous federal, state and local laws which have been enacted to protect the public's interest by promoting fair trade practices, safety, health and welfare. The Company believes that its operating procedures conform to the intent of these laws and that the Company currently is in compliance with all such laws, the violation of which could have a material adverse effect on the Company.

          Certain policies may be implemented from time to time by the United States Department of Agriculture, the Department of Energy or other governmental agencies which may impact the demands of farmers and ranchers for the Company's products or which may impact the methods by which certain of the Company's operations are conducted. Such policies may impact the Company's farm supply, food processing and marketing and grain storage and marketing operations.

      In 1996, the Federal Agriculture Improvement and Reform Act ("FAIR") was signed into law. FAIR represents the most significant change in government farm programs in more than 60 years. Under FAIR, the former system of variable price-linked deficiency payments to farmers has been replaced by a program of fixed payments which decline over a seven-year period. In addition, FAIR eliminates federal planting restrictions and acreage controls. The Company believes that FAIR was intended to accelerate the trend toward greater market orientation and reduced Government influence on the agricultural sector. As a result, the Company expects the number of acres under cultivation to increase. This increase could favorably impact demand of producers for the Company's plant nutrients and crop protection products and fuels. Whether demand for the Company's products is favorably impacted depends in a large part on whether U.S. agriculture becomes more competitive in world markets as this industry moves toward greater market orientation, the extent which governmental actions expand international trade agreements and whether market access opportunities for U.S. agriculture is increased.


          The U.S. Congress recently deliberated, and postponed until 1998, further consideration of legislation commonly referred to as "fast track", which would authorize the President to submit a trade agreement to Congress with the assurance that it will be voted on within 90 days and not be subject to amendments. The Company believes that fast track legislation could be beneficial to U.S. agricultural interests, as it may open markets, increase exports and expand trade opportunities with countries which import agricultural products. If Congress were to fail to adopt the fast track legislation, or if Congress were to modify the pending legislation in any significant respect, the Company's access to international markets may be adversely impacted. There can be no assurance that fast track legislation in any form will be adopted.

          Management is not aware of any newly implemented or pending policies, other than as discussed above, having a significant impact or which may have a significant impact on operations of the Company.


EMPLOYEE RELATIONS

          At August 31, 1997, the Company had approximately 14,600 employees. Approximately 50% of the Company's employees were represented by unions having national affiliations. The Company considers its relationship with employees to be generally satisfactory. No labor strikes or work stoppages within the last three fiscal years have had a materially adverse effect on the Company's operating results. Current labor contracts expire on various dates through March 2001.


PATRONAGE REFUNDS AND DISTRIBUTION OF ANNUAL EARNINGS

      For purposes of this section, annual earnings means earnings before income taxes determined in accordance with generally accepted accounting principles.

      Farmland operates on a cooperative basis. In accordance with its bylaws, Farmland determines its annual net earnings from transactions with members ("member-sourced earnings"). For this purpose, annual net earnings is before income tax determined in accordance with generally accepted accounting principles. Losses, including patronage allocation unit losses, if any, are handled in accordance with the Company's bylaws. The remaining member-sourced earnings are returned to members as patronage refunds in the form of qualified or nonqualified written notice of patronage refund allocation. Each member's portion of the annual patronage refund is determined by the earnings of Farmland attributed to the quantity or value of business transacted by the member with Farmland during the year for which the patronage is paid.

          The patronage refunds may be paid in the form of qualified or nonqualified written notices of allocation or cash. The qualified patronage refund, if any, must be paid at least 20% in cash and is deductible by the Company for federal income tax purposes. The portion of the qualified patronage refund not paid in cash (the allocated equity portion) is distributed in common shares, associate member common shares or capital credits (depending on the membership status of the recipient), or the Board of Directors may determine to distribute the allocated equity portion in any other form or forms of equities. The allocated equity portion of the qualified patronage refund is determined annually by the Board of Directors, but is limited to no more than 80% of the total qualified patronage refund. The nonqualified patronage refund, if any, is recorded as book credits in the form of common shares, associate member common shares or capital credits (depending on the membership status of the recipient), or the Board of Directors may determine to record the nonqualified patronage refund in any other form or forms of nonpreferred equities. The nonqualified patronage refund is deductible by the Company for federal income tax purposes only upon redemption of the equity or equities issued. The bylaws of Farmland provide that the Board of Directors has complete discretion with respect to the handling and ultimate disposition of any member-sourced losses. For the year ended August 31, 1997, the Board of Directors determined that the Company would retain $13.5 million of member-sourced losses for disposition at a later date.

      For the years ended 1995, 1996 and 1997, patronage refunds authorized by the Board of Directors were:


                 Cash or Cash Equivalent
                  Portion of Patronage     Non-Cash Portion of      Total Patronage
                         Refunds            Patronage Refunds           Refunds

                                         (Amounts in thousands)
1995...............   $       33,061          $        61,356         $      94,417
1996...............   $       32,719          $        60,776         $      93,495
1997...............   $       40,228          $        68,079         $     108,307



          Nonmember-sourced income (earnings attributed to transactions with persons not eligible to receive patronage refunds, i.e. nonmembers) and nonpatronage income or loss (income or loss from activities not directly related to the cooperative marketing or purchasing activities of Farmland) is subject to income taxes computed on the same basis as such taxes are computed on the income or loss of other corporations.


EQUITY REDEMPTION PLANS

          The Equity Redemption Plans described below, namely the base capital plan, the estate settlement plan and the special equity redemption plans (collectively, the "Plans") may be changed at any time or from time to time at the sole and absolute discretion of the Board of Directors. The Plans are also not binding upon the Board of Directors or the Company, and the Board of Directors reserves the right to redeem, or not redeem, any equities of the Company without regard to whether such action or inaction is in accordance with the Plans. The factors which may be considered by the Board of Directors in determining when, and under what circumstances, the Company may redeem equities include, but are not limited to, the terms of the Company's base capital plan, the Company's results of operations, financial position, cash flow, capital requirements, long-term financial planning needs, income and other tax considerations and other relevant considerations. By retaining discretion to determine the amount, timing and ordering of any equity redemptions, the Board of Directors believes that it can continue to assure that the best interests of the Company and thus of its owners will be protected.

   BASE CAPITAL PLAN

          For the purposes of acquiring and maintaining adequate capital to finance the business of the Company, the Board of Directors has established a base capital plan.

          The base capital plan provides a mechanism for determining the Company's total capital requirements and each voting member's and associate member's share thereof (hereinafter referred to as the "Base Capital Requirement"). As part of the base capital plan, the Board of Directors may, in its discretion, provide for redemption of Farmland common shares or associate member common shares held by voting members or associate members whose holdings of common shares or associate member shares exceed the voting members' or associate members' Base Capital Requirement. The base capital plan provides a mechanism under which the cash portion of the patronage refund payable to voting members or associate members will depend upon the degree to which such voting members or associate members meet their Base Capital Requirements.

   ESTATE SETTLEMENT PLAN

      The estate settlement plan provides that equity holdings of deceased natural persons (except for equity purchased and held for less than five years) be redeemed at par value. This provision is subject to a limitation of $1.0 million in any one fiscal year without further authorization by the Board of Directors for such year.

   SPECIAL EQUITY REDEMPTION PLANS

      From time to time, the Company has redeemed portions of its outstanding equity under various special equity redemption plans. The special equity redemption plans may be changed at any time or from time to time at the sole and absolute discretion of the Board of Directors. The special equity redemption plans are not binding upon the Board of Directors or the Company, and the Board of Directors reserves the right to redeem, or not redeem, any equities of the Company without regard to whether such action or inaction is in accordance with the special equity redemption plans.

      The special equity redemption plans are designed to return cash to members or former members of Farmland or Farmland Foods by a systematic method for redemption of outstanding equity which may not be subject to redemption through other Plans, such as the base capital plan or the estate settlement plan. The order in which each type of equity is redeemed is determined by the Board of Directors.

      Presented below are the amounts of equity approved for redemption by the Board of Directors of Farmland and Farmland Foods under the base capital plan, the estate settlement plan, and special equity redemption plans for each of the years in the five-year period ended 1997. Substantially all amounts approved for redemptions are paid in cash in the year following approval.

                  Base Capital Plan     Estate Settlement
                     Redemptions        Plan Redemptions       Special Equity          Total Plan
                                                                Redemption(a)          Redemptions
                                               (Amounts in Thousands)
1995..........  $      14,159          $        128          $     13,451          $    27,738
1996..........  $      14,024          $        138          $     11,277          $    25,439
1997..........  $      17,228          $        141          $     11,351          $    28,720


(a) Included in 1995, 1996 and 1997 are redemptions of preferred stock.


                               LEGAL PROCEEDINGS

     The Company believes there is no litigation existing or pending against Farmland or any of its subsidiaries that, based on the amounts involved or the defenses available to the Company, would have a material adverse effect on the financial position of the Company except for the pending tax litigation relating to Terra, a former subsidiary of the Company, as explained in Note 6 of the Notes to Consolidated Financial Statements. See "Risk Factors - Income Tax Matters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources" included herein.

                                   MANAGEMENT


          The directors of Farmland are as follows:

                                             Expiration Total Years
                      Age as of   Positions  of Present of Service
                      August 31,  Held With   Term as    as Board
  Name                   1997     Farmland    Director    Member    Business Experience During Last Five Years

Albert J. Shivley         54     Chairman of    1998       13      General Manager--American Pride Co-op
                                  the Board                        Association, Brighton, Colorado, a local
                                                                   cooperative association of farmers and
                                                                   ranchers.

H. D. Cleberg             58    President and   2000        7      Mr. Cleberg has been with Farmland since
                                    Chief                          1968.  He was named as president-elect in
                                  Executive                        February 1991 and became President in April
                                   Officer                         1991.  From September 1990 to January 1991 he
                                                                   served as Senior Vice President and Chief
                                                                   Operating Officer, Agricultural Group.  From
                                                                   April 1989 to August 1990 he served as
                                                                   Executive Vice President, Operations.

Jody Bezner               56    Vice Chairman   2000        6      Producer--Texline, Texas.
                                   and Vice
                                  President

Lyman Adams, Jr.          46                    1998        5      General Manager--Cooperative Grain and
                                                                   Supply, Hillsboro, Kansas, a local
                                                                   cooperative association of farmers and
                                                                   ranchers.

Ronald J. Amundson        53                    2000        9      General Manager--Central Iowa Cooperative,
                                                                   Jewell, Iowa, a local cooperative association
                                                                   of farmers and ranchers.

Baxter Ankerstjerne       61                    1999        7      Producer--Peterson, Iowa.  Mr. Ankerstjerne

                                                                   serves as Director of First Cooperative
                                                                   Association, Cherokee, Iowa, a local
                                                                   cooperative association of farmers and
                                                                   ranchers.  From 1988 to 1997, he served as
                                                                   Chairman of the Board of Directors of Farmers
                                                                   Cooperative Association, Marathon, Iowa.

Richard L. Detten         63                    1999       10      Producer--Ponca City, Oklahoma.

Steven Erdman             47                    1998        5      Producer--Bayard, Nebraska.

Harry Fehrenbacher        49                    1999        1      Producer--Newton, Illinois.  Mr. Fehrenbacher
                                                                   serves as President of the Board of Directors
                                                                   of Effingham Equity, Effingham, Illinois, a
                                                                   local cooperative association of farmers and
                                                                   ranchers.

Martie Floyd              49                    2000        *      Producer--Johnson, Kansas.  Mr. Floyd is
                                                                   currently serving as director and secretary
                                                                   of the Board for Johnson Cooperative Grain
                                                                   Co., Inc., Johnson, Kansas, a local
                                                                   cooperative association of farmers and
                                                                   ranchers.

Warren Gerdes             49                    1998        4      General Manager--Farmers Cooperative Elevator
                                                                   Company, Buffalo Lake, Minnesota, a local
                                                                   cooperative association of farmers and
                                                                   ranchers.

Ben Griffith              48                    1998        8      General Manager--Central Cooperatives, Inc.,
                                                                   Pleasant Hill, Missouri, a local cooperative
                                                                   association of farmers and ranchers.

Gail D. Hall              55                    2000        9      General Manager--Lexington Cooperative Oil
                                                                   Company, Lexington, Nebraska, a local
                                                                   cooperative association of farmers and
                                                                   ranchers.

Barry Jensen              52                    1999        7      Producer--White River, South Dakota.
                                                                   Mr. Jensen currently serves as a Director,
                                                                   and was President from May 1989 to May 1993,
                                                                   of Farmers Co-op Oil Association, Winner,
                                                                   South Dakota, a local cooperative association
                                                                   of farmers and ranchers.

Ron Jurgens               59                    1998        2      General Manager-Agri Co-op in Holdrege,
                                                                   Nebraska, a local cooperative association of
                                                                   farmers and ranchers.

William F. Kuhlman        48                    1999        1      Producer--Oakley, Kansas.  Mr. Kuhlman serves
                                                                   on the Boards of Directors of Kansas Retail
                                                                   Venture Group and Northwest Kansas Ground
                                                                   Water Management.  Formerly, he was President
                                                                   and CEO of Cooperative Agricultural Services,
                                                                   Inc., Oakley, Kansas and General Manager of
                                                                   Menlo-Rexford Cooperative, local cooperative
                                                                   associations of farmers and ranchers.

Greg Pfenning             48                    2000        5      Producer--Hobart, Oklahoma.  Director of
                                                                   Hobart & Roosevelt Cooperative, a local
                                                                   cooperative association of farmers and
                                                                   ranchers.

Monte Romohr              44                    1999        7      Producer--Gresham, Nebraska.  From March 1988
                                                                   to March 1991, Mr. Romohr served as President
                                                                   of Farmers Co-op Business Association,
                                                                   Shelby, Nebraska, a local cooperative
                                                                   association of farmers and ranchers.

Joe Royster               45                    1999        4      General Manager--Dacoma Farmers Cooperative,
                                                                   Inc., Dacoma, Oklahoma, a local cooperative
                                                                   association of farmers and ranchers.

E. Kent Stamper           51                    1999        1      Producer--Plainville, Kansas.  Mr. Stamper
                                                                   serves as Director and Vice President of the
                                                                   Board of Directors of Midland Marketing Coop,
                                                                   Hays, Kansas, a local cooperative association
                                                                   of farmers and ranchers.  He is a member of
                                                                   the Director Development Committee of the
                                                                   Kansas Cooperative Council.  Formerly, he
                                                                   served as Director and Secretary of the Board
                                                                   of Directors of Union Equity Cooperative
                                                                   Exchange, Enid, Oklahoma, a regional grain
                                                                   marketing cooperative.

Eli F. Vaughn             48                    2000       **      General Manager--Farm Service Cooperative,
                                                                   Afton, Iowa, a local cooperative association
                                                                   of farmers and ranchers.

Frank Wilson              49                    1998        2      General Manager-Elkhart Farmers Co-op
                                                                   Association, Elkhart, Texas, a local
                                                                   cooperative association of farmers and
                                                                   ranchers.


* Elected to the Board of Directors December 4, 1997
**Appointed to the Board of Directors in April 1997


          Directors are elected for a term of three years by the shareholders of Farmland at its annual meeting. The expiration dates for such three-year terms are sequenced so that about one-third of the Board of Directors is elected each year. H. D. Cleberg is serving as director-at-large; the remaining 21 directors were elected from nine geographically defined districts. The executive committee consists of Ronald Amundson, Jody Bezner, Ben Griffith, Monte Romohr, Albert Shivley and H. D. Cleberg. With the exception of H. D. Cleberg, President and Chief Executive Officer, members of the executive committee serve as chairman of standing committees of the Board of Directors as follows: Ronald Amundson, corporate responsibility committee; Jody Bezner, compensation committee, Ben Griffith, audit committee; Monte Romohr, finance committee; and Albert Shivley, nominating committee.

   The executive officers of Farmland are as follows:


                   Age as of
                   August 31,
Name                   1997            Principal Occupation and Other Positions

J. F. Berardi           54   Executive Vice President and Chief Operating Officer, Grain and Grain Businesses -
                               Mr. Berardi joined Farmland in March 1992, serving as Executive Vice President and
                               Chief Financial Officer.  He was appointed to his present position in July 1996.
                               He served as Executive Vice President and Treasurer of Harcourt Brace Jovanovich,
                               Inc., a diversified Fortune 200 company, and was a member of its Board of
                               Directors from 1988 until 1990.

T. M. Campbell          47   Executive Vice President and Chief Financial Officer - Mr. Campbell joined Farmland in August 1992, serving as Vice President and Treasurer.  He was appointed to his present position in August 1996.  He served as Vice President and Assistant
                               Treasurer of Harcourt Brace Jovanovich, Inc., a diversified Fortune 200 company, from 1986 to 1992.

H. D. Cleberg           58   President and Chief Executive Officer - Mr. Cleberg has been with Farmland since
                               1968.  He was appointed to his present position effective April 1991.  From
                               September 1990 to March 1991 he served as Senior Vice President and Chief
                               Operating Officer.  From April 1989 to August 1990 he served as Executive Vice
                               President, Operations.  Prior to April 1989 he held several executive management positions with Farmland.

S. P. Dees              54   Executive Vice President, Corporate Relations, Communications & International
                               Services.  Mr. Dees joined Farmland in 1984, serving as Vice President and General
                               Counsel, Law and Administration.  He was appointed to his present position in
                               September 1995.  From September 1993 to September 1995, he served as Executive
                               Vice President, Farmland and Director General of Farmland Industrias, S.A. de C.V.
                               From October 1990 to September 1993 he served as Executive Vice President,
                               Administrative Group and General Counsel.  Mr. Dees has announced his intention to retire during 1998.

 G. E. Evans            53   Executive Vice President and Chief Operating Officer, Meats Group - Mr. Evans has
                               been with Farmland since 1971.  He was appointed to his present position in July
                               1997. He held the same position in the  Meat and Livestock Businesses from
                               September 1995 until July 1997.  From January 1992 to September 1995 he served as
                               Senior Vice President, Agricultural Production Marketing/Processing.  From April
                               1991 to January 1992 he served as Senior Vice President, Agricultural Inputs.  He served as Executive Vice President, Agricultural Marketing from October 1990 to
                               March 1991.

 R. W. Honse            54   Executive Vice President and Chief Operating Officer, Ag Input Businesses - Mr.
                               Honse has been with Farmland since 1973.  He was appointed to his present position in September 1995.  From January 1992 to September 1995, he served as Executive
                               Vice President, Agricultural Inputs Operations.  From October 1990 to January 1992
                               he served as Executive Vice President, Agricultural Operations.

B. L. Sanders           56   Senior Vice President and Corporate Secretary - Dr. Sanders has been with Farmland since 1968.  He was appointed to his present position in September 1991.  From
                               April 1990 to September 1991 he served as Vice President, Strategic Planning and
                               Development.  From October 1987 to March 1990 he served as Vice President,
                               Planning.




                             EXECUTIVE COMPENSATION

          The following table sets forth the annual compensation awarded to, earned by, or paid to the Chief Executive Officer and the Company's next four most highly compensated executive officers for services rendered to the Company in all capacities during 1995, 1996 and 1997.

                                                                                                     Long-Term
                                                      Annual Compensation                          Compensation
                                                                    Employee
                                     Year                           Variable
                                    Ending                        Compensation      Other Annual          LTIP
Name and Principal Position       August 31        Salary             Plan          Compensation        Payouts

H. D. Cleberg,                       1995        $     456,218     $     346,944     $         -0-     $         -0-
President and                        1996        $     497,713     $     356,485     $         -0-     $   1,296,482
Chief Executive Officer              1997        $     540,292     $     469,954     $         -0-     $     514,999

G. E. Evans,                         1995        $     283,988     $     217,761     $         -0-     $         -0-
Executive Vice President and         1996        $     298,848     $     216,121     $         -0-     $     648,241
Chief Operating Officer              1997        $     317,568     $     245,352     $         -0-     $     257,499
Meats Group

R. W. Honse,                         1995        $     280,248     $     210,337     $         -0-     $         -0-
Executive Vice President and         1996        $     303,364     $     216,121     $         -0-     $     648,241
Chief Operating Officer              1997        $     322,125     $     245,352     $         -0-     $     257,499
Ag Input Businesses

J. F. Berardi,                       1995        $     226,914     $     150,241     $         -0-     $         -0-
Executive Vice President and         1996        $     244,770     $     154,372     $         -0-     $     549,204
Chief Operating Officer,             1997        $     286,814     $     245,352     $         -0-     $     243,194
Grain and Grain Businesses

S. P. Dees,                          1995        $     211,000     $     122,070     $  127,878(A)     $         -0-
Executive Vice President             1996        $     236,765     $     125,427     $    5,357(A)     $     459,171
Corporate Relations,                 1997        $     317,866     $     165,044     $         -0-     $     182,395
Communications &
International Services



(A)Mr. Dees received a differential remuneration and reimbursements in 1995 and 1996 for taxes in connection with a foreign assignment.  Mr. Dees' foreign assignment ended in September 1995.



          An Annual Employee Variable Compensation Plan, a Management Long-Term Incentive Plan ("LTIP") and an Executive Deferred Compensation Plan have been established by the Company to meet the competitive salary programs of other companies and to provide a method of compensation which is based on the Company's performance.

          Under the Company's Annual Employee Variable Compensation Plan, all regular salaried employees' total compensation is based on a combination of base and variable pay. The variable compensation payment is dependent upon the employee's position, the performance of the Company for the fiscal year or other performance criteria of the individual's operating unit. Variable compensation is awarded only in years that the Company achieves a threshold performance level as approved each year by the Board of Directors. The Company intends for its total cash compensation (base plus variable) to be competitive, recognizing that in the event the Company fails to achieve a predetermined threshold level of performance, the base pay alone will place the employees well under market rates. This system of variable compensation allows the Company to keep its fixed costs (base salaries) lower and only increase payroll costs consistent with the Company's ability to pay. Distributions under this plan are made annually after the close of each fiscal year.

          During 1997, under the Company's Management Long-Term Incentive Plan for 1997 through 1999, certain management employees, including those executives set forth below, became eligible for future payments contingent on satisfying the terms and conditions of the Plan as set forth below herein.

                                                                     Estimated Future Payouts Under Non-Stock
       (A)                 (B)                    (C)                            Price Based Plans

                    Number of Shares,    Performance or Other
                     Units or Other     Period Until Maturation         (D)              (E)             (F)
       Name            Rights (1)              or Payout             Threshold       Target (2)      Maximum (2)

                                                                              (Amounts in Thousands)
H. D. Cleberg                                 1997 - 1999           $      504
G. E. Evans                                   1997 - 1999           $      252
R. W. Honse                                   1997 - 1999           $      252
J. F. Berardi                                 1997 - 1999           $      252
S. P. Dees                                    1997 - 1999           $      180



(1) Rights in the incentive pool are expressed as a minimum percentage of the total pool. See discussion contained below herein.

(2) Not applicable as payouts are based on a percentage of aggregate income; the plan does not specify a target or maximum payment. See discussion contained below herein.


     Under the Management Long-Term Incentive Plan, certain of the Company's management employees are paid cash incentive amounts determined by a formula which takes into account the level of management and the aggregate income of the Company over a three year period. The Management Long-Term Incentive Plan provides for three year performance and reward cycles and, in general, participants must be active employees of the Company at the end of the cycle in order to receive payment of the award with respect to such cycle. Periods currently covered by the Management Long-Term Incentive Plan are: 1995 through 1997 ("1997 Plan"); 1996 through 1998 ("1998 Plan") and 1997 through 1999 ("1999
Plan"). The income threshold ("Threshold") for the three year period of the 1997 Plan, the 1998 Plan and 1999 Plan is $235,043,000, $393,481,000 and
$541,768,000, respectively. For each plan, if the aggregate income is less than the Threshold or if the sum of the cash returned to members during the 1997 Plan, the 1998 Plan and the 1999 Plan, as patronage refunds, redemptions under the base capital plan, estate settlement plans and special allocated equity redemption plans is less than $61,938,000, $90,000,000 and $147,285,000, respectively, subject to the following sentence, no payment will occur with respect to such plan. The Board of Directors may, in its sole discretion, amend or discontinue the Management Long-Term Incentive Plan, adjust or cancel any awards otherwise payable thereunder should the Company incur a loss in the final year of any performance cycle or impact the goals and rewards of the plan by approving for inclusion or exclusion in the calculation of performance results the financial results of extraordinary events occurring during the cycle. Subject to the preceding sentence, if aggregate income equals or exceeds the Threshold and the cash returned to members equals or exceeds the specified amounts, then .83% of aggregate income for the 1997 Plan, the 1998 Plan and the 1999 Plan is allocated to an incentive pool for each such plan from which awards to management will be paid. Absent a significant change in their status, in which event such percentages may be adjusted, of the amount, if any, allocated to the incentive pool Messrs. Cleberg, Evans, Honse, Berardi and Dees will receive at least : 12%, 6% 6%, 5.7% and 4.25%, respectively, for the 1997 Plan; 12%, 6%, 6%, 6% and 4.25%, respectively, for the 1998 Plan; and 11.2%, 5.6%,
5.6%, 5.6% and 4.0%, respectively, for the 1999 Plan.

          The Company's Executive Deferred Compensation Plan permits executive employees to defer part of their salary and/or part or all of their variable and incentive compensation. The amount to be deferred and the period for deferral is specified by an election made semi-annually. Payments of deferred amounts shall begin at the earlier of the end of the specified deferral period, retirement, disability or death. The employee's deferred account balance is credited annually with interest at the highest rate of interest paid by the Company on any subordinated debt certificate sold during the year. Payment of an employee's account balance shall, at the employee's election, be a lump sum or in ten annual installments. Amounts deferred pursuant to the plan for the accounts of the named individuals during the years 1995, 1996 and 1997 are included in the cash compensation table.

          The Company established the Farmland Industries, Inc. Employee Retirement Plan (the "Plan") in 1986 for all employees whose customary employment is at the rate of at least 1,000 hours per year. Participation in the Plan is optional prior to age 34, but mandatory thereafter. Approximately 7,630 active and 8,140 inactive employees were participants in the Plan on August 31, 1997. The Plan is funded by employer and employee contributions to provide lifetime retirement income at normal retirement age 65, or a reduced income beginning as early as age 55. The Plan also contains provisions for death and disability benefits. The Plan has been determined qualified under the Internal Revenue Code. The Plan is administered by a committee appointed by the Board of Directors, and all funds of the Plan are held by a bank trustee in accordance with the terms of the trust agreement. It is the present intent to continue this plan indefinitely. The Company's funding strategy is to make the maximum annual contributions to the Plan's trust fund that can be deducted for federal income tax purposes. Company contributions made to the Plan for the years ended August 31, 1995, 1996 and 1997 were $5.3 million, $12.2 million and $ -0-, respectively.

          Payments to participants in the Plan are based upon length of participation and compensation reported to the Plan for the four highest of the last ten years of employment. Compensation for this purpose includes base salary and compensation earned under the Company's Annual Employee Variable Compensation Plan discussed above. However, at the present time, the maximum compensation (per participant) which may be covered by a qualified pension plan is limited to $160,000 annually and the maximum retirement benefit which may be paid by such plan is limited to $125,000 annually by the Internal Revenue Code ("IRC").

          The Company established the Farmland Industries, Inc. Supplemental Executive Retirement Plan ("SERP") effective January 1, 1994. The SERP is intended to supplement the retirement income of executive participants in the Farmland Industries, Inc. Employee Retirement Plan whose retirement benefit is reduced because of the limitation of the IRC on the amount of annual salary which can be included in the computation of retirement income (currently $160,000) or the amount of annual retirement benefit which may be paid by a qualified retirement plan (currently $125,000).

          The Board of Directors has appointed an Administrative Committee to administer the SERP. The Company purchased cash value life insurance polices on the lives of certain plan participants to recover its cost of providing benefits under the SERP. The Company owns these insurance policies and has the sole right to name policy beneficiaries. The total SERP premiums charged to operations for the years ended August 31, 1995, 1996 and 1997 were $0.6 million, $0.6 million and $0.6 million, respectively.

          The Company's obligation to pay supplemental retirement benefits under the SERP is limited to the aggregate cash value of the life insurance policies designated by the Administrative Committee as policies of the SERP. If the benefit payments under this Plan for a year would, when added to all prior benefit payments made from this Plan, exceed (a) the total cash value, on August 31 of the preceding year, of the policies designated by the Administrative Committee, increased by (b) any previous reductions in cash value caused by withdrawals from the policies by the Corporation, each Participant's payment shall be reduced.

          The following table sets forth, for compensation levels up to $160,000, the estimated annual benefits payable at age 62 for members of the Retirement Plan, which benefits are not reduced by virtue of Social Security payments. The following table also sets forth, for compensation levels exceeding $160,000, the combined estimated annual benefits payable under the Retirement Plan and SERP for each of the first 10 years following retirement (no SERP payouts are to be made after 10 years) assuming: retirement occurs on or after age 62; the portion of the employee's benefit lost (due to the IRC limitations) which would have been provided by the employer's contribution to the Retirement Plan is 85%; the employee lives for 10 years after retirement; and, the aggregate payments under the SERP are less than the cash value of life insurance policies designated (see above) as SERP policies.


  Final Average                                       Years of Service
       Wage                     15                    20                    25                    30
           100,000       $        26,250       $        35,000       $        43,750       $        52,500
           125,000                32,812                43,750                54,687                65,625
           150,000                39,375                52,500                65,625                78,750
           200,000                47,950                63,933                79,917                95,900
           250,000                55,388                73,850                92,313               110,775
           300,000                62,825                83,767               104,708               125,650
           350,000                70,263                93,683               117,104               140,525
           400,000                77,700               103,600               129,500               155,400
           450,000                85,138               113,517               141,896               170,275
           500,000                92,575               123,433               154,292               185,150
           600,000               107,450               143,267               179,083               214,900
           700,000               122,325               163,100               203,875               244,650
           800,000               137,200               182,933               228,667               274,400
           900,000               152,075               202,767               253,458               304,150
         1,000,000               166,950               222,600               278,250               333,900



          The following table sets forth the credited years of service for certain executive officers of the Company at August 31, 1997.

                  Name                   Years of Creditable Service

                 H. D. Cleberg                       32
                 G. E. Evans                         23
                 R. W. Honse                         23
                 J. F. Berardi                        5
                 S. P. Dees                          13


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The following persons, none of whom, except as indicated below, is either currently or formerly an officer or employee of the Company or any of its subsidiaries, served as members of the Company's compensation committee during 1997: Messrs. Lyman Adams, Jody Bezner, Harry Fehrenbacher and Joe Royster.
Mr. Jody Bezner was appointed Vice Chairman and Vice President of the Board of the Company on December 4, 1997. No executive officer of the Company (i) served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee of the Company, (ii) served as a director of another entity, one of whose executive officers served on the compensation committee of the Company, or (iii) served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.



COMPENSATION OF DIRECTORS

          Directors' compensation consists of payment of three hundred dollars ($300.00) per day of Farmland business (including, for example, board and committee meetings, and other similar activities), plus reimbursement of necessary expenses incurred in connection with their official duties. In addition, annual retainers of $30,000 for the Chairman; $25,000 for each member of the Executive Committee, other than the Chairman and President; and $20,000 for all other directors shall be paid.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          Farmland's equity consists of preferred shares, common shares, associate member common shares and capital credits. Only the common shares have voting rights.

          At August 31, 1997, no person was known by Farmland to be the beneficial owner of more than five percent of Farmland's common shares.

          At August 31, 1997, none of the directors of Farmland and the executive officers listed under the first table under "Executive Compensation" above, either individually or as a group, beneficially owned in excess of one percent of any class of Farmland's equity.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The Company transacts business in the ordinary course with its directors and with its local cooperative members with which the directors are associated on terms no more favorable than those available to its other members.


                                 LEGAL MATTERS

      Robert B. Terry, Vice President and General Counsel of Farmland, has given an opinion upon the legality of the Offered Debt Securities.


                                    EXPERTS

      The Consolidated Financial Statements of Farmland as of August 31, 1996 and 1997 and for each of the years in the three-year period ended August 31, 1997 included herein and elsewhere in the Registration Statement, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

                       QUALIFIED INDEPENDENT UNDERWRITER

      Interstate/Johnson Lane Corporation, a member of the NASD, has participated as a qualified independent underwriter in the "due diligence" review with respect to the preparation of this Prospectus. As discussed under "Plan of Distribution", the qualified independent underwriter will not be participating in the pricing of the Offered Debt Securities.


                  INDEX TO FARMLAND CONSOLIDATED FINANCIAL STATEMENTS

                                                                Page No.
    Independent Auditors' Report ...............................

    Consolidated Balance Sheets, August 31, 1996 and
    1997 .......................................................

    Consolidated Statements of Operations for each of
    the years in the three-year period ended August
    31, 1997 ...................................................

    Consolidated Statements of Cash Flows for each of
    the years in
    the three-year period ended August 31, 1997 ................

    Consolidated Statements of Capital Shares and
    Equities for each of the years in the three-year
    period ended August 31, 1997 ...............................

    Notes to Consolidated Financial Statements .................



                           INDEPENDENT AUDITORS' REPORT


The Board of Directors
Farmland Industries, Inc.:


We have audited the accompanying consolidated balance sheets of Farmland Industries, Inc. and subsidiaries as of August 31, 1996 and 1997, and the related consolidated statements of operations, cash flows and capital shares and equities for each of the years in the three-year period ended August 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Farmland Industries, Inc. and subsidiaries as of August 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 1997, in conformity with generally accepted accounting principles.



KPMG Peat Marwick LLP



Kansas City, Missouri
October 17, 1997



                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                                                     August 31
                                                                            1996               1997
                                                                            (Amounts in Thousands)
Current Assets:
  Accounts receivable - trade........................................  $      624,002      $      589,028
  Inventories (Note 2)...............................................         736,620             745,301
  Other current assets...............................................         101,748              94,239


       Total Current Assets..........................................  $    1,462,370      $    1,428,568




Investments and Long-Term Receivables (Note 3).......................  $      241,124      $      266,554



Property, Plant and Equipment (Notes 4 and 5):
  Property, plant and equipment, at cost.............................  $    1,506,460      $    1,585,824
  Less accumulated depreciation and amortization.....................         789,236             802,716


  Net Property, Plant and Equipment..................................  $      717,224      $      783,108



Other Assets.........................................................  $      147,728      $      167,082



Total Assets.........................................................  $    2,568,446      $    2,645,312


FN>
See accompanying Notes to Consolidated Financial Statements.

                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                           LIABILITIES AND EQUITIES

                                                                                         August 31
                                                                               1996                 1997
                                                                                (Amounts in Thousands)
Current Liabilities:
  Demand loan certificates...............................................   $       40,099      $       50,523
  Short-term notes payable (Note 5)......................................          315,428             258,342
  Current maturities of long-term debt (Note 5)..........................           41,080              91,643
  Accounts payable - trade...............................................          392,436             366,345
  Accrued payroll........................................................           48,893              57,754
  Other current liabilities..............................................          302,384             361,750


       Total Current Liabilities.........................................   $    1,140,320      $    1,186,357


Long-Term Liabilities (Note 5):
  Long-term borrowings (excluding current maturities)....................   $      616,258      $      580,665
  Other long-term liabilities............................................           35,983              33,480

       Total Long-Term Liabilities.......................................   $      652,241      $      614,145


Deferred Income Taxes (Note 6)...........................................   $        6,709      $        3,974


Minority Owners' Equity in Subsidiaries (Note 7).........................   $       13,845      $       18,843


Capital Shares and Equities (Note 8):
  Preferred shares, $25 par value--Authorized 8,000,000 shares, 2,886 shares issued and outstanding
    (50,565 shares in 1996)..............................................   $        1,264      $           72
  Common shares, $25 par value--Authorized 50,000,000
    shares, 17,680,493 shares issued and outstanding
    (16,580,112 shares in 1996) .........................................          414,503             442,012
  Associate member common shares (nonvoting), $25 par value --Authorized
    2,000,000 shares, 889,913 shares
    issued and outstanding (623,058 shares in 1996) .....................           15,576              22,248
  Earned surplus and other equities......................................          323,988             357,661



       Total Capital Shares and Equities.................................   $      755,331      $      821,993



Contingent Liabilities and Commitments (Notes 5, 6 and 9)


Total Liabilities and Equities............................................. $    2,568,446      $    2,645,312


See accompanying Notes to Consolidated Financial Statements.


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              Year Ended August 31
                                                                  1995               1996               1997
                                                                             (Amounts in Thousands)
Sales.......................................................   $   7,256,869      $    9,788,587      $    9,147,507
Cost of sales...............................................       6,699,178           9,272,002           8,580,826


Gross income................................................   $     557,691      $      516,585      $      566,681


Selling, general and administrative expenses................   $     344,364      $      368,954      $      409,378


Other income (deductions):
   Interest expense.........................................   $     (53,862)     $      (62,445)     $      (62,335)
   Interest income..........................................           8,334               5,021               5,352
   Other, net (Note 15).....................................          11,600              24,257              22,486

Total other income (deductions).............................   $     (33,928)     $      (33,167)     $      (34,497)


Income before income taxes and equity in net
   income of investees and minority owners'
   interest in net income of subsidiaries...................   $     179,399      $      114,464      $      122,806

Income tax expense (Note 6).................................          29,628              21,755              20,907


Income before equity in net income of investees and minority
    owners' interest  in net income of subsidiaries.........   $     149,771      $       92,709      $      101,899


Equity in net income of investees
   (Note 3).................................................          22,785              41,092              42,108

Minority owners' interest in net income
   of subsidiaries..........................................          (9,757)             (7,383)             (8,584)


Net income .................................................   $     162,799      $      126,418      $      135,423



Distribution of net income (Note 8):
   Patronage refunds:
       Farm supply patrons..................................   $      74,557      $       83,739      $      101,262
       Pork marketing patrons...............................          16,087               6,998                 -0-
       Beef marketing patrons...............................           2,488               2,753               6,458
       Grain marketing patrons..............................           1,285                 -0-                 585
       Livestock production.................................             -0-                   5                   2

                                                               $      94,417      $       93,495      $      108,307
   Earned surplus and other equities (Note 8)...............          68,382              32,923              27,116


                                                               $     162,799      $      126,418      $      135,423


See accompanying Notes to Consolidated Financial Statements.


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     Year Ended August 31
                                                                     1995            1996               1997
                                                                              (Amounts in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income....................................................  $   162,799       $   126,418       $   135,423
Adjustments to reconcile net income to net cash provided by
operating activities:
  Depreciation and amortization...............................       69,138            77,741            90,351
  Equity in net income of investees...........................      (22,785)          (41,092)          (42,108)
  Minority owners' equity in net
    income of subsidiaries....................................        9,757             7,383             8,584
  (Gain) on disposition of investments........................           -0-          (11,300)             (552)
  (Gain) loss on disposition of fixed assets..................        1,882              (967)           (1,390)
  Patronage refunds received in equities......................       (2,025)           (2,244)           (1,830)
  Proceeds from redemption of patronage equities..............        3,776             5,112             5,106
  Deferred income taxes.......................................        6,161            11,034            (1,469)
  Other.......................................................          412            (2,335)            3,341
  Changes in assets and liabilities (exclusive
    of assets and liabilities of businesses acquired):
    Accounts receivable.......................................      (70,413)         (175,991)           27,644
    Inventories...............................................     (186,570)           47,220            (9,343)
    Other assets..............................................       38,889           (40,774)            6,249
    Accounts payable..........................................          782           140,721           (26,091)
    Other liabilities.........................................       35,684            41,194            28,393


Net cash provided by operating activities.....................  $    47,487       $   182,120       $   222,308


CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures..........................................  $  (124,722)      $  (168,272)      $  (158,655)
Distributions from joint ventures.............................          513            22,239            55,238
Acquisition of investments and notes receivable...............      (26,789)          (51,923)          (46,243)
Acquisition of other long-term assets.........................       (2,141)          (23,768)          (25,724)
Proceeds from sale of investments
  and collection of notes receivable..........................       39,780            31,003            24,758
Proceeds from sale of fixed assets............................        3,828             5,996             6,895
Acquisition of businesses.....................................           -0-          (39,536)           (3,515)
Other.........................................................           -0-           (6,803)               -0-


Net cash used in investing activities.........................  $  (109,531)      $  (231,064)      $  (147,246)



CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of patronage refunds and dividends...................  $   (26,648)      $   (32,781)      $   (32,515)
Payments for redemption of equities...........................      (12,431)          (27,470)          (25,440)
Proceeds from bank loans and notes payable....................      522,916           597,959           337,407
Payments of bank loans and notes payable......................     (513,672)         (526,814)         (427,139)
Proceeds from issuance of subordinated debt
    certificates..............................................       46,715            67,965            86,132
Payments for redemption of subordinated
    debt certificates.........................................      (26,866)          (43,803)          (37,455)
Net increase (decrease) in checks
    and drafts outstanding....................................       37,088            (6,144)           16,299
Net increase (decrease) in demand loan certificates...........       (9,634)           26,575            10,424
Other, increase (decrease)....................................          492            (6,543)           (2,775)

Net cash provided by (used in) financing activities...........  $    17,960       $    48,944       $   (75,062)


Net decrease in cash and cash equivalents.....................  $   (44,084)      $       -0-       $       -0-
Cash and cash equivalents at beginning of year................       44,084               -0-               -0-

Cash and cash equivalents at end of year......................  $       -0-       $       -0-       $       -0-



SUPPLEMENTAL SCHEDULE OF CASH PAID FOR INTEREST AND INCOME TAXES
Interest......................................................  $    50,551       $    58,125       $    57,650



Income taxes (net of refunds).................................  $    30,422       $    27,943       $    14,399



SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
ACTIVITIES:
Equities and minority owners' interest called
    for redemption............................................  $    27,738       $    25,214       $    28,579


Transfer of assets in exchange for investment in
    joint ventures............................................  $     2,061       $       -0-       $    10,292


Appropriation of current year's net income as
    patronage refunds.........................................  $    94,417       $    93,495       $   108,307


Acquisition of businesses:
    Fair value of net assets acquired.........................  $       -0-       $    52,401       $       -0-

    Goodwill..................................................          -0-             3,181             2,550
    Minority owners' investment...............................          -0-               -0-               965
    Cash paid.................................................          -0-           (39,536)           (3,515)

Liabilities assumed...........................................  $       -0-       $    16,046       $       -0-


See accompanying Notes to Consolidated Financial Statements.



                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF CAPITAL SHARES AND EQUITIES


                                                                Years Ended August 31, 1995, 1996 and 1997

                                                                                 Associate      Earned        Total
                                                                                  Member     Surplus and     Capital
                                                      Preferred      Common       Common        Other       Shares and
                                                       Shares        Shares       Shares       Equities      Equities

                                                                          (Amounts in Thousands)
BALANCE AT AUGUST 31, 1994.........................   $ 3,702      $ 363,562      $ 9,268      $208,481     $  585,013
Appropriation of current year's net income.........        -0-            -0-          -0-      162,799        162,799
Patronage refund payable in cash transferred
  to current liabilities...........................        -0-            -0-          -0-      (33,061)       (33,061)
Base capital redemptions transferred
  to current liabilities...........................        -0-       (13,939)        (220)           -0-       (14,159)
Other equity redemptions transferred
  to current liabilities...........................    (1,249)           (30)          -0-      (11,477)       (12,756)
Prior year qualified patronage refund allocation...        -0-        35,940        1,508       (37,284)           164
Dividends on preferred stock.......................        -0-            -0-          -0-           (4)            (4)
Exchange of common stock, associate member
  common stock and other equities..................        -0-           (73)         245          (172)            -0-
Issue, redemption and cancellation of equities.....        -0-           (51)         332          (990)          (709)


BALANCE AT AUGUST 31, 1995.........................   $ 2,453      $ 385,409      $11,133      $288,292     $  687,287
Appropriation of current year's net income.........        -0-            -0-          -0-      126,418        126,418
Patronage refund payable in cash transferred
  to current liabilities...........................        -0-            -0-          -0-      (32,719)       (32,719)
Base capital redemptions transferred
  to current liabilities...........................        -0-       (13,922)        (103)           -0-       (14,025)
Other equity redemptions transferred
  to current liabilities...........................    (1,190)        (6,578)        (287)       (3,272)       (11,327)
Prior year qualified patronage refund allocation...        -0-        49,644        6,493       (56,294)          (157)

Dividends on preferred stock.......................        -0-            -0-          -0-           (4)            (4)
Exchange of common stock, associate member
  common stock and other equities..................        -0-           116       (1,654)        1,538             -0-
Issue, redemption and cancellation of equities.....         1           (166)          (6)           29           (142)


BALANCE AT AUGUST 31, 1996                            $ 1,264      $ 414,503      $15,576      $323,988     $  755,331
Appropriation of current year's net income.........        -0-            -0-          -0-      135,423        135,423
Patronage refund payable in cash transferred
  to current liabilities...........................        -0-            -0-          -0-      (40,228)       (40,228)
Base capital redemptions transferred
  to current liabilities...........................        -0-       (16,783)        (444)           -0-       (17,227)
Other equity redemptions transferred
  to current liabilities...........................    (1,189)        (6,737)        (302)       (2,963)       (11,191)
Prior year qualified patronage refund allocation...        -0-        53,269        5,640       (59,103)          (194)
Dividends on preferred stock.......................        -0-            -0-          -0-           (4)            (4)
Exchange of common stock, associate member
  common stock and other equities..................        -0-        (2,566)       1,929           637             -0-
Issue, redemption and cancellation of equities.....        (3)


BALANCE AT AUGUST 31, 1997                            $    72      $ 442,012      $22,248      $357,661     $  821,993



See accompanying Notes to Consolidated Financial Statements.


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Farmland Industries, Inc., a Kansas corporation, is organized and operated as a cooperative and its mission is to be a producer-driven, customer-focused and profitable agricultural supply to consumer foods cooperative system.

          General -- The consolidated financial statements include the accounts of Farmland Industries, Inc. and all of its majority-owned subsidiaries ("Farmland" or the "Company", unless the context requires otherwise). All significant intercompany accounts and transactions have been eliminated. When necessary, the financial statements include amounts based on informed estimates and judgments of management. The Company's fiscal year ends August 31. Accordingly, all references to "year" or "years" are to fiscal years ended August 31.

          Cash and Cash Equivalents -- Investments with maturities of less than three months are included as cash and cash equivalents.

          Investments -- Investments in companies over which the Company exercises significant influence (20% to 50% voting control) are accounted for by the equity method. Other investments are stated at cost, less any provision for impairment (other than temporary impairment).

          Accounts Receivable -- The Company uses the allowance method to account for doubtful accounts and notes.

          Inventories -- Grain inventories are valued at market adjusted for net unrealized gains or losses on open commodity contracts. Crude oil, refined petroleum products, cattle and beef inventories are valued at the lower of last-in, first-out ("LIFO") cost or market. Other inventories are valued at the lower of first-in, first-out ("FIFO") cost or market. Supplies are valued at cost.

          Property, Plant and Equipment -- Assets, including assets under capital leases, are stated at cost. Depreciation and amortization are computed principally using the straight-line method over the estimated useful lives of the assets and the remaining terms of the capital leases, respectively.

          Goodwill -- The excess of cost over the fair market value of assets of businesses purchased is amortized on a straight-line basis over a period of 15 to 25 years. The Company assesses the recoverability of goodwill and measures impairment, if any, by determining whether the unamortized balance can be recovered over its remaining life through undiscounted future operating cash flows. Goodwill is reflected in the accompanying Consolidated Balance Sheets net of accumulated amortization of $10.3 million and $12.9 million, respectively, at August 31, 1996 and 1997.

          Sales -- The Company's policy is to recognize sales at the time product is shipped. Net margins on grain merchandised by the Company's international grain trading subsidiaries (collectively referred to as "Tradigrain"), rather than the gross value of such products merchandised, are included in net sales. The gross value of grain merchandised by Tradigrain in 1995, 1996 and 1997 was $1.6 billion, $2.6 billion and $2.3 billion, respectively.

    Derivative Commodity Instruments -- The Company uses derivative commodity instruments, including forward contracts, futures contracts, purchased options and collars, primarily to reduce its exposure to risk of loss from changes in commodity prices. Derivative commodity instruments which are designated as hedges and for which changes in value exhibit "high" correlation to changes in value of the underlying position are accounted for as hedges.
    Gains and losses on hedges of inventory are deferred as part of the carrying amount of the related inventories and, upon sale of the inventory, recognized in cost of sales. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions also are deferred and are recognized as an adjustment to the carrying amounts of the commodities when the underlying hedged transaction occurs. When a qualifying hedge is terminated or ceases to meet the specified criteria for use of hedge accounting, any deferred gains or losses through that date continue to be deferred. To the extent an anticipated transaction is no longer likely to occur, related hedges are closed with gains or losses charged to operations.
    Tradigrain uses derivative commodity instruments to establish positions for trading purposes. Instruments used for this purpose are marked-to-market and all related gains and losses are included in operations. Cash flows from commodity instruments are classified in the same category as cash flows from the hedged commodities in the Consolidated Statements of Cash Flows.

          Environmental Expenditures -- Liabilities related to remediation of contaminated properties are recognized when the related costs are considered probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, undiscounted site specific costs and currently enacted laws and regulations. In reporting environmental liabilities, no offset is made for potential recoveries. All liabilities are monitored and adjusted as new facts or changes in law or technology occur. Environmental expenditures are capitalized when such costs provide future economic benefits.

          Federal Income Taxes -- Farmland is subject to income taxes on all income not distributed to patrons as qualified patronage refunds. Farmland files consolidated federal and state income tax returns.

(2)  INVENTORIES

          Major components of inventories are as follows:

                                    August 31

                                1996         1997
                              (Amounts in Thousands)

 Finished and in-process
   products...................$620,794     $625,577
 Materials..................    58,526       62,001
 Supplies...................    57,300       57,723

                              $736,620     $745,301






          The carrying values of crude oil and refined petroleum inventories stated under the lower of LIFO cost or market at August 31, 1996 and 1997, were $111.8 million and $125.5 million, respectively. Replacement cost approximated the LIFO carrying values of inventories at both August 31, 1996 and 1997.

          The carrying values of beef inventories stated under the lower of LIFO or market at August 31, 1996 and 1997, were $32.3 million and $37.0 million, respectively. At both August 31, 1996 and 1997, market value was lower than LIFO and, accordingly, such inventories were valued at market.

(3) INVESTMENTS AND LONG-TERM RECEIVABLES

          Investments and long-term receivables are as follows:


                                                                              August 31
                                                                       1996                1997
                                                                       (Amounts in Thousands)
Investments accounted for by the equity method................   $     147,028       $     177,994
Investments in and advances to other cooperatives.............          45,267              43,585
National Bank for Cooperatives ...............................          24,913              20,958
Other investments and long-term receivables...................          22,473              24,017
Notes receivable from ventures, 20% to 50% owned..............           1,443                 -0-

                                                                  $    241,124        $    266,554





          National Bank for Cooperatives ("CoBank") requires its borrowers to maintain an investment in stock of the bank. The amount of investment required is based on the average amount borrowed from CoBank during the previous five years. At August 31, 1996 and 1997, Farmland's investment in CoBank approximated its requirement. CoBank maintains a statutory lien on the investment held by the Company in CoBank.

          Summarized financial information of investees accounted for by the equity method is as follows:


                                                                              August 31
                                                                       1996                1997
                                                                       (Amounts in Thousands)
Current Assets................................................    $    228,883        $    269,565
Long-Term Assets..............................................         319,166             492,966

    Total Assets..............................................    $    548,049        $    762,531

Current Liabilities...........................................    $    191,632        $    214,662
Long-Term Liabilities.........................................          57,208             186,344

    Total Liabilities.........................................    $    248,840        $    401,006



Net Assets....................................................    $    299,209        $    361,525




                                                              Year Ended August 31
                                                    1995                1996                1997
                                                              (Amounts in Thousands)
Net sales..................................   $   1,212,592        $  1,154,195        $  1,366,038

Net income.................................   $      46,803        $     83,075        $     84,536

Farmland's equity in net income............   $      22,785        $     41,092        $     42,108





          The Company's investments accounted for by the equity method consist principally of 50% equity interests in three manufacturers of crop production products, Farmland Hydro, L.P., SF Phosphates Limited Company and Farmland MissChem, Limited (expected to commence production in 1998) and a 50% equity interest in a distributor of crop protection products, WILFARM, LLC. At August 31, 1997, undistributed earnings from all ventures accounted for by the equity method totaled $58.9 million.


(4) PROPERTY, PLANT AND EQUIPMENT

          A summary of cost for property, plant and equipment is as follows:

                                                         August 31
                                                1996                    1997
                                                 (Amounts in Thousands)
Land and improvements.....................   $      50,800           $      51,586
Buildings.................................         278,097                 275,835
Machinery and equipment...................         880,152                 947,836
Automotive equipment......................          67,754                  67,021
Furniture and fixtures....................          61,426                  53,391
Capital leases............................          50,562                  54,467
Leasehold improvements....................          24,539                  28,981
Other.....................................           8,837                   8,283
Construction in progress..................          84,293                  98,424

                                             $   1,506,460           $   1,585,824




(5) BANK LOANS, SUBORDINATED DEBT CERTIFICATES AND NOTES PAYABLE

          Bank loans, subordinated debt certificates and notes payable are as follows:

                                                                                August 31
                                                                           1996              1997
                                                                           (Amounts in Thousands)
Subordinated capital investment certificates
   --6% to 9.5%, maturing 1998 through 2014.......................    $    245,792      $    284,493
Subordinated monthly income certificates
   --6.25% to 9.25%, maturing 1998 through 2007...................          78,313            88,546
Syndicated Credit Facility
   --5.84% to 6.28%, maturing 2001................................         175,000           160,000
Other bank notes--6.5% to 10.75%,
   maturing 1998 through 2008.....................................          88,704            69,943
Industrial revenue bonds--6.75% to 9.25%,
   maturing 1998 through 2007.....................................          18,930            17,430
Promissory notes--7% to 8.5%,
   maturing 1998 through 2005.....................................          16,917            11,707
Other--3% to 14.92%...............................................          33,682            40,189

                                                                      $    657,338      $    672,308
Less current maturities...........................................          41,080            91,643

                                                                      $    616,258      $    580,665





         The Company has a $1.1 billion Syndicated Credit Facility with a group of domestic and international banks (the "Credit Facility"). The Credit Facility provides revolving short-term credit of up to $650.0 million to finance seasonal operations and inventory, and revolving term credit of up to $450.0 million. At August 31, 1997, the Company had $185.5 million of revolving short-term borrowings under the Facility and $160.0 million of revolving term borrowings; additionally, $44.2 million of the Credit Facility was being utilized to support letters of credit issued on behalf of the Company.

          The Company pays commitment fees under the Credit Facility of 1/10 of 1% annually on the unused portion of the revolving short-term commitment and 1/4 of 1% annually on the unused portion of the revolving term commitment. In addition, the Company must comply with the Credit Facility's financial covenants regarding working capital, the ratio of certain debt to average cash flow and the ratio of equity to total capitalization, all as defined therein. The short-term provisions of the Credit Facility are reviewed and/or renewed annually. The next review date is in May 1998. The revolving term provisions of the Credit Facility expire in May 2001.

          Farmland National Beef Packing Company, L.P. ("FNBPC") maintains a $90.0 million borrowing agreement with a group of banks which provides financing support for its beef packing operations. The provisions of this agreement expire in May 1998. Such borrowings are nonrecourse to Farmland or Farmland's other affiliates (except to the extent of $10 million). At August 31, 1997, $29.1 million was borrowed under this agreement and $0.6 million was utilized to support letters of credit. In addition, FNBPC has certain long-term borrowings from Farmland. FNBPC has pledged certain assets to Farmland and such group of banks to support its borrowings.

          The Company maintains other borrowing arrangements with banks and financial institutions. At August 31, 1997, $40.8 million was borrowed under such agreements.

          Tradigrain has borrowing agreements with various international banks which provide financing and letters of credit to support current international grain trading transactions. At August 31, 1997, such short-term borrowings totaled $72.8 million. Obligations of Tradigrain under these loan agreements are nonrecourse to Farmland or Farmland's other affiliates.

          Subordinated debt certificates have been issued under several indentures. Certain subordinated capital investment certificates may be redeemed prior to maturity at the option of the owner in accordance with the indenture. Subject to limitations in the indenture, the Company has options to redeem certain subordinated capital investment certificates in advance of scheduled maturities. Additionally, upon written request the Company redeems subordinated capital investment certificates and subordinated monthly income certificates in the case of death of an owner.

          Outstanding subordinated debt certificates are subordinated to senior indebtedness ($459.8 million at August 31, 1997) and additional financings (principally long-term operating leases). See Note 9.

          At August 31, 1997, under industrial revenue bonds and other agreements, property, plant and equipment with a carrying value of $14.1 million have been pledged.

          Borrowings from CoBank, totaling $93.6 million at August 31, 1997, are partially secured by liens on the equity investment held by the Company in CoBank. See Note 3.

          Bank loans, subordinated debt certificates and notes payable mature during future fiscal years ending August 31 in the following amounts:

                                        (Amounts in Thousands)

1998.................   $  91,643
1999.................      38,272
2000.................      30,467
2001.................     211,736
2002.................      66,662
2003 and after.......     233,528

                        $ 672,308



     At August 31, 1996 and 1997, the Company had demand loan certificates and short-term bank debt outstanding of $355.5 million (weighted average interest rate of 6.29%) and $308.9 million (weighted average interest rate of 6.07%), respectively.

          During 1995, 1996 and 1997, the Company capitalized interest of $0.7 million, $1.6 million and $4.0 million, respectively.


(6)  INCOME TAXES

   A.     TERRA RESOURCES, INC.

          In July 1983, Farmland sold the stock of Terra Resources, Inc. ("Terra"), a wholly owned subsidiary engaged in oil and gas exploration and production operations, and exited its oil and gas exploration and production activities. The gain from the sale of Terra amounted to $237.2 million for tax reporting purposes.

          On March 24, 1993, the Internal Revenue Service ("IRS") issued a statutory notice to Farmland asserting deficiencies in federal income taxes (exclusive of statutory interest thereon) in the aggregate amount of $70.8 million. The asserted deficiencies relate primarily to the Company's tax treatment of the $237.2 million gain resulting from its sale, in July 1983, of the stock of Terra and the IRS's contention that Farmland incorrectly treated the Terra sale gain as income against which certain patronage-sourced operating losses could be offset. The statutory notice further asserts that Farmland incorrectly characterized for tax purposes gains aggregating approximately $14.6 million, and a loss of approximately $2.3 million, from dispositions of certain other assets.

          On June 11, 1993, Farmland filed a petition in the United States Tax Court contesting the asserted deficiencies in their entirety. The case was tried on June 13-15, 1995. The parties submitted post-trial briefs to the court in September 1995 and reply briefs were submitted to the court in November 1995.

          If the United States Tax Court decides in favor of the IRS on all unresolved issues raised in the statutory notice, Farmland would have additional federal and state income tax liabilities aggregating approximately $85.8 million plus accumulating statutory interest thereon (approximately $243.2 million through August 31, 1997), or $329.0 million (before tax benefits of the interest deduction) in the aggregate at August 31, 1997. In addition, such a decision would affect the computation of Farmland's taxable income for its 1989 tax year and, as a result, could increase Farmland's federal and state income taxes for that year by approximately $5.0 million plus accumulating statutory interest thereon (approximately $8.1 million), or $13.1 million in the aggregate at August 31, 1997. The asserted federal and state income tax liabilities and accumulated interest thereon would become immediately due and payable unless the Company appealed the decision and posted the requisite bond to stay assessment and collection.

          The liability resulting from an adverse decision by the United States Tax Court would be charged to current earnings and would have a material adverse effect on the Company. In the event of such an adverse determination of the Terra tax issue, certain financial covenants of the Company's Syndicated Credit Facility (the "Credit Facility"), dated May 15, 1996, become less restrictive. Had the United States Tax Court decided in favor of the IRS on all unresolved issues, and had all related additional federal and state income taxes and accumulated interest thereon been due and payable on August 31, 1997, Farmland's borrowing capacity under the Credit Facility was adequate at that time to finance the liability. However, Farmland's ability to finance such an adverse decision depends substantially on the financial effects of future operating events on its borrowing capacity under the Credit Facility.

          No provision has been made in the Consolidated Financial Statements for federal or state income taxes (or interest thereon) in respect of the IRS claims described above. The Company believes that it has meritorious positions with respect to all of these claims.

          In the opinion of Bryan Cave LLP, the Company's special tax counsel, it is more likely than not that the courts will ultimately conclude that the Company's treatment of the Terra sale gain was substantially, if not entirely, correct. Such counsel has further advised, however, that none of the issues involved in this dispute is free from doubt, and there can be no assurance that the courts will ultimately rule in favor of the Company on any of these issues.


   B.   OTHER INCOME TAX MATTERS

          Income tax expense (benefit) is comprised of the following:


                                                               Year Ended August 31
                                                    1995                1996                1997
                                                              (Amounts in Thousands)
Federal:
  Current..................................   $      18,533       $       7,322        $     18,712
  Deferred.................................           4,255               9,430              (1,129)

                                              $      22,788       $      16,752        $     17,583

State:
   Current.................................   $       3,356       $       1,292        $      3,303
   Deferred................................             665               1,664                (199)

                                              $       4,021       $       2,956        $      3,104

Foreign:
   Current.................................   $       1,578       $       2,107        $        361
   Deferred................................           1,241                 (60)               (141)

                                              $       2,819       $       2,047        $        220


Total income tax expense...................   $      29,628       $      21,755        $     20,907




          Income tax expense differs from the "expected" income tax expense using a statutory rate of 35% as follows:


                                                               Year Ended August 31
                                                   1995                1996                1997

Computed "expected" income tax expense on
  income
  before income taxes .....................         35.0   %            35.0  %             35.0  %
Increase (reduction) in income tax
  expense attributable to:
  Patronage refunds .......................        (18.3)              (20.4)              (22.4)
  State income tax expense net of
    federal income tax effect..............          2.2                 2.5                 1.6
  Other, net ..............................         (2.4)                1.9                 2.8

Income tax expense.........................         16.5   %            19.0  %             17.0  %


     The tax effect of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at August 31, 1996 and 1997 are as follows:

                                                               August 31
                                                        1996                1997
                                                        (Amounts in Thousands)
Deferred tax liabilities:
 Property, plant and equipment,
    principally due to differences
    in depreciation.........................        $    40,182         $    51,632
Prepaid pension cost .......................             21,500              19,242
Income from foreign subsidiaries ...........                 -0-              3,765
Basis differences in pass-through
    ventures................................                 -0-              3,929
Other ......................................              2,080               3,144

    Total deferred tax liabilities..........        $    63,762         $    81,712



Deferred tax assets:
Safe harbor leases .........................        $     4,699         $     4,143
Accrued expenses ...........................             47,140              49,747
Benefit of nonqualified
    written notices.........................                 -0-             19,456
Accounts receivable, principally due to
    allowance for doubtful accounts.........              1,971               1,844
Other ......................................              3,243               2,548

Total deferred tax assets ..................        $    57,053         $    77,738

Net deferred tax liability .................        $     6,709         $     3,974




          A valuation allowance of $1.5 million and $1.6 million for deferred tax assets was provided at August 31, 1996 and 1997, respectively. The valuation allowance was provided because of limitations imposed by the tax laws on the Company's ability to realize the benefit of income tax credits obtained through an acquisition.

          At August 31, 1997, Farmland has member-sourced loss carryforwards, expiring in 2012, amounting to $13.5 million available to offset future member-sourced income. No deferred tax asset has been established for these carryforwards since member-sourced losses offset future patronage refunds.


(7) MINORITY OWNERS' EQUITY IN SUBSIDIARIES

          A summary of the equity in subsidiaries owned by others is as follows:

                                                                       August 31
                                                               1996              1997

                                                                (Amounts in Thousands)
Farmland National Beef Packing Company, L.P................  $    6,455       $    11,491
Farmland Foods, Inc. ......................................       4,594             4,423
Other subsidiaries.........................................       2,796             2,929

                                                             $   13,845       $    18,843




      The Company has agreed to sell up to a 25% interest in FNBPC to an unrelated party, U.S. Premium Beef, LTD. ("USPB"). Therefore, the Company's ownership in FNBPC could be reduced to 50%. At this time, there is no assurance USPB will raise the capital necessary to consummate part or all of this transaction.


(8)  PREFERRED STOCK, EARNED SURPLUS AND OTHER EQUITIES

          A summary of preferred stock is as follows:

                                                                       August 31
                                                                1996                1997
                                                                 (Amounts in Thousands)
Preferred shares, $25 par value - Authorized
 8,000,000 shares:  6% - 570 shares issued and
      outstanding (608 shares in 1996)....................  $        15        $        14
5-1/2% - 2,316 shares issued and outstanding
   (2,412 shares in 1996).................................           60                 58
Series F - -0- shares issued and outstanding
   (47,545 shares in 1996)................................        1,189                 -0-

                                                            $     1,264        $        72




          Dividends on the 5-1/2% and 6% preferred stock are cumulative if declared by the Farmland Board of Directors and only to the extent earned each year. Upon liquidation, preferred stock holders are entitled to the par value thereof and any declared or unpaid earned dividends.

          A summary of earned surplus and other equities is as follows:

                                                                        August 31
                                                                  1996             1997
                                                                  (Amounts in Thousands)
Earned surplus............................................    $    230,340     $    257,044
Patronage refund allocable in equities....................          60,776           68,079
Capital credits...........................................          31,237           30,879
Additional paid-in surplus................................           1,616            1,616
Currency translation adjustment...........................              19               43

                                                              $    323,988     $    357,661




          In accordance with the bylaws of Farmland, the member-sourced portion of its net income or loss and the resulting patronage refund payable to members and patrons are determined annually. In 1997, a portion of the patronage refund was paid in the form of qualified written notices of allocation and a portion was paid in the form of nonqualified written notices of allocation. The qualified patronage refund was paid 70% in cash and the remainder was distributed in the form of common shares, associate member common shares or capital credits, depending on the patron's status. The member or patron must take the total amount of the qualified patronage refund into income for income tax purposes in the year issued. The nonqualified patronage refund was recorded as book credits in the form of common shares, associate member common shares or capital credits, depending on the member or patron's status. The nonqualified distribution is not taxable income to the member or patron until redeemed in cash.

          Capital credits are issued: 1) for payment of patronage refunds to patrons who do not satisfy requirements for membership or associate membership and 2) upon conversion of common stock or associate member common stock held by persons who no longer meet qualifications for membership or associate membership in Farmland.

          Additional paid-in surplus results from members donating Farmland equity to Farmland.

          Farmland maintains a base capital plan. The plan's objectives are as follows: 1) to achieve proportionality between the dollar amount of business a member or associate member of Farmland ("Participant") transacts with Farmland and the equity of Farmland which the Participant should hold (hereinafter referred to as the Participant's "Base Capital Requirement") and 2) provide a method for the Board of Directors, in its discretion, to redeem equities held by a Participant when the amount of such equity held by the Participant exceeds the

Participant's Base Capital Requirement. Under this plan, the cash portion of the patronage refund payable to voting members or associate members depends upon the degree to which such voting members or associate members meet their Base Capital Requirements.

          The Base Capital Requirement is determined annually by the Board of Directors at its sole discretion. At August 31, 1996 and 1997, common stock and associate member common stock with an aggregate par value of $14.0 million and $17.2 million, respectively, were approved for redemption by the Board of Directors under the base capital plan and such amounts have been included in "Other current liabilities" in the Consolidated Balance Sheets at August 31, 1996 and 1997, respectively.

          Farmland maintains an estate settlement plan for redemption of equities held by estates of deceased individuals (except purchased equities held less than five years) and special equity redemption plans. Under these plans, the Board of Directors, in its discretion, may redeem equities based on certain factors, including the financial position and consolidated net income of the Company.

          At August 31, 1996 and 1997, certain equities with a face amount of $11.4 million and $11.5 million were approved by the Board of Directors for redemption under the estate settlement, preferred shares and other special equity redemption plans and such amounts have been included in "Other current liabilities" in the Consolidated Balance Sheets at August 31, 1996 and 1997, respectively.

          None of the aforementioned equities are held by or for the account of Farmland or in any sinking or other special fund of Farmland and none have been pledged by Farmland.


(9) CONTINGENT LIABILITIES AND COMMITMENTS

          The Company leases various equipment and real properties under long-term operating leases, and also has certain throughput and take-or-pay agreements for processing services and raw material supplies. For 1995, 1996 and 1997, rental expenses and purchases under the throughput and take-or-pay agreements totaled $44.6 million, $42.1 million and $55.7 million, respectively. Rental expense is reduced for sublease income, primarily mileage credits received on leased railroad cars ($1.8 million in 1995, $1.4 million in 1996 and $5.4 million in 1997).

          The lease and throughput and take-or-pay agreements have various remaining terms ranging from one year to twenty years. Some agreements are renewable, at the Company's option, for additional periods. The minimum required payments for these agreements during the fiscal years ending August 31 are as follows:

                                         (Amounts in Thousands)
                1998...........................$   72,234
                1999...........................    63,477
                2000...........................    53,477
                2001...........................    45,786
                2002...........................    30,981
                2003 and after.................   121,019

                                               $  386,974

          Commitments for capital expenditures and investments in joint ventures aggregated $39.2 million at August 31, 1997.


          The Company has been designated by the Environmental Protection Agency as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), at various National Priority List ("NPL") sites. In addition, the Company is aware of possible obligations associated with environmental matters at other sites, including sites where no claim or assessment has been made. The Company's accrued liability for probable and reasonably estimable obligations for resolution of environmental matters at NPL and other sites was $18.9 million and $16.9 million at August 31, 1996 and 1997, respectively.

          The ultimate costs of resolving certain environmental matters are not quantifiable because many such matters are in preliminary stages and the timing and extent of actions which governmental authorities may ultimately require are unknown. It is possible that the costs of such resolution may be greater than the liabilities which, in the opinion of management, are probable and reasonably estimable at August 31, 1997. In the opinion of management, it is reasonably possible for such costs to approximate an additional $17.5 million.

          In the ordinary course of conducting international grain trading, Tradigrain, as of August 31, 1997, was contingently liable in the amount of $56.0 million of guarantees, performance and bid bonds, and letters of credit.

          The Company is involved in various lawsuits arising in the normal course of business. In the opinion of management, except for the tax litigation relating to Terra as explained in Note 6, the ultimate resolution of these litigation issues will not have a material adverse effect on the Company's Consolidated Financial Statements.

(10) EMPLOYEE BENEFIT PLANS

        The Farmland Industries, Inc. Employee Retirement Plan (the "Plan") is a defined benefit plan in which substantially all employees of the Company who meet minimum age and length-of-service requirements are eligible to participate. Benefits payable under the Plan are based on years of service and the employee's average compensation during the highest four of the employee's last ten years of employment.

          The assets of the Plan are maintained in a trust fund. The majority of the Plan's assets are invested in common stocks, corporate bonds, United States Government securities and short-term investment funds.

          The Company's funding strategy is to make the maximum annual contribution to the Plan's trust fund that can be deducted for federal income tax purposes. The Company charges pension cost as accrued based on actuarial valuation of the Plan.


          Components of the Company's pension cost are as follows:
                                                                                  Year Ended August 31
                                                                          1995            1996            1997
                                                                                 (Amounts in Thousands)
Service cost - benefits earned during the period...................    $   10,336      $   10,886      $   11,333
Interest cost on projected benefit obligation......................        16,707          18,843          19,816
Actual return on Plan assets.......................................       (27,422)        (46,630)        (37,816)
Net amortization and deferral......................................         8,677          24,634          12,252

Pension expense....................................................    $    8,298      $    7,733      $    5,585





          The discount rate, the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations and the expected long-term rate of return on assets were 8.0%, 4.5% and 8.5%, respectively, at August 31, 1995, 1996 and 1997.

          The following table sets forth the Plan's funded status and amounts recognized in the Company's Consolidated Balance Sheets at August 31, 1996 and 1997. Such prepaid pension cost is based on the Plan's funded status as of May 31, 1996 and 1997.

                                                                              Year Ended August 31
                                                                            1996                1997
                                                                             (Amounts in Thousands)
Actuarial present value of benefit obligations:
  Vested benefits....................................................  $    180,253         $    196,063
  Nonvested benefits.................................................        12,024               16,730

  Accumulated benefit obligation.....................................  $    192,277         $    212,793
  Increase in benefits due to future compensation increases..........        56,030               51,730

  Projected benefit obligation.......................................  $    248,307         $    264,523
  Estimated fair value of Plan assets................................       301,504              331,822

  Plan assets in excess of projected benefit obligation..............  $     53,197         $     67,299
  Unrecognized net (gain) loss from past experience different from that assumed and effects of changes
     in assumptions..................................................           450              (15,405)
  Unrecognized prior service cost....................................           871                  621

Prepaid pension cost at end of year..................................  $     54,518         $     52,515





          During 1997, certain employees transferred to a newly formed venture and were no longer eligible to participate in the Plan. As a result of such transfer, the Company recognized a curtailment gain of $3.6 million.


(11) INDUSTRY SEGMENT INFORMATION

          The Company conducts business primarily in two operating areas: agricultural inputs and outputs. On the input side of the agricultural industry, the Company operates as a farm supply cooperative. On the output side of the agricultural industry, the Company operates as a processing and marketing cooperative.

          The Company's farm supply operations consist of three principal product divisions: petroleum, crop production and feed. Principal products of the petroleum division are refined fuels, propane, jet fuels and by-products of petroleum refining. Principal products of the crop production division are nitrogen-, phosphate- and potash-based fertilizers, and, through the Company's ownership in the WILFARM, LLC and Omnium L.L.C. joint ventures, a complete line of insecticides, herbicides and mixed chemicals. Principal products of the feed division include swine, dairy, pet, beef, poultry, mineral and specialty feeds, feed ingredients and supplements, animal health products and livestock services.

          On the output side, the Company's processing and marketing operations include the processing of pork and beef, the marketing of fresh pork, processed pork and fresh beef and the storage and marketing of grain.

          Other operations primarily includes livestock production and services such as computer services, accounting, financial, management, printing and transportation.


          The operating income (loss) of each industry segment includes the revenue generated on transactions involving products within that industry segment less identifiable and allocated expenses. In computing operating income
(loss) of industry segments, none of the following items has been added or deducted: interest expense, interest income, other income (deductions) or corporate expenses (included in the statements of operations as selling, general and administrative expenses), which cannot practicably be identified or allocated by industry segment. Corporate assets include cash, investments in other cooperatives, the Company's corporate headquarters and certain other assets.


          Following is a summary of industry segment information as of and for the years ended August 31, 1995, 1996 and 1997.

                                                                                               Unallocated
                                                                                                Corporate
                                                                                                   Items
                                Farm Supply                        Marketing                     and Inter-
                                    Crop                        and Processing         Other       Segment
                     Petroleum   Production      Feed         Foods         Grain     Operations Eliminations   Consolidated
                                                           (Amounts in Thousands)
1995
Sales to unaffiliate
  customers......... $876,776   $1,171,389    $467,695    $2,692,892    $1,906,164    $ 141,953    $      -0-    $ 7,256,869
Tansfers between
  segments..........    6,549       18,368       5,982         3,100        13,164       80,891     (128,054)            -0-
Total sales and
  transfers......... $883,325   $1,189,757    $473,677    $2,695,992    $1,919,328    $ 222,844    $(128,054)    $ 7,256,869
Operating income
  (loss) of industry
  segments.......... $ (8,029)  $  198,575    $  9,773    $   77,060    $   17,936    $     618                  $   295,933
Equity in net income
  (loss) of investee
  (Note 3).......... $    168   $   22,096    $    130    $      823    $      688    $  (1,120)                 $    22,785
General corporate
  expenses..........                                                                                                 (83,039)
Other corporate
  income............                                                                                                  20,367
Interest  expense...                                                                                                 (53,862)
Minority interest...                                                                                                  (9,757)
Income tax expense..                                                                                                 (29,628)
Net income..........                                                                                             $   162,799
Identifiable assets at
  August 31, 1995... $313,478   $  410,979    $ 93,438    $  491,257    $  503,670    $  80,470                  $ 1,893,292
Investment in and
  advances to
  investees......... $    953   $   80,805    $  1,497    $      325    $      120    $   9,304                  $    93,004
Corporate assets....                                                                                                 199,647
Total assets........                                                                                             $ 2,185,943
Provision for
  depreciation and
  amortization...... $  9,858   $   15,530    $  4,319    $   21,891    $    5,156    $   5,308    $   7,076     $    69,138

Capital expenditures $ 27,638   $   23,845    $  5,766    $   32,219    $      905    $   7,504    $  28,986     $   126,863


1996
Sales to unaffiliated
  customers........$1,058,258   $1,336,307    $569,869    $3,220,996    $3,468,686    $ 134,471     $     -0-    $ 9,788,587
Transfers between
  segments.........     7,895       16,392      13,672         2,959        72,819       93,144     (206,881)            -0-
Total sales and
  transfers........$1,066,153   $1,352,699    $583,541    $3,223,955    $3,541,505    $ 227,615    $(206,881)    $ 9,788,587
Operating income
  (loss) of industry
  segments.........$    4,990   $  179,008    $ 12,952    $   65,953    $  (18,234)   $  (3,003)                 $   241,666
Equity in net income
  (loss) of investees
  (Note 3).........$      (98)  $   41,899    $    382    $      -0-    $      (10)   $  (1,081)                 $    41,092
General corporate
  expenses.........                                                                                                  (94,035)
Other corporate
  income...........                                                                                                   29,278
Interest  expense..                                                                                                  (62,445)
Minority interest..                                                                                                   (7,383)
Income tax expense.                                                                                                  (21,755)
Net income.........                                                                                              $   126,418
Identifiable assets at
  August 31, 1996..$  433,352   $  438,559    $107,267    $  618,122    $  455,044    $ 102,278                  $ 2,154,622
Investment in and
  advances to
  investees........$      611   $  136,959    $  3,399    $       18    $      468    $   7,016                  $   148,471
Corporate assets...                                                                                                  265,353
Total assets.......                                                                                              $ 2,568,446
Provision for
  depreciation and
  amortization.....$   11,024   $   16,797    $  4,625    $   26,438    $    5,010    $   6,766    $   7,081     $    77,741
Capital expenditure
  (Including $29.9
  million of capital
  assets of
  businesses
  acquired)........$   42,075   $   37,296    $  5,083    $   84,493    $    6,643    $  19,044    $  27,342     $   221,976


1997
Sales to unaffiliated
  customers........$1,331,786   $1,263,566    $618,000    $3,559,305    $2,238,695    $ 136,155    $     -0-     $ 9,147,507
Transfers between
  segments.........     5,153       15,752      18,134         7,362       160,313      108,192     (314,906)            -0-
Total sales and
  transfers........$1,336,939   $1,279,318    $636,134    $3,566,667    $2,399,008    $ 244,347    $(314,906)    $ 9,147,507
Operating income
  (loss) of industry
  segments.........$   36,314   $  158,992    $  6,658    $   44,072    $    6,783    $  (9,856)                 $   242,963
Equity in net income
  of investees
  (Note 3).........$      101   $   41,213    $    342    $      -0-    $      241    $     211                  $    42,108
General corporate
  expenses.........                                                                                                  (85,657)
Other corporate
  income...........                                                                                                   27,835
Interest  expense..                                                                                                  (62,335)
Minority interest..                                                                                                   (8,584)
Income tax expense.                                                                                                  (20,907)
Net income.........                                                                                              $   135,423
Identifiable assets at
  August 31, 1997..$  449,045   $  465,014    $107,536    $  647,395    $  494,176    $  88,936                  $ 2,252,102
Investment in and
  advances to
  investees........$      706   $  158,549    $  3,185    $       18    $    3,901    $  11,635                  $   177,994
Corporate assets...                                                                                                  215,216
Total assets.......                                                                                              $ 2,645,312
Provision for
  depreciation and
  amortization.....$   13,828   $   17,705    $  4,959    $   31,581    $    4,934    $   9,421    $   7,923     $    90,351
Capital
 expenditures .....$   22,838   $   78,859    $  3,167    $   38,106    $    2,646    $  12,172    $  30,106     $   187,894



       Export sales from the Company's United States operations to unaffiliated customers were as follows:

                                                            Year Ended August 31

                                                 1995                1996                1997

                                                           (Amounts in Thousands)
Asia.................................       $     788,583        $     705,905       $     549,404
Latin and South America..............             216,059              695,404             441,912
Canada...............................              58,740               61,217              53,567
Other................................             224,386              527,770             308,412

Total................................       $   1,287,768        $   1,990,296       $   1,353,295







(12) SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

          The Company extends credit to its customers on terms generally no more favorable than standard terms of sale for the industries it serves. A substantial portion of the Company's receivables are concentrated in the agricultural industry. Collection of these receivables may be dependent upon economic returns from farm crop and livestock production. The Company's credit risks are continually reviewed and management believes that adequate provisions have been made for doubtful accounts.

          The Company maintains investments in and advances to cooperatives, cooperative banks and joint ventures from which it purchases products or services. A substantial portion of the business of these investees is dependent upon the agribusiness economic sector. See Note 3.



(13) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         Estimates of fair values are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could affect the estimates.
Except as follows, the fair market value of the Company's financial instruments approximates the carrying value:

                                                         August 31, 1996                     August 31, 1997
                                                  Carrying                            Carrying
                                                   Amount          Fair Value          Amount          Fair Value
                                                                     (Amounts in Thousands)
FINANCIAL ASSETS:
Investments:
  National Bank for Cooperatives..............  $    24,913       $      ****       $    20,958       $      ****
  Other cooperatives:
    Equities..................................       27,160              ****            27,871              ****
    Notes receivable..........................       18,107            17,073            15,714            15,010
FINANCIAL LIABILITIES:
Subordinated capital investment certificates
and subordinated monthly
income certificates........................... $   (324,105)     $   (317,476)     $   (373,039)     $   (376,891)



****Investments in National Bank for Cooperatives and other cooperatives' equities which have been purchased are carried at cost and equities received as patronage refunds are carried at par value, less provisions for other than temporary impairment. The Company believes it is not practicable to estimate the fair value of these equities because there is no established market for these equities and estimated future cash flows, which are largely dependent on the future equity redemptions policy of each cooperative, are not determinable.

          The estimated fair value of notes receivable has been estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings.

          The estimated fair value of the subordinated debt certificates was calculated using a discount rate equal to the interest rate on subordinated debt certificates with similar maturities currently offered for sale by the Company. The carrying amounts of the Company's other debt borrowings approximate their fair market value.


(14) RELATED PARTY TRANSACTIONS

          The Company has a 50% interest in two manufacturers of phosphate products, Farmland Hydro, L.P. and SF Phosphates Limited Company, and a 50% interest in a distributor of crop protection products, WILFARM, LLC. During 1995, 1996 and 1997, the Company purchased $106.2 million, $117.4 million and $109.7 million, respectively, of product from these ventures. Accounts payable includes $2.9 million and $9.6 million due to these ventures at August 31, 1996 and 1997, respectively. The Company also has notes receivable from these ventures in the amount of $12.9 million and $8.9 million at August 31, 1996 and 1997, respectively.


          During 1997, the Company entered into an agreement with OneSystem Group, LLC ("OSG"), a 50% owned venture, to provide information technology services for a monthly fee plus certain other expenses. Fees and expenses for these services amounted to $22.2 million for the year ended August 31, 1997. Accounts payable of $0.3 million were due to OSG at August 31, 1997.


 (15)     OTHER INCOME

          In May 1996, the Company sold its interest in a communications joint venture, Broadcast Partners. The sale resulted in a gain before income taxes of $10.9 million, which has been included in the caption "Other income (deductions): Other, net" in the Company's 1996 Consolidated Statement of Operations.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses (excluding commissions) to be incurred in connection with the issuance and distribution of the securities to be offered are estimated as follows and will be borne by the Company:

                                     Estimated
       Item                          Expense

Federal and state registration fees  $ 135,000
 ..................................
State taxes and fees..............       6,000
Printing and engraving............     236,000
Accounting and legal..............     118,000
Trustee fee.......................      10,000
Advertising and administration....     980,000

                                     $1,485,000



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 6002(b) of Chapter 17 of the Kansas Statutes (1987), permits the following provision to be included in the articles of incorporation of the
Company: a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders, policyholders or members for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (A) for any breach of the director's duty of loyalty to the corporation or its stockholders, policyholders or members, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under the provision of K.S.A. 17-6424 and amendments thereto or (D) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this subsection to a director shall be deemed also to refer to a member of the governing body of a corporation which is not authorized to issue capital stock. Section 6002(c) provides that "It shall not be necessary to set forth in the articles of incorporation any of the powers conferred on corporations by this act."

     Article VII of the Articles of Incorporation of Farmland reads as follows:

                        ARTICLE VII - INDEMNIFICATION

     Section 1. Indemnification. The Association may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Association, or any person who serves at the request of the Association as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the State of Kansas.

     Section 2. Limitation of Liability. Without limiting the generality of the foregoing provisions of this ARTICLE VII, to the fullest extent permitted or authorized by the laws of the State of Kansas, including, without limitation, the provisions of subsection (b)(8) of Kan. Stat. Ann. Sec. 17-6002 (1981) as now in effect and as it may from time to time hereafter be amended, no person who is currently or shall hereinafter become a director of the Association shall have personal liability to the Association for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date this provision becomes effective. If the Kansas General Corporation Code is amended after approval of this provision by the shareholders of the Association, to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Association shall be limited or eliminated to the fullest extent permitted by the Kansas General Corporation Code, as so amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The Company did not sell any unregistered securities during the three years ended August 31, 1997.

ITEM 16.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS

     The following exhibits are filed as a part of this Amendment No. 1 to the Registration Statement on Form S-1. Certain of these exhibits are incorporated by reference.


Exhibit No.                            Description of Exhibits


        UNDERWRITING AGREEMENT:

   1.A Underwriting Agreement between Farmland Industries, Inc. and Farmland Securities Company, dated December 6, 1989. (Incorporated by Reference - Form S-1 No. 33-56821 filed December 12, 1994)

        1.A(1) Amendment, dated December 5, 1994, to the agreement, dated
               December 6, 1989 between Farmland Industries, Inc. and Farmland Securities Company. (Incorporated by Reference - Form S-1 No. 33-56821, filed December 12, 1994)

   1.B Sales Agency Agreement between Farmland Industries, Inc. and American Heartland Investment, Inc., dated December 29, 1993.(Incorporated by Reference - Form S-1 No. 33-56821, filed December 12, 1994)

        ARTICLES OF INCORPORATION AND BYLAWS:

   3.A Articles of Incorporation and Bylaws of Farmland Industries, Inc. effective December 5, 1996. (Incorporated by Reference - Form 10-Q, filed January 14, 1997)

      INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
      INDENTURES:

* 4.(i)A     Form of Trust Indenture with UMB Bank, National
             Association, providing for issuance of unsubordinated debt securities, including form of Demand Loan Certificates.

* 4.(i)B Form of Trust Indenture with Commerce Bank, National Association, providing for issuance of subordinated debt securities, including forms of Ten-Year Bond, Series A, Ten-Year Bond, Series B, Five-Year Bond, Series C, Five-Year Bond, Series D, Ten-Year Monthly Income Bond, Series E, Ten-Year Monthly Income Bond, Series F, Five-Year Monthly Income Bond, Series G and Five-Year Monthly Income Bond, Series H.

   4.(ii)A Syndicated Credit Facility between Farmland Industries, Inc. and various banks dated May 15, 1996, (Incorporated by Reference - Form 10-Q filed July 15, 1996)

        4.(ii)A(1)     First Amendment dated May 14, 1997 (including
                       Exhibits A, B, C, D and Schedule 101A) to
                       Syndicated Credit Facility dated May 15, 1996 between Farmland Industries, Inc. and various banks. (Incorporated by Reference - Form 10-K filed November 7, 1997)

     Certain instruments relating to long-term debt not being registered have been omitted in accordance with Item 601(b)(4)(iii) of Regulation S-K. Registrant will furnish a copy of any such instrument to the Commission upon its request.

*5 Opinion of Robert B. Terry, Vice President and General Counsel of Farmland Industries, Inc. re Legality

      MATERIAL CONTRACTS:

      LEASE CONTRACTS:

 10.(i)A Leveraged lease dated September 6, 1991, among the First National Bank of Chicago, not individually but solely as Trustee for AT&T Commercial Finance Corporation, The Boatmen's National Bank of St. Louis, Firstier Bank, N.A. and Norwest Bank Minnesota, National Association and Farmland Industries, Inc. in the amount of $73,153,000. (Incorporated by Reference - Form SE, filed December 3,
          1991)

 10.(i)B Leveraged lease dated March 17, 1977, among the First National Bank of Commerce as Trustee for General Electric Credit Corporation as Beneficiary and Farmland Industries, Inc. in the amount of $51,909,257.90. (Incorporated by Reference - Form S-1, No. 2-60372, effective December 22, 1977)


      MANAGEMENT REMUNERATIVE PLANS:

 10.(iii)A     Employee Variable Compensation Plan (September 1, 1997 -
               August 31, 1998). (Incorporated by Reference - Form 10-K filed November 7, 1997)

 10.(iii)B     Farmland Industries, Inc. Management Long-Term Incentive Plan
               (Effective September 1, 1993) (Incorporated by Reference -
               Form 10-K, filed November 28, 1995)

      10.(iii)B(1) Exhibit E (Fiscal years 1997 through 1999)  (Incorporated by
                   Reference - Form 10-K filed November 7, 1997)

      10.(iii)B(2) Exhibit F (Fiscal years 1998 through 2000) (Incorporated by
                   Reference - Form 10-K filed November 7, 1997)

 10.(iii)C     Farmland Industries, Inc. Supplemental Executive Retirement Plan
               (Effective January 1, 1994) (Incorporated by Reference -
               Form 10-K, filed November 28, 1995)

      10.(iii)C(1) Resolution Approving the Revision of Appendix A and Appendix
                   A (Incorporated by Reference - Form 10-K, filed November 27,
                   1996)

 10.(iii)D     Farmland Industries, Inc. Executive Deferred Compensation Plan
               (As Amended and Restated Effective November 1, 1996)
               (Incorporated by Reference - Form 10-K, filed November 27, 1996)

**12 Computation of Ratios (Incorporated by Reference - Form S-1, No.333-40759 filed November 21, 1997)

 21 Subsidiaries of the Registrant . (Incorporated by Reference - Form 10-K filed November 7, 1997)

      CONSENTS OF EXPERTS AND COUNSEL:

 *23.A Independent Auditors' Consent

 *23.B Consent of Special Tax Counsel

 *23.C Consent of Qualified Independent Underwriter

 *23.D Consent of Robert B. Terry, Vice President and General Counsel of
       Farmland Industries, Inc. (included in Exhibit 5)

**24   Power of Attorney

**25.A Statement of Eligibility of Trustee and Qualification of UMB Bank,
      National Association Trustee, Form T-1.

**25.B Statement of Eligibility of Trustee and Qualification of Commerce Bank,
      National Association as Trustee, Form T-1.

*  Filed herewith
** Previously filed (Form S-1, No. 333-40759 filed November 21, 1997)



(B)  FINANCIAL STATEMENT SCHEDULES

     All schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes included herein.


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)      To include any prospectus required by section
                   10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, FARMLAND INDUSTRIES, INC. HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, STATE OF MISSOURI ON
December 9, 1997.

                                    FARMLAND INDUSTRIES, INC.


                                    BY     /s/  TERRY M. CAMPBELL
                                           Terry M. Campbell
                                        Executive Vice President and
                                          Chief Financial Officer


                                    BY      /s/  ROBERT B. TERRY
                                             Robert B. Terry
                                     Vice President and General Counsel


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED FOR THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

   Signature                        Title                            Date
               *                Chairman of Board,           December 9, 1997
       Albert J. Shivley          Director

               *                 President,                  December 9, 1997
         H. D. Cleberg          Chief Executive
                                Officer and Director
                                (Principal Executive Officer)

               *                Vice Chairman of Board       December 9, 1997
          Jody Bezner          Vice President and Director

               *                  Director                   December 9, 1997
      Lyman L. Adams, Jr.

               *                  Director                   December 9, 1997
       Ronald J. Amundson

               *                  Director                   December 9, 1997
      Baxter Ankerstjerne

              *                  Director                    December 9, 1997
       Richard L. Detten

               *                  Director                   December 9, 1997
         Steven Erdman

               *                  Director                   December 9, 1997
      Harry Fehrenbacher


                                  Director                   December 9, 1997
          Martie Floyd

               *                  Director                   December 9, 1997
         Warren Gerdes

               *                  Director                   December 9, 1997
          Ben Griffith

               *                  Director                   December 9, 1997
          Gail D. Hall

               *                  Director                   December 9, 1997
          Barry Jensen

               *                  Director                   December 9, 1997
          Ron Jurgens

                                  Director                   December 9, 1997
       William F. Kuhlman

              *                  Director                    December 9, 1997
         Greg Pfenning

               *                  Director                   December 9, 1997
          Monte Romohr

               *                  Director                   December 9, 1997
          Joe Royster

                                  Director                   December 9, 1997
        E. Kent Stamper

               *                  Director                   December 9, 1997
         Eli F. Vaughn

               *                  Director                   December 9, 1997
          Frank Wilson



     /s/  TERRY M. CAMPBELL     Executive Vice President     December 9, 1997
       Terry M. Campbell        and Chief Financial Officer
                                (Principal Financial Officer)

        /s/  MERL DANIEL        Vice President and           December 9, 1997
          Merl Daniel            Controller
                            (Principal Accounting Officer)




*BY              /s/  TERRY M. CAMPBELL

                   Terry M. Campbell
                    Attorney-In-Fact
